    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 1996
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               LODGING TRUST USA
        (Exact name of registrant as specified in governing instruments)

                         889 LAKE BOULEVARD, SUITE 100
                            MEMPHIS, TENNESSEE 38120
                    (Address of principal executive offices)

                                MINOR W. PERKINS
                               LODGING TRUST USA
                      889 RIDGE LAKE BOULEVARD, SUITE 100
                            MEMPHIS, TENNESSEE 38120
                                 (901) 767-5154
                    (Name and address of agent for service)
                             ---------------------
                                   COPIES TO:

             DAVID C. WRIGHT, ESQ.                            ALAN J. PRINCE, ESQ.
               HUNTON & WILLIAMS                                KING & SPALDING
              2000 RIVERVIEW TOWER                            191 PEACHTREE STREET
           KNOXVILLE, TENNESSEE 37902                     ATLANTA, GEORGIA 30303-1763
                 (423) 549-7700                                  (404) 572-4600

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                   PROPOSED MAXIMUM PROPOSED MAXIMUM
       TITLE OF SECURITIES          AMOUNT TO BE    OFFERING PRICE      AGGREGATE        AMOUNT OF
         BEING REGISTERED           REGISTERED(1)    PER SHARE(2)   OFFERING PRICE(2) REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Common Shares of Beneficial
  Interest, $0.01 par value.......     8,205,000        $10.00         $82,050,000        $24,864
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Includes up to 705,000 Common Shares which may be purchased by the Underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 24, 1996
                                7,500,000 SHARES

                            LODGING TRUST USA[LOGO]

                                 COMMON SHARES

    Lodging Trust USA (the "Company") is a newly-organized equity real estate investment trust ("REIT") formed to develop and own mid-price extended stay hotel properties. The Company will focus its initial hotel development and ownership on TownePlace Suites by Marriott(SM) ("TownePlace Suites") hotels, a new brand of mid-price extended stay hotels which is being developed by Marriott International, Inc. ("Marriott"). The Company will enter into agreements to acquire from Marriott the first TownePlace Suites hotel currently under construction upon its completion and the rights to acquire two sites on which the Company plans to construct two additional TownePlace Suites hotels. The Company also will have the exclusive right during the twelve-month period following the closing of the offering to develop up to ten additional TownePlace Suites hotels in ten specified cities and suburban markets. The Company plans to lease its hotels to multiple unaffiliated third parties pursuant to Percentage Leases (as defined herein) which provide for rent based primarily on the room revenues from the Company's hotels. The first TownePlace Suites hotel currently under construction and the two additional TownePlace Suites hotels to be developed will be leased by the Company to a wholly-owned subsidiary of Marriott. The operating partnership of RFS Hotel Investors, Inc. ("RFS"), a hotel REIT whose shares are listed on the New York Stock Exchange, will serve as advisor (the "Advisor") to the Company. See "Business."

    All of the shares of beneficial interest, $0.01 par value per share, ("Common Shares") offered hereby are being offered by the Company. Of the 7,500,000 Common Shares offered hereby, (i) an aggregate of 4,700,000 Common Shares are being offered to the public (the "Offering") and (ii) 2,500,000 Common Shares are being offered to the Advisor and 300,000 Common Shares are being offered to Marriott in a concurrent offering (the "Concurrent Offering") at the initial public offering price. The Underwriters will receive no discounts or commissions on the Common Shares offered to the Advisor and Marriott in the Concurrent Offering. An investment in the Common Shares is not an investment in the Advisor or Marriott.

    Prior to this offering, there has been no public market for the Common Shares. It currently is anticipated that the initial public offering price will be $10.00 per Common Share. The Company will apply to have the Common Shares listed on The Nasdaq National Market under the symbol "LDGE."

    SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON SHARES,
INCLUDING:

- Development risks, including risks that costs may exceed budgeted or contracted amounts, risks of delays in construction, failure to obtain control of suitable development sites and competition for such sites, risks that newly developed hotels will not perform as expected, risks of failing to obtain all necessary permits and licenses, and financing risks;
- No operating history of the Company and costs associated with aggressive expansion;
- Risks associated with dependence on rent payments from the Company's lessees under the Percentage Leases for the Company's income and the Company's lack of control over operations of its hotels;
- Risks associated with dependence on a single type of lodging facility and single new brand;
- Risks associated with potential conflicts of interest between the Company and the Advisor;
- Limitations on ownership of Common Shares initially to 9.9% of the outstanding Common Shares, which may deter third parties from seeking to control or acquire the Company; and
- Taxation of the Company as a corporation if it fails to qualify as a REIT.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                       PRICE TO             UNDERWRITING            PROCEEDS TO
                                                        PUBLIC               DISCOUNT(1)            COMPANY(2)
---------------------------------------------------------------------------------------------------------------------
Per Share
  Offering......................................            $                     $                      $
  Concurrent Offering...........................            $                     $                      $
Total(3)........................................            $                     $                      $
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company, estimated at approximately $500,000.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 705,000 additional Common Shares solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to Public will
    total $         , the Underwriting Discount will total $         and the
    Proceeds to Company will total $         . See "Underwriting."

    The Common Shares are offered by the Underwriters, subject to prior sale, when, as and if issued to and accepted by the Underwriters, and subject to approval of certain legal matters by counsel for the Underwriters and to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that
delivery of the Common Shares offered hereby will be made on or about         .

                             ---------------------

MORGAN KEEGAN & COMPANY, INC.
                       MONTGOMERY SECURITIES
                                          RAYMOND JAMES & ASSOCIATES, INC.
               The date of this Prospectus is             , 1996

                       [GRAPHICS TO FOLLOW BY AMENDMENT]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET SYSTEM, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY................................  1
 The Company......................................  1
 TownePlace Suites Hotels.........................  2
 The Extended Stay Lodging Market.................  2
 Business Strategy................................  4
 Debt Policy......................................  4
 The Percentage Leases and Lessees................  5
 The Advisor......................................  5
 Distribution Policy..............................  6
 Tax Status of the Company........................  6
 Risk Factors.....................................  6
 The Offering and Concurrent Offering.............  7
 Summary Financial Data...........................  8
RISK FACTORS......................................  9
 Development Risks................................  9
 Risks Associated With the Company Being a Newly
   Formed Entity..................................  9
 Risks Associated With Dependence on the Company's
   Lessees........................................  9
 Risks Associated With Lack of Control Over
   Operations of the Company's Hotels.............  10
 Risks Associated With Initial Dependence on
   Single Type of Lodging Facility and, Initially,
   a Single, New Brand............................  10
 Conflicts of Interests...........................  11
 Risks of Obtaining and Operating Hotels Under
   Franchise Licenses.............................  12
 Risks Associated With Use of the Proceeds of the
   Offering.......................................  12
 Initial Geographic Concentration in Washington,
   D.C. and Virginia Areas........................  13
 Potential Anti-Takeover Effect of Certain
   Provisions of Maryland Law and of the Company's
   Declaration of Trust and Bylaws................  13
 Tax Risks........................................  15
 Changes in Policies Without Shareholder Approval;
   No Limitation on Debt..........................  15
 Real Estate Financing Risks......................  16
 Industry Risks...................................  16
 Real Estate Investment Risks.....................  18
 Risks Associated with Acquisitions...............  19
 Absence of Prior Public Market for Common
   Shares.........................................  20
 Distribution of Substantially All of Estimated
   Cash Available for Distribution................  20
 Effect of Market Interest Rates on Price of
   Common Shares..................................  20
 Adverse Effect of Shares Available for Future
   Sale on Market Price of Common Shares..........  20
CONCURRENT OFFERING...............................  21
USE OF PROCEEDS...................................  21
DISTRIBUTION POLICY...............................  21
CAPITALIZATION....................................  22
DILUTION..........................................  23
SELECTED FINANCIAL DATA...........................  24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS..............  25
 Liquidity and Capital Resources..................  25
 Inflation........................................  25
 Seasonality and Other Factors Affecting Quarterly
   Earnings.......................................  26
BUSINESS..........................................  27
 Overview.........................................  27
 Business and Growth Strategies...................  27
 Arrangements with Marriott.......................  29
 The Hotel Industry...............................  32
 Properties.......................................  34
 Operations.......................................  34
 The Advisor......................................  35
 The Percentage Leases............................  36
 Competition......................................  39
 Government Regulation............................  39
 Employees........................................  39
 Insurance........................................  39
 Environmental Matters............................  40
 Depreciation.....................................  40
 Legal Proceedings................................  40
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES.......  41
 Investment Policies..............................  41
 Financing Policies...............................  41
 Conflict of Interest Policies....................  42
 Policies with Respect to Other Activities........  42
 Working Capital Reserves.........................  43
MANAGEMENT........................................  44
 Trustees and Executive Officers..................  44
 Board of Trustees................................  44
 Committees of the Board of Trustees..............  45
 Compensation of Trustees.........................  45
 Executive Compensation...........................  45
 1996 Share Incentive Plan........................  45
 The Trustees' Plan...............................  46
 Indemnification..................................  47
CERTAIN RELATIONSHIPS AND TRANSACTIONS............  47
 The Advisory Agreement...........................  47
PRINCIPAL SHAREHOLDERS............................  48
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST......  49
 General..........................................  49
 Common Shares....................................  49
 Preferred Shares.................................  50
 Classification or Reclassification of Common
   Shares or Preferred Shares.....................  50
 Power to Issue Additional Common Shares and
   Preferred Shares...............................  50
 Restrictions on Transfer.........................  51
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
 COMPANY'S DECLARATION OF TRUST AND BYLAWS........  54
 Classification of the Board of Trustees..........  54
 Removal of Trustees..............................  54
 Business Combinations............................  54
 Control Share Acquisitions.......................  55
 Amendment........................................  56
 Limitation of Liability and Indemnification......  56
 Operations.......................................  57
 Dissolution of the Company.......................  57
 Advance Notice of Trustee Nominations and New
   Business.......................................  57
 Possible Anti-Takeover Effect of Certain
   Provisions of Maryland Law and of the
   Declaration of Trust and Bylaws................  57
 Maryland Asset Requirements......................  57
 Transfer Agent...................................  57
SHARES AVAILABLE FOR FUTURE SALE..................  58
PARTNERSHIP AGREEMENT.............................  58
 Management.......................................  58
 Operations.......................................  59
 Term.............................................  59
FEDERAL INCOME TAX CONSIDERATIONS.................  59
 Taxation of the Company..........................  59
 Requirements for Qualification...................  60
 Failure to Qualify...............................  67
 Taxation of Taxable U.S. Shareholders............  68
 Taxation of Shareholders on the Disposition of
   the Common Shares..............................  68
 Capital Gains and Losses.........................  69
 Information Reporting Requirements and Backup
   Withholding....................................  69
 Taxation of Tax-Exempt Shareholders..............  69
 Taxation of Non-U.S. Shareholders................  70
 State and Local Taxes............................  71
UNDERWRITING......................................  72
LEGAL MATTERS.....................................  73
EXPERTS...........................................  73
ADDITIONAL INFORMATION............................  73
GLOSSARY..........................................  74
INDEX TO FINANCIAL STATEMENTS.....................  F-1

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information included elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that (i) the Underwriters' over-allotment option is not exercised and (ii) the initial public offering price (the "Offering Price") in the Offering and the Concurrent Offering is $10.00 per Common Share. Unless the context otherwise requires, all references in this Prospectus to (i) the "Company" shall mean Lodging Trust USA, Lodging Trust GP, Inc. (the "General Partner") and Lodging Trust USA Partnership, L.P. (the "Partnership") on a consolidated basis, (ii) the "Offering" shall mean the offering of 4,700,000 Common Shares to the public pursuant to this Prospectus, and (iii) the "Concurrent Offering" shall mean the proposed offering by the Company of 2,500,000 and 300,000 Common Shares to RFS Partnership, L.P. ("RFS Partnership"), the operating partnership of RFS Hotel Investors, Inc. ("RFS"), and Marriott International, Inc. ("Marriott"), respectively, at the Offering Price. See "Glossary" for the meanings of certain capitalized terms used herein. NEITHER MARRIOTT, RFS, NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES IS AN ISSUER OR GUARANTOR OF THE COMMON SHARES BEING OFFERED HEREBY. SUCH SHARES ARE BEING OFFERED BY, AND REPRESENT INTERESTS SOLELY IN, THE COMPANY, AND NEITHER MARRIOTT NOR ANY OF ITS SUBSIDIARIES OR AFFILIATES WILL TAKE PART IN THE MANAGEMENT OF THE COMPANY.

                                  THE COMPANY

     The Company is a newly-organized equity real estate investment trust ("REIT") formed to take advantage of significant opportunities to develop and own mid-price extended stay hotels. The Company believes that the extended stay segment of the lodging industry offers a number of attractive investment characteristics compared to traditional hotels, including (i) demand which compares favorably to purpose-built supply, particularly in the mid-price segment, (ii) potentially favorable operating characteristics, including higher occupancy, longer guest stays and higher operating margins, and (iii) a potentially more attractive return on investment. The Common Shares offered to the public in the Offering and to RFS Partnership and Marriott in the Concurrent Offering will represent all the Common Shares outstanding following completion of the Offering and the Concurrent Offering. As a result, the only dilution to purchasers of Common Shares will result from the expenses of the Offering and the Concurrent Offering, including the underwriting discount with respect to Common Shares in the Offering.

     The Company will focus its initial hotel development and ownership on TownePlace Suites by Marriott(SM) ("TownePlace Suites") hotels, a new brand of mid-price extended stay hotels which is being developed by Marriott. Mid-price extended stay hotels are designed to appeal to business and leisure travelers seeking extended stay accommodations, typically for five or more consecutive nights, by combining the convenience of a hotel with many of the comforts and amenities of an apartment and by providing well-appointed, high-quality lodging at moderate prices. Based upon industry sources, the Company believes the demand for mid-price ($40 to $70 average daily rate ("ADR")) extended stay rooms compares favorably to the supply of purpose-built, mid-price extended stay rooms in the market. The Company currently expects to have approximately 20 hotels open or under development by year-end 1998 to be funded by the net proceeds from the Offering and the Concurrent Offering and borrowings consistent with the Company's Debt Limitation (described below). However, there can be no assurance that such hotels will be open or under development by such date. See "Risk Factors -- Real Estate Financing Risks" and "-- Development Risks." The Company plans to lease its hotels to multiple unaffiliated third-party lessees pursuant to percentage leases (the "Percentage Leases") which provide for rent based primarily on the room revenues of the hotels and which are designed to allow the Company to participate in revenue growth at the Company's hotels.

     The Company plans to (i) acquire from Marriott the first TownePlace Suites hotel currently under construction in Newport News, Virginia (the "Initial Hotel") upon its completion, at cost (estimated at approximately $4.9 million, including land costs) plus a $200,000 development fee; (ii) obtain from Marriott the rights to acquire sites in Chantilly, Virginia (Washington, D.C.) and Richmond, Virginia on which the Company intends to construct two additional TownePlace Suites hotels (the "Development Hotels"); (iii) lease the Initial Hotel and the Development Hotels to a newly-formed, wholly-owned subsidiary of Marriott (the "Marriott Lessee") under Percentage Leases; (iv) obtain exclusive franchise rights to develop, pursuant to a development agreement (the "Development Agreement"), up to ten additional TownePlace Suites hotels in ten specified cities and suburban markets (the "Initial Franchise Markets") during the twelve-month period following the closing of the Offering; and (v) pursuant to the Concurrent Offering, offer to Marriott 300,000 Common Shares at the Offering Price which Marriott will agree not to sell for a period of two years following the Concurrent Offering. The Company expects that the Initial Hotel will be acquired by February 1997 and that the sites for the Development Hotels will be acquired during the second quarter of 1997. The Company is actively pursuing other development opportunities for TownePlace Suites hotels, although as of the date of this Prospectus, the Company has not entered into any arrangements with Marriott or any other party with respect to TownePlace Suites hotels other than with respect to the Initial Hotel, the Development Hotels and the Initial Franchise Markets. While the Company will place particular emphasis on TownePlace Suites hotels, it also will consider development of other extended stay hotel brands in the mid-price market segment.

     The Company will own and lease its hotels through the Partnership, a subsidiary of the Company. The Company's executive offices initially will be located at the executive offices of the Advisor (as defined herein) at 889 Ridge Lake Boulevard, Suite 100, Memphis, Tennessee 38120, and its telephone number is
(901) 767-5154.

                            TOWNEPLACE SUITES HOTELS

     TownePlace Suites is a new brand of mid-price extended stay hotels which is being developed by Marriott to appeal to business and leisure travelers by providing well-appointed, high-quality lodging at moderate prices. Management believes that TownePlace Suites hotels will have targeted average daily rates ("ADRs") ranging from approximately $55 to $65, depending upon the local market. The current prototype TownePlace Suites hotel will consist of two interior corridor buildings containing a total of 95 units, comprised of 68 studio suites, 23 two-bedroom suites and four one-bedroom suites. Each suite will have a fully-equipped kitchen, separate living area, voice and data phone lines and a desk/work table. Each hotel is expected to provide twice weekly housekeeping service (one full service and one limited service) and is expected to have an on-site exercise facility, outdoor pool, 24 hour staffing and laundry facilities. The Company anticipates that the prototype TownePlace Suites will require approximately two to three acres of land for development and will cost approximately $50,000 to $55,000 per room to develop, excluding land costs. Each TownePlace Suites hotel is expected to have approximately eight full-time equivalent employees. See "Business -- Arrangements with Marriott."

                        THE EXTENDED STAY LODGING MARKET

     The Company believes that the mid-price extended stay segment of the lodging industry presently is characterized by demand which compares favorably to supply of purpose-built, mid-price extended stay rooms. The Company believes that the demand for extended stay lodging is driven in part by the economic and social changes resulting from the increased mobility of the workforce, the increased number of corporate reorganizations and trends toward corporate downsizing and outsourcing. These changes have created new accommodation needs for, among others, corporate executives and trainees, consultants, sales representatives, construction workers and people between jobs or homes. As shown below, in recent years, the extended stay segment of the lodging industry has experienced consistently higher occupancy rates than the lodging industry as a whole.

                                                             YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------
                                              1991        1992        1993        1994        1995
                                            ---------   ---------   ---------   ---------   ---------
EXTENDED STAY HOTELS(1)
Number of rooms...........................     34,689      35,549      36,764      40,178      42,718
Occupancy.................................       73.7%       76.7%       80.2%       81.6%       81.0%
U.S. HOTELS
Number of rooms...........................  2,513,578   2,664,581   2,825,683   3,010,741   3,230,803
Occupancy.................................       60.7%       61.7%       63.0%       64.6%       65.2%

---------------

Source: Smith Travel Research.
(1) Includes Extended Stay America(R), Hawthorn Suites(R), Homewood Suites(R), Homestead Village(R), Lexington Hotel Suites(R), Residence Inn by Marriott(R), Studio Plus(R), Suburban Lodge(R), Summerfield Suites(R), Villager Lodge(R), Westar Suites(R) (Homegate Hospitality(R)) and Woodfin Suites(R).

     D. K. Shifflet & Associates, an independent marketing research firm, estimates that for the year ended December 31, 1995 approximately 30% of total room nights at U.S. hotels, or approximately 259 million room nights, were occupied by non-convention business and leisure guests staying at one hotel for five or more consecutive nights. D.K. Shifflet & Associates estimates that approximately 21% of stays were in economy hotels with ADRs below $40, approximately 43% were in mid-price hotels with ADRs between $40 and $70 and approximately 36% were in upscale hotels with ADRs above $70. As depicted in the following table, according to D. K. Shifflet & Associates, the mid-price segment has the largest volume of such stays.

                                                                  NUMBER OF         PERCENTAGE OF
                                                                 ROOM NIGHTS         ROOM NIGHTS
                                                                 ------------       -------------
LODGING SEGMENT:
  Upscale (ADRs greater than $70)..............................    93,207,000             36%
  Mid-Price (ADRs of $40-$70)..................................   110,208,000             43
  Economy (ADRs less than $40).................................    55,585,000             21
                                                                 ------------            ---
          Total................................................   259,000,000            100%
                                                                  ===========       ==========

---------------

Source: D.K. Shifflet & Associates.

     The number of purpose-built extended stay rooms represents a small percentage of the total available guest rooms in the U.S. lodging industry. Of the approximately 3.3 million guest rooms available in the U.S. lodging industry at December 31, 1995, according to hotels reporting to Smith Travel Research, 42,718, or 1.3%, were purpose-built extended stay rooms at 362 properties. At December 31, 1995, approximately 4,135 guest rooms, or approximately one-tenth of one percent of total guest rooms in the U.S. lodging industry, were purpose-built mid-price extended stay rooms. As reflected in the following table, the mid-price segment has the fewest numbers of hotels, rooms and annual room nights of the three segments of the total extended stay market.

                                                                     DECEMBER 31, 1995
                                                    ---------------------------------------------------
                                                                             NUMBER OF    PERCENTAGE OF
                                                    NUMBER OF   NUMBER OF     ANNUAL         ANNUAL
                                                    HOTELS(4)     ROOMS     ROOM NIGHTS    ROOM NIGHTS
                                                    ---------   ---------   -----------   -------------
EXTENDED STAY MARKET SEGMENT:
  Upscale (ADRs greater than $70)(1)..............     268        32,160    13,041,000          73%
  Mid-Price (ADRs of $40-$70)(2)..................      37         4,135     1,614,000           9
  Economy (ADRs less than $40)(3).................      57         6,423     3,163,000          18
                                                       ---      ---------   -----------        ---
          Total...................................     362        42,718    17,818,000         100%
                                                    ========    ========    ==========    ==========

---------------

Source: Smith Travel Research.

(1) Includes Hawthorn Suites, Homewood Suites, Residence Inn by Marriott, Summerfield Suites and Woodfin Suites hotels.
(2) Includes Lexington Suites, Studio Plus, and Westar Suites (Homegate Studios & Suites) hotels.
(3) Includes Extended Stay America, Homestead Village, Villager Lodge and Suburban Lodge hotels.
(4) The Company believes, based on the Smith Travel Research data and additional industry data, that at September 30, 1996, there were approximately 53,000 purpose-built extended stay rooms at approximately 460 hotels.

                               BUSINESS STRATEGY

     The Company's objective is to enhance shareholder value primarily by developing and owning hotels in the mid-price extended stay segment of the lodging industry and by participating in increases in room revenues from its hotels through Percentage Leases.

     Development

     The Company intends to pursue its development plan through existing and future relationships with: (1) the Advisor; (2) mid-price extended stay hotel franchisors ("Brand Owners"); and (3) hotel management companies.

     The Advisor. The Company expects that the Advisor will identify suitable potential development sites for the Company. The Advisor also will provide certain development services, including negotiation of site acquisition contracts, selecting and negotiating with franchisors, architects and contractors, and obtaining various government permits and approvals. The Advisor has initiated site selection activities on behalf of the Company. The Company will pay to the Advisor a fee of $200,000 for each hotel developed on sites identified and presented to the Company by the Advisor. As a part of its advisory services to the Company under the Advisory Agreement (as defined herein), the Advisor will provide oversight of developments originated for the Company by other entities. The Advisor will not be paid a development fee for hotels developed on sites sourced through such other entities.

     Brand Owners. The Company, through the Advisor, intends to pursue and maintain relationships with hotel franchisors, including Marriott, that own mid-price extended stay brands. The Company believes that Brand Owners may be a source of suitable development sites and that Brand Owners may have incentives to identify, and assist the Company in securing, such development sites for the following reasons: (i) the potential for the Brand Owner to receive a development fee from the Company; (ii) the potential that the Company may develop a hotel franchised by the Brand Owner; and (iii) the potential that the Brand Owner would lease from the Company the hotel developed on the site. The Advisor has initiated discussions with Brand Owners on behalf of the Company.

     Hotel Management Companies. The Company believes that hotel management companies, including large national companies and smaller local and regional companies, may have specialized knowledge regarding development sites in the markets in which they manage hotels. The Company, through the Advisor, intends to seek relationships with hotel management companies and to take advantage of such companies' knowledge of development sites and local markets. The Company will consider engaging these companies to provide development services for the Company and as potential lessees of hotels owned by the Company. The Company believes the incentives for hotel management companies to establish relationships with the Company include the potential to receive development fees and opportunities to lease hotels from the Company. The Advisor has initiated discussions with several hotel management companies on behalf of the Company.

     Internal Growth

     The Company expects that its hotels will offer opportunities for revenue and cash flow growth through effective sales and marketing and efficient operations by its lessees. The Percentage Leases are designed to allow the Company to participate in revenue growth at the Company's hotels. See
"Business -- The Percentage Leases." Under the Percentage Leases for the Initial Hotel and the Development Hotels, once annual room revenues at the hotels reach certain specified levels, the Company will receive approximately 70% of incremental room revenues at such hotels. The Company's lessees will be responsible for marketing and managing the Company's hotels. See
"Business -- Operations."

                                  DEBT POLICY

     The Company currently intends to adhere to a debt policy limiting the Company's total indebtedness to approximately 40% of the Company's total investment in hotel properties (the "Debt Limitation"). However, the Company's Declaration of Trust does not limit the amount of indebtedness that the Company may incur, and the Board of Trustees may in the future change the Company's policy with respect to the Debt Limitation without shareholder approval. See "Policies With Respect to Certain Activities -- Financing Policies." At the closing of the Offering, the Company will have no outstanding indebtedness. The Company has initiated discussions regarding debt financing for development of additional hotels. The Company does not intend to draw on any such financing until it has utilized substantially all of the net proceeds from the Offering and the Concurrent Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                       THE PERCENTAGE LEASES AND LESSEES

     Because the Company intends to qualify as a REIT for federal income tax purposes, the Company cannot operate its hotels. The Company plans to lease its hotels to multiple unaffiliated third parties, including the Marriott Lessee, pursuant to Percentage Leases which are expected to provide for (i) fixed monthly rent ("Base Rent") and (ii) quarterly percentage rent based on a percentage of the hotel's revenues ("Percentage Rent"). The lessees of the Company's hotels will be responsible for marketing and managing the hotels. Neither the Company, its officers nor the Advisor will own an interest in, or participate in the management of, any lessee, thus avoiding certain potential conflicts of interest associated with the structure of some hospitality REITs. The Percentage Leases are designed to allow the Company to participate in revenue growth at the Company's hotels. The Marriott Lessee is expected to be the lessee of the Initial Hotel and the two Development Hotels. Under the Percentage Leases for the Initial Hotel and the Development Hotels, once annual room revenues at such hotels reach certain specified levels, the Company will receive approximately 70% of incremental room revenues at such hotels. In addition to the Marriott Lessee, the Company intends to lease its future hotels to other qualified, unaffiliated third party lessees pursuant to Percentage Leases. See "Business -- The Percentage Leases" and "-- Arrangements with Marriott -- The Marriott Lessee."

                                  THE ADVISOR

     RFS Partnership, the operating partnership of RFS, a hotel REIT whose shares are listed on the New York Stock Exchange, will serve as the Advisor to the Company pursuant to an advisory agreement (the "Advisory Agreement"). The Advisor was formed in 1993 to acquire interests in hotels, and its portfolio of hotels has grown from an initial seven hotels to 50 hotels as of the date of this Prospectus. The Advisor will provide information, advice, assistance and facilities to the Company and its Board of Trustees, including development and due diligence services and financial and administrative services. The Advisory Agreement will provide for advisory fees based on the Company's Funds From Operations (as defined herein) per share. The Advisor will provide oversight of developments originated for the Company through other entities as a part of its advisory services to the Company under the Advisory Agreement and will not be paid a development fee for hotels developed on sites originated and presented to the Company by third party developers. Two directors and officers of RFS, Robert
M. Solmson and Minor W. Perkins, will serve as Chairman of the Board and President, respectively, and as trustees of the Company. Mr. Solmson has over twenty years experience in the development and ownership of real estate, including hotels and other types of properties. Mr. Perkins has extensive experience in the financing of public and private companies, including the development of the hospitality REIT concept during his tenure with Morgan Keegan & Company, Inc. Pursuant to the Advisory Agreement, the Advisor has agreed not to acquire or develop mid-price extended stay hotels (including any TownePlace Suites hotels) during the term of the Advisory Agreement. Additionally, during the term of the Advisory Agreement, the Company has agreed not to acquire or develop upscale extended stay hotels. See "Business -- The Advisor." Pursuant to the Concurrent Offering, the Company will offer to the Advisor 2,500,000 Common Shares at the Offering Price. At the request of the Company, up to 50,000 Common Shares offered in the Offering have been reserved for sale to certain individuals at the Offering Price, including Messrs. Solmson and Perkins and the Independent Trustees.

                              DISTRIBUTION POLICY

     The Company currently intends to distribute, through regular quarterly distributions to its shareholders, the minimum amounts necessary to qualify as a REIT, in order to maximize the amount of cash available for its development plans. In order to qualify to be taxed as a REIT, the Company must distribute to its shareholders at least 95% of its annual REIT taxable income (determined by excluding any net capital gain). Until the Company utilizes the net proceeds from the Offering and the Concurrent Offering in the development of hotel properties, the Company intends to invest in short-term, interest-bearing securities which will enable the Company to qualify as a REIT for federal income tax purposes. Based upon current interest rate levels and anticipated returns from such investments during the twelve month period following completion of the Offering, the Company expects its initial quarterly distribution will be approximately $0.06 per Common Share, or approximately $0.24 per Common Share on an annualized basis, representing approximately 2.4% of the Offering Price. The Company does not expect to change its estimated initial distribution per Common Share if the Underwriters' over-allotment option is exercised.

                           TAX STATUS OF THE COMPANY

     The Company intends to qualify and will elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its initial taxable year ending December 31, 1996. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax on its taxable income that is distributed to its shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its annual taxable income. Although the Company does not intend to request a ruling from the Internal Revenue Service (the "Service") as to its REIT status, the Company will receive at the closing of the Offering an opinion of its legal counsel that the Company will qualify to be taxed as a REIT under the Code, which opinion will be based on certain assumptions and representations and will not be binding on the Service or any court. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property. In connection with the Company's election to be taxed as a REIT, the Company's Declaration of Trust imposes restrictions on the transfer of Common Shares. The Company will adopt the calendar year as its taxable year. Failure to qualify as a REIT will render the Company subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates and distributions to shareholders in any such year will not be deductible by the Company. See "Risk Factors -- Tax Risks" and "-- Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws -- Ownership Limitation," "-- Staggered Board" and "-- Issuance of Additional Shares" and "Federal Income Tax Considerations -- Taxation of the Company."

                                  RISK FACTORS

     An investment in the Common Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" beginning on page 9 prior to making an investment in the Company. Such risks include, among others:

     - risks associated with the development and construction of hotel properties, including the risks of unexpected increases in construction costs or construction delays, failure to obtain or delays in obtaining governmental permits and authorization, failure to secure adequate financing, newly developed hotels' failure to perform as expected, failure to obtain control of suitable development sites and competition for sites from other competitors and developers of extended stay hotels, and abandonment of development;

     - risks associated with the Company being a newly formed entity with no operating history;

     - risks associated with dependence on the Company's lessees, including the failure of the Company's lessees to generate sufficient cash flow from the operation of the Company's hotels to make rent payments to the Company under the Percentage Leases and the Company's lack of control over operations of its hotels;

     - risks associated with initial dependence on a single type of lodging facility and, initially, a single new brand;

     - risks associated with potential conflicts of interest between the Company, Marriott, other lessees of the Company's hotels and the Advisor, including potential competition for hotels and sites, competition for development opportunities, conflicts for management time, and competition between hotels owned by the Company and other hotels operated or franchised by Marriott, owned by the Advisor or owned by other third-party lessees;

     - risks associated with franchise licenses;

     - risks associated with initial geographic concentration of the Company's hotels in the Washington, D.C. and Virginia areas;

     - risks associated with the anti-takeover effect of limiting ownership of the Common Shares of the Company initially to 9.9% of such shares and of certain other provisions contained in the organizational documents of the Company, which could delay, deter or prevent a transaction that might involve a premium price for the Common Shares;

     - taxation of the Company as a regular corporation if it fails to qualify as a REIT;

     - risks arising from the ability of the Company's Board of Trustees to change the Company's investment, financing, borrowing, distribution and other policies at any time without shareholder approval;

     - real estate financing risks, including the risk that financing will not be available or will not be available to the Company on favorable terms; and

     - absence of a prior market for the Common Shares, lack of assurance that an active trading market will develop or that the Common Shares will trade at or above the Offering Price, and potential negative effect of rising market interest rates on the market price of the Common Shares.

                      THE OFFERING AND CONCURRENT OFFERING

Common Shares offered by the Company:
  To the Public....................................   4,700,000
  To RFS Partnership in the Concurrent Offering....   2,500,000
  To Marriott in the Concurrent Offering...........   300,000
                                                      ----------
          Total....................................   7,500,000
                                                      ----------
                                                      ----------
Common Shares to be outstanding after the Offering
  and the Concurrent Offering......................   7,500,000(1)
Use of Proceeds....................................   To fund the acquisition of the Initial
                                                      Hotel, the acquisition of sites for and
                                                      the development of the Development
                                                      Hotels, the acquisition and development
                                                      of additional mid-price extended stay
                                                      hotel properties, franchise application
                                                      fees, and for working capital.
Proposed Nasdaq National Market Symbol.............   "LDGE"

---------------

(1) Excludes 650,000 Common Shares reserved for issuance pursuant to grants under the Company's 1996 Share Incentive Plan and the 1996 Trustees' Share Incentive Plan. The Underwriters' over-allotment option is exercisable only with respect to Common Shares to be sold in the Offering.

                             SUMMARY FINANCIAL DATA

     The Company was incorporated on October 21, 1996 to acquire equity interests in mid-price extended stay hotels. The Company has no previous operations. The following tables present summary historical, estimated and pro forma consolidated financial data for the Company. Such financial data should be read in conjunction with the historical, estimated and pro forma financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus. The estimated financial data for the Company is presented as if the acquisition of the Initial Hotel and the closing of the Offering and the Concurrent Offering had occurred on October 1, 1995. The pro forma balance sheet data is presented as if the acquisition of the Initial Hotel and the closing of the Offering and the Concurrent Offering had occurred on October 21, 1996.

                                                                                  TWELVE MONTHS
                                                                                      ENDED
                                                                                  SEPTEMBER 30,
                                                                                      1996
                                                                                  -------------
ESTIMATED FINANCIAL DATA(1):
  Percentage Lease revenue(2)...................................................   $   359,800
  Estimated revenue less expenses...............................................      (216,415)
  Estimated revenue less expenses per Common Share..............................   $     (0.03)
  Weighted average number of Common Shares outstanding..........................     7,500,000

                                                                            AS OF OCTOBER 21,
                                                                                  1996
                                                                          ---------------------
                                                                          ACTUAL   PRO FORMA(1)
                                                                          ------   ------------
BALANCE SHEET DATA:
  Investment in hotel properties........................................  $    0   $  5,140,000
  Cash and cash equivalents.............................................   1,000     65,690,000
  Total assets..........................................................   1,000     71,210,000
  Long-term debt........................................................       0              0
  Shareholders' equity..................................................   1,000     71,210,000

---------------

(1) The estimated and pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been if the Company had in fact owned and leased to the Marriott Lessee the Initial Hotel at the beginning of the period indicated, or to project the Company's results of operations for any future period or the future financial position of the Company.

(2) For the Initial Hotel which had no operations for the period presented, the Percentage Lease payment is assumed to be equal to the Base Rent provided for in the Percentage Lease. See "Business -- The Percentage Leases."

                                  RISK FACTORS

     An investment in the Common Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before making a decision to purchase Common Shares in the Offering.

DEVELOPMENT RISKS

     The Company intends to grow primarily by developing mid-price extended stay hotels. Development involves substantial risks, including: development and construction costs exceeding budgeted or contracted amounts; delays in completion of construction; the incurrence of development costs in connection with projects that are not pursued to completion; failing to obtain all necessary governmental and zoning approvals and construction and occupancy permits and licenses required to operate a full-service or limited service extended stay hotel; financing not being available or not being available on favorable terms; developed properties not achieving desired revenue or profitability levels once opened; failure to obtain control of suitable sites for development of mid-price extended stay hotels, including competition for sites from other competitors and developers of extended stay hotels, some of whom may have greater financial resources than the Company; incurring substantial costs if a development project must be abandoned prior to completion; changes in governmental rules, regulations and interpretations (including interpretations of the Americans with Disabilities Act of 1990 (the "ADA")) which could delay construction or increase construction costs; and downturns in general economic and business conditions. There can be no assurance that any present or future development will proceed in accordance with the Company's expectations, nor can there be any assurance that the Company will complete the development and construction of hotels in the future in accordance with its business plan, that any such development will be completed within budget or on a timely basis, or that any such development will be profitable.

     The right of the Company to exercise its exclusive rights with respect to TownePlace Suites in certain markets is limited to one year. Any delays in submitting franchise applications and/or obtaining franchise approval for sites located in the Initial Franchise Markets could impair the Company's ability to exercise these rights.

     Many factors within and beyond the control of the Company may uniquely affect the construction of hotels that would not be present if completed structures were being acquired. These additional risks include among others, weather delays, strikes, subsidence risks, excavation risks (including damaged utilities and damage to nearby structures), moratoriums, problems with access to public roads, defaults by and bankruptcies of general and subcontractors, the need for change orders, greater difficulty in complying with the ADA, material shortages and delays, construction accidents, more difficult state and local approval processes, delays caused by construction lenders (if any), contributions to infrastructure and zoning proffers, environmental risks uncovered by excavations or digging, competitors opening hotels nearby prior to completion and cost overruns. In addition, the Company itself, as a new entity, has no experience constructing new hotels and may incur additional costs or delays as a result.

RISKS ASSOCIATED WITH THE COMPANY BEING A NEWLY FORMED ENTITY

     The Company is a newly formed entity with no operating history upon which investors may evaluate the Company's performance. There can be no assurance that the Company will be able to generate sufficient Cash Available for Distribution (defined herein as being Funds From Operations less reserves for capital expenditures) to make anticipated distributions to its shareholders. The Company also will be subject to the risks generally associated with the formation of any new business.

RISKS ASSOCIATED WITH DEPENDENCE ON THE COMPANY'S LESSEES

     The Company's ability to make distributions to its shareholders will depend solely upon the ability of its lessees to make rent payments under the Percentage Leases (which will be dependent primarily on each lessee's ability to generate sufficient revenues from the hotels it leases from the Company in excess of operating expenses). Any failure or delay by the Company's lessees in making rent payments would adversely affect the Company's ability to make anticipated distributions to its shareholders. Such failure or delay by the

Company's lessees may be caused by reductions in revenue from the hotels or in the net operating income of the lessees or other factors. Although failure on the part of a lessee to comply materially with the terms of a Percentage Lease (including failure to pay rent when due) would give the Company the right to terminate such lease, repossess the applicable property and enforce the payment obligations under the lease, in order to continue to qualify as a REIT, the Company would then be required to find another lessee to lease the property. There can be no assurance that the Company would be able to find another lessee or that, if another lessee were found, the Company would be able to enter into a new lease on favorable terms, or that Marriott will approve such lessee as a franchisee. The Marriott Lessee will have nominal assets, and Marriott's guarantee of this lessee's obligation is limited in time and amount. See "Business -- Arrangements with Marriott -- Other Marriott Agreements."

RISKS ASSOCIATED WITH LACK OF CONTROL OVER OPERATIONS OF THE COMPANY'S HOTELS

     The Company will be dependent on the ability of its lessees to operate and manage its hotels. To maintain its status as a REIT, the Company will not be able to operate its hotels. As a result, the Company will be unable to implement directly strategic business decisions with respect to the operation and marketing of its hotels, such as decisions with respect to the setting of room rates, marketing, adjusting the target market of a franchise and certain similar matters. Even if management of the Company believes that its lessees are operating hotels inefficiently or in a manner that does not maximize rental payments to the Company under the Percentage Leases and therefore negatively affects Cash Available for Distribution to its shareholders, the Company is unable to require the lessees to change their methods of operation. The Company is limited to seeking redress to such actions only if a lessee violates the terms of its Percentage Lease with the Company, in which case the Company's primary remedy is to terminate the Percentage Lease and seek to recover damages from the lessee thereunder.

RISKS ASSOCIATED WITH INITIAL DEPENDENCE ON SINGLE TYPE OF LODGING FACILITY AND, INITIALLY, A SINGLE, NEW BRAND

     Currently there are a limited number of franchised mid-price extended stay hotel brands available for development by the Company. The Company intends to develop additional mid-price extended stay hotels, with particular emphasis on the TownePlace Suites by Marriott hotel brand. The Company currently does not plan to develop any lodging facilities other than extended stay hotels in the mid-price segment of the market. Accordingly, the Company will be subject to the risks inherent in concentrating investments in a single type of lodging facility and, initially, in a single, new franchise brand, including shifts in demand between market segments of the lodging industry or a failure of the TownePlace Suites brand to establish itself within its market segment, which could have a material adverse effect on the Company's business and results of operations and could therefore have a negative impact on Cash Available for Distribution to its shareholders.

     The TownePlace Suites by Marriott brand of mid-price extended stay hotels is new and untested in the marketplace. There are currently no hotels operating under this brand, and various matters including but not limited to the design, operating policies, and marketing, advertising and promotional programs of the brand are still evolving. There can be no assurance that this brand will be accepted in the marketplace, or that TownePlace Suites hotel franchises will achieve substantial marketplace penetration. Benefits of affiliation with the Marriott system in general, and the TownePlace Suites brand in particular, are dependent in part on the success of the system relative to other mid-price extended stay lodging facilities, some of which are more established than the TownePlace Suites system, and Marriott is not required to continue to expand the TownePlace Suites brand. Marriott also operates and franchises other hotel brands, including another extended stay brand, Residence Inn by Marriott, which has over 220 hotels in its system, and there is no restriction on Marriott's right to develop or acquire additional hotel brands, which may compete, directly or indirectly, with the TownePlace Suites brand.

     The Company has no control over the TownePlace Suites brand and, thus, there can be no assurance that Marriott will continue to support further development of the TownePlace Suites brand, and Marriott is under no obligation to maintain ownership of the TownePlace Suites brand and related trademarks.

CONFLICTS OF INTERESTS

     Risks Relating to Potential Competition with the Advisor for Hotels and Sites. The Advisor was formed to acquire interests in hotels and currently owns 50 hotels, including 13 upscale extended stay hotels, and the Advisor may acquire additional upscale extended stay hotels in the future. Pursuant to the Advisory Agreement, the Advisor has agreed that it will not acquire or develop mid-price (currently $40 to $70 ADR) extended stay hotels during the term of the Advisory Agreement. However, the Advisor's ownership and acquisition of hotels, including extended stay hotels which are not in the mid-price market segment in which the Company intends to concentrate, may create a conflict of interest between the Advisor and the Company. In addition, the Advisor may own extended stay hotels or other hotels in markets in which the Company will own hotels, which hotels may compete with the Company's hotels. During the term of the Advisory Agreement, the Company has agreed not to acquire or develop upscale extended stay hotels. Further, to the extent that certain sites or real estate parcels may provide attractive opportunities for the development of other types of hotels, the Company may compete with the Advisor for acquisition of such sites or real estate parcels. The Company's policies with respect to conflicts of interest do not provide any mechanism for resolving these conflicts of interest. See "Policies with Respect to Certain Activities -- Conflict of Interest Policies."

     Risks Relating to Advisory Agreement Not Being Negotiated at Arm's
Length. The terms of the Advisory Agreement between the Company and the Advisor were not negotiated on an arm's-length basis. The Company believes, however, that the terms of the Advisory Agreement are fair to the Company. The Company believes that the development fees to be earned by the Advisor under the Advisory Agreement are either comparable to or more favorable than similar development fees negotiated at arm's length in the lodging industry.

     Risks Relating to Competition Between the Advisor and Third Party Developers for Development Opportunities. Pursuant to the Advisory Agreement, the Advisor will only earn development fees ($200,000 per hotel) for any hotels developed on sites sourced through the Advisor, and the Advisor will earn no development fees for any hotels developed on sites sourced to the Company by third party developers. Therefore, because the Advisor and such third party developers may be in competition to earn development fees from the Company, a conflict of interest may exist with respect to the Advisor's undertaking of hotel development on the Company's behalf pursuant to the Advisory Agreement with respect to site development opportunities to be presented to the Company by the Advisor.

     Risks Relating to Control of Management and Advisor Ownership in the Company. Robert M. Solmson and Minor W. Perkins, who are executive officers and trustees of the Company, are also executive officers and directors of RFS, the general partner of the Advisor. Mr. Solmson will serve as Chairman of the Board of the Company. Mr. Perkins will serve as President and Chief Executive Officer of the Company. Michael J. Pascal, RFS' Secretary, Treasurer and Chief Financial Officer, will serve as Secretary, Treasurer and Chief Financial Officer of the Company. Messrs. Solmson, Perkins and Pascal will initially be the only executive officers and employees of the Company and Mr. Solmson and Mr. Perkins will be trustees of the Company. Accordingly, such persons will have substantial influence on the Company, which influence might not be consistent with the interests of other shareholders. Further, if the Advisor acquires all of the 2,500,000 Common Shares which the Company will offer to the Advisor in the Concurrent Offering, the Advisor initially will own approximately 33% of the outstanding Common Shares following completion of the Offering and the Concurrent Offering. Accordingly, the Advisor will have a substantial influence on the outcome of any matters submitted to the Company's shareholders for approval. See "Principal Shareholders."

     Dependence on Key Personnel; Competition for Management Time. The Company is dependent on the efforts of its executive officers. The loss of their services could have an adverse effect on the operations of the Company. Messrs. Solmson and Perkins also serve as executive officers and directors of RFS, the general partner of the Advisor, and Mr. Pascal also serves as an executive officer of RFS. Such persons will therefore be subject to competing demands on their time and will not devote all of their time to the affairs of the Company.

     Risks Relating to Conflicts of Interest Policies. The Company has adopted certain policies relating to conflicts of interest. These policies include a Bylaw provision requiring all transactions in which executive officers or trustees have a conflicting interest to that of the Company to be approved by a majority of the Independent Trustees or a majority of the Common Shares held by disinterested shareholders. There can be no assurance that the Company's policies will be successful in eliminating the influence of such conflicts of interest, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders. See "Policies with Respect to Certain Activities -- Conflict of Interest Policies."

RISKS OF OBTAINING AND OPERATING HOTELS UNDER FRANCHISE LICENSES

     The Company intends to obtain franchise licenses for each of its hotels. The granting of franchise licenses by franchisors is generally subject to requirements established by franchisor, including proposed site location, local competitive and economic conditions and the experience, reputation, capability and financial condition and resources of the proposed franchisee. There can be no assurance that the Company will be able to obtain franchise licenses for its hotels, or that the terms and conditions of such licenses will be favorable to the Company. Other than with respect to the Initial Hotel and the two Development Hotels, and as provided in the Development Agreement, Marriott has no obligation to grant TownePlace Suites franchises to the Company. See "Business -- Arrangements with Marriott -- Franchise Agreements."

     The continuation of hotel franchise licenses is generally subject to specified operating standards and other terms and conditions. Franchisors, including Marriott, periodically inspect their licensed hotels to confirm adherence to their operating standards. The failure of the Partnership or the lessee to maintain such standards respecting a hotel or to adhere to such other terms and conditions could result in the loss or cancellation of a franchise license and the payment of damages to the franchisor. Continued operation of a hotel as a TownePlace Suites hotel also requires the Company to make capital improvements as required by Marriott to maintain the hotel in accordance with system standards. It is possible that Marriott or another franchisor could condition the continuation of a franchise license on the completion of capital improvements which the Board of Trustees determines are too expensive or otherwise not economically feasible in light of general economic conditions or the operating results or prospects of the affected hotel. In that event, the Board of Trustees may elect to allow the franchise license to lapse or be terminated for which the Company will be liable for the payment of liquidated damages pursuant to the terms of the Owner Agreement. In addition, when the term of a franchise license expires, the franchisor has no obligation to issue a new franchise license for the hotel. In any case, if a franchise license is terminated or not renewed, the Company may seek to obtain a suitable replacement franchise, or to operate the hotel independent of a franchise relationship. The loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the hotel covered by the franchise license because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The loss of a franchise license for one or more of the hotels could have a material adverse effect on rent under the Percentage Leases and Cash Available for Distribution. In addition, when a franchise license expires, the franchisor could issue a new franchise license with fees that are higher than those required under the expired franchise license which could have an adverse effect on the Lessee's ability to pay rent and, accordingly, Cash Available for Distribution to its shareholders. See "Business -- Arrangements with Marriott -- Franchise Agreements."

RISKS ASSOCIATED WITH USE OF THE PROCEEDS OF THE OFFERING

     Although the Company plans to use the net proceeds of the Offering to develop mid-price extended stay hotels, the Company has no specific sites identified for a significant portion of the net proceeds from the Offering. The Company's management will retain broad discretion to allocate this portion of the net proceeds of the Offering to uses that the Company's shareholders may not deem desirable. In addition, there can be no assurance that the Company will be able to execute its development plan in a manner which will allow it to utilize the proceeds of the Offering and the Concurrent Offering in a timely manner. In addition, pending application of the net proceeds of the Offering and the Concurrent Offering as described under "Use of Proceeds," the Company intends to invest such proceeds in short-term, interest-bearing securities which will allow it to maintain its REIT status under the Code. Consequently, the Company's expected Cash Available for Distribution for the twelve months following the Offering will fluctuate with short-term interest rates, and decreases in such interest rates could have a material adverse impact on the Company's ability to make expected distributions to shareholders. See "Use of Proceeds."

INITIAL GEOGRAPHIC CONCENTRATION IN WASHINGTON, D.C. AND VIRGINIA AREAS

     The Initial Hotel is located in Newport News, Virginia, and the two Development Hotels will be located in Chantilly, Virginia (Washington, D.C.
area) and Richmond, Virginia. Like other areas, these markets have experienced economic downturns in the past, and future declines in any of these local economies or real estate markets could adversely affect the Company's Cash Available for Distribution. The Company's financial performance and Cash Available for Distribution to shareholders are therefore dependent on the general economic conditions in such areas. The Company's revenues and the value of its properties may be affected by a number of factors, including the local economic climate (which may be adversely impacted by decreases or freezes in government spending, business layoffs or downsizing, industry slowdowns, military base relocations and closures, changing demographics and other factors) and the number and quality of competing hotels in these markets.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

     Certain provisions of Maryland law and of the Company's Declaration of Trust and Bylaws may have the effect of discouraging a third party from making an acquisition proposal for the Company and could delay, defer or prevent a transaction or a change in control of the Company under circumstances that could give the holders of Common Shares the opportunity to realize a premium over the then prevailing market prices of the Common Shares. Such provisions include the following:

     Ownership Limitation. In order for the Company to qualify as a REIT under the Code, not more than 50% in value of the outstanding shares of beneficial interest of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of the Company's taxable year (other than the first taxable year for which the election to be treated as a REIT is made). To ensure that the Company will not fail to qualify as a REIT under this and other tests under the Code, the Company's Declaration of Trust, subject to certain exceptions, authorizes the trustees to take such actions as are necessary and desirable to preserve the Company's qualification as a REIT and limits ownership (direct or indirect) of both Common Shares and preferred shares of beneficial interest ("Preferred Shares") by any person to no more than 9.9% (the "Ownership Limit") of the number of the outstanding Common Shares or Preferred Shares. The Company's Board of Trustees, upon receipt of a ruling from the Service, an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may establish, may exempt a proposed transferee from the Ownership Limit. However, the Board may not grant an exemption from the Ownership Limit to any proposed transferee whose ownership, direct or indirect, in excess of the Ownership Limit would result in the termination of the Company's status as a REIT. See "Description of Shares of Beneficial
Interest -- Restrictions on Transfer." These restrictions on transferability and ownership will not apply if the Company's shareholders, by an affirmative vote of the holders of a majority of the outstanding Common Shares, determine that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. The Ownership Limit may have the effect of delaying, deterring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. See "Description of Shares of Beneficial Interest -- Restrictions on Transfer."

     Staggered Board. The Company's Board of Trustees is divided into three classes. The initial terms of the first, second and third classes will expire in 1997, 1998, and 1999, respectively. Beginning in 1997, trustees of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The staggered terms of trustees may reduce the possibility of a tender offer or an attempt to change control of the Company, even though a tender offer or change in control might be in the best interest of the shareholders. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws -- Classification of the Board of Trustees."

     Issuance of Additional Shares. The Company's Declaration of Trust authorizes the Board of Trustees to (i) amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company has the authority to issue, (ii) cause the Company to issue additional authorized but unissued Common Shares or Preferred Shares and (iii) classify or reclassify any unissued Common Shares and Preferred Shares and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Shares of Beneficial Interest -- Preferred Shares" and
"-- Common Shares." Although the Board of Trustees has no such intention at the present time, it could establish a series of Preferred Shares that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders.

     Other Provisions. The Declaration of Trust and Bylaws of the Company also contain other provisions that may have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws -- Removal of Trustees," "-- Control Share Acquisitions" and "-- Advance Notice of Trustee Nominations and New Business."

     Maryland Business Combination Law. Under the Maryland General Corporation Law, as amended ("the "MGCL"), as applicable to Maryland REITs, certain "business combinations" (including certain issuances of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the Maryland REIT's shares (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be approved by two super-majority shareholder votes unless, among other conditions, the Maryland REIT's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its common shares.

     Maryland Control Share Acquisition Statute. In addition to certain provisions of the Declaration of Trust, the Maryland control share acquisition statute may have the effect of discouraging a third party from making an acquisition proposal for the Company. The MGCL provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control shares" are voting shares, which, if aggregated with all other such shares previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     If voting rights are not approved at a meeting of shareholders, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     As permitted by the MGCL, the Company's Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any persons of shares of the Company. There can be no assurance that such provision will not be amended or eliminated at any point in the future. If the foregoing exemption in the Company's Bylaws is rescinded, the control share acquisition statute could have the effect of delaying, deferring, preventing or otherwise discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

TAX RISKS

     Failure to Qualify as a REIT. The Company intends to operate so as to qualify as a REIT for federal income tax purposes. Although the Company has not requested, and does not expect to request, a ruling from the Service that it qualifies as a REIT, it will receive at the closing of the Offering an opinion of its counsel that, based on certain assumptions and representations, it so qualifies. Investors should be aware, however, that opinions of counsel are not binding on the Service or any court. The REIT qualification opinion only represents the view of counsel to the Company based on counsel's review and analysis of existing law, which includes no controlling precedent. Furthermore, both the validity of the opinion and the qualification of the Company as a REIT will depend on the Company's continuing ability to meet various requirements concerning, among other things, the ownership of its outstanding shares, the nature of its assets, the sources of its income, and the amount of its distributions to its shareholders. See "Federal Income Tax Considerations -- Taxation of the Company."

     If the Company were to fail to qualify as a REIT for any taxable year, the Company would not be allowed a deduction for distributions to its shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, Cash Available for Distribution would be reduced for each of the years involved. Although the Company intends to operate in a manner specifically designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board of Trustees, with the consent of shareholders holding at least a majority of the outstanding Common Shares, to revoke the REIT election. See "Federal Income Tax Considerations."

     REIT Minimum Distribution Requirements; Possible Incurrence of Additional Debt. In order to qualify as a REIT, the Company generally will be required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year, and (iii) 100% of its undistributed taxable income from prior years.

     The Company intends to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Differences in timing between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company could require the Company, through the Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. The requirement to distribute a substantial portion of the Company's net taxable income could cause the Company to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt, which would require the Company to borrow funds or to sell assets to fund the costs of such items.

CHANGES IN POLICIES WITHOUT SHAREHOLDER APPROVAL; NO LIMITATION ON DEBT

     The investment, financing, borrowing and distribution policies, including the Debt Limitation, of the Company and its policies with respect to all other activities, including growth, capitalization and operations, will be determined by the Board of Trustees. The Debt Limitation is a policy currently limiting the Company's total indebtedness to approximately 40% of the Company's total investment in hotels, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Although the Company's Board of Trustees has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Trustees without a vote of the shareholders of the Company. The Board of Trustees cannot revoke the Company's election to be taxed as a REIT without the approval of the holders of a majority of the outstanding Common Shares. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of the Common Shares. See "Policies with Respect to Certain Activities."

REAL ESTATE FINANCING RISKS

     Availability of Financing. The Company expects that the net proceeds of the Offering and the Concurrent Offering, together with borrowings up to the amount of the Debt Limitation, will be sufficient to fund the development of approximately 20 hotels. Following such use of substantially all of such net proceeds, the Company anticipates that it will require additional cash resources or financing to continue to develop additional hotels, the amount and timing of which will depend on a number of factors. There can be no assurance that additional financing will be available when needed or that such additional financing will be available on terms favorable to the Company. If such financing is unavailable, the Company may not be able to develop additional hotels or to continue the development of such hotels on schedule. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     Risks of Leverage. The Company currently intends to maintain the Debt Limitation, which will limit the Company's total indebtedness to approximately 40% of the Company's total investment in hotel properties. Upon the closing of the Offering, the Company will have no outstanding indebtedness. The Company has begun negotiations for potential debt financing to fund the development and acquisition of hotel properties. The Company does not intend to draw on any such financing obtained until it has utilized substantially all of the net proceeds from the Offering and the Concurrent Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". There can be no assurance that the Company, upon the incurrence of debt, will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including one or more of its hotels, to foreclosure. Adverse economic conditions could result in higher interest rates which could increase debt service requirements on floating rate debt and could reduce the amounts available for distribution to shareholders. The Company may obtain one or more forms of interest rate protection (swap agreements, interest rate cap contracts, etc.) to hedge against the possible adverse effects of interest rate fluctuations. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotel properties at times which may not permit realization of the maximum return on such investments.

     Rising Interest Rates. The development of hotels is capital intensive. The Company intends to arrange debt financing for the development of future hotels. Such financing may bear interest at variable rates. Variable rate debt creates higher debt service requirements if market interest rates increase, which would adversely affect the Company's cash flow and Cash Available for Distribution to its shareholders.

     Construction Loans. If the Company finances hotel development through construction loans, there is a risk that upon completion of construction, permanent financing for newly developed properties may not be available or may not be available on favorable terms. In the event that the Company is unable to obtain permanent financing for a developed property on favorable terms, it could be forced to sell such property at a loss or the property could be foreclosed upon by the construction lenders, resulting in a loss to the Company.

INDUSTRY RISKS

     Operating Risks. The Company's hotels will be subject to all operating risks common to the lodging industry. These risks include, among other things, competition from other lodging facilities (including Marriott branded hotels), some of which may have greater marketing and financial resources than the Company; over-building in certain segments of the lodging industry which adversely affects occupancy and room rates; economic recessions; increases in operating costs due to inflation and other factors, which increases may not necessarily be in the future offset by increased room rates; dependence on business and commercial travelers and tourists; increases in energy costs and other expenses of travel; corporate relocations or downsizing that may produce a reduced demand for local hotel space; changes in travel patterns; extreme weather conditions; the recurring need for renovation, refurbishment and improvement of lodging properties; changes in governmental regulations which influence or determine prices or construction and maintenance costs; and adverse effects of downturns in national and local economic conditions. These factors could adversely affect the Company's results of operations and financial condition and, therefore, the Company's ability to make distributions to its shareholders. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical change in revenues and profits. Accordingly, the lodging industry has experienced volatility in the past, and there can be no assurance that such volatility will not occur in the future.

     Competition in the Lodging Industry and Extended Stay Segment. The lodging industry is highly competitive. Competitive factors within the industry include room rates, quality of accommodations, name recognition, supply and availability of alternative lodging, including short-term lease apartments, range of services and available amenities, reputation, reservation systems and convenience of location. Each of the Company's hotels will be located in an area that includes competing lodging facilities. There is no limitation on Marriott's ability to franchise, construct, own, lease or manage competing lodging facilities, including other TownePlace Suites hotels, in close proximity to the Company's hotels. The number of competitive lodging facilities in a particular area could have a material adverse effect on occupancy, ADR and revenue per available room ("REVPAR") of the hotels developed or acquired by the Company in the future. Demographic or other changes in the Company's markets could impact convenience or desirability of the sites of certain of its hotels, which could negatively affect the Company's operations and Cash Available for Distribution to its shareholders.

     While there is no single competitor or small number of competitors which the Company believes is dominant within the mid-price extended stay segment of the lodging market, the Company anticipates that competition within the extended stay lodging market is increasing and will continue to increase substantially in the foreseeable future. A number of lodging companies and developers recently have announced their intent to develop or are beginning to implement rollouts of extended stay lodging hotels which may compete with the Company's hotels. In particular, some of these entities have announced their intent to target the mid-price segment of the extended stay market in which the Company competes. The Company may compete for guests and for new development sites with certain of these established entities which have substantially larger networks of established locations and greater financial resources than the Company and may have better relationships with lenders, developers and real estate sellers. These entities may be able to accept more risk than the Company can prudently manage. Further, there can be no assurance that new or existing competitors, including traditional hotels, will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve facilities in markets in which the Company competes, thereby adversely affecting the Company's business and results of operations. See "Business -- Competition."

     Seasonality and Other Factors Affecting Quarterly Earnings. The lodging industry is seasonal in nature. This seasonality may cause quarterly fluctuations in the Company's earnings. Quarterly earnings may be adversely affected by risks beyond the Company's control, including poor weather conditions, economic factors and competition. In addition, quarterly earnings may be affected by the timing of development and the opening of new properties. See "Management's Discussion and Analysis of Financial Condition and Result of Operations -- Seasonality and Other Factors Affecting Quarterly Earnings."

     Operating and Capital Expenditures. The Company's hotel properties, once constructed, will have an ongoing need for routine operating renovations and capital improvements, including periodic replacement of furniture, fixtures and equipment. The cost of such operating improvements and capital improvements could have an adverse effect on the Company's financial condition. In addition, the Company's hotel properties may require non-routine renovations in the future. Such renovations involve certain risks, including the possibility of environmental problems, construction cost overruns and delays, the possibility that the Company will not have available cash to fund renovations or that financing for renovations will not be available on favorable terms, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from hotels and alternative lodging facilities, including short-term lease apartments. Finally, the reserves set aside for operational and capital improvements may be insufficient.

REAL ESTATE INVESTMENT RISKS

     General Risks. The Company's hotel investments will be subject to varying degrees of risk generally incident to the ownership of real property. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Company's hotels do not generate revenues sufficient to meet operating expenses, the Company may have to borrow additional amounts to cover fixed costs, and the Company's cash flow and Cash Available for Distribution to its shareholders will be adversely affected.

     The underlying value of the Company's real estate investments and the Company's income and ability to make distributions to its shareholders are both dependent upon the ability of the Company's lessees to operate the hotels in a manner sufficient to maintain or increase room revenues and to generate sufficient income in excess of operating expenses to make rent payments under the Percentage Leases. Income from the hotels may be adversely affected by adverse changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, competition from other hotel properties, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, particularly in older structures, changes in real property tax rates and other operating expenses, changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, floods and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Company.

     Possible Environmental Liabilities. Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common-law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. As the owner of its hotels, the Company may be potentially liable for any such costs. Phase I environmental site assessments ("ESAs") have been obtained on the Initial Hotel and the sites for the Development Hotels. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Company may be responsible and to assess the status of environmental regulatory compliance. Phase I ESAs do not involve soil or water testing, core sampling or any subterranean invasive procedures.

     The ESAs have not revealed any environmental condition, liability or compliance concern that the Company believes would have a material adverse affect on the Company's business, assets or results of operations, nor is the Company aware of any such condition, liability or concern. It is possible that the ESAs relating to the sites for the Initial Hotel and the Development Hotels do not reveal all environmental conditions, liabilities or compliance concerns or that there are material environmental conditions, liabilities or compliance concerns that arose at the sites for the Initial Hotel and the Development Hotels after the related ESA report was completed of which the Company is otherwise unaware.

     Americans with Disabilities Act Compliance. Under the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers and non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants. Although the Company believes that its hotels will be substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If the Company were required to make unanticipated expenditures to comply with the ADA, the Company's cash flow and Cash Available for Distribution to its shareholders may be materially and adversely affected.

     Changes in Laws. The Company's hotels will be subject to various federal, state and local regulatory requirements and to state and local fire and life-safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants.

     Property Taxes and Casualty Insurance. Each of the Company's hotels will be subject to real and personal property taxes. Under the Percentage Leases, the Company is required to pay real and personal property taxes. The real and personal property taxes on hotels in which the Company invests may increase or decrease as property tax rates change and as the hotel properties are assessed or reassessed by taxing authorities. It is anticipated that real property taxes will increase significantly once the hotel obtains its occupancy permit. Each hotel will be covered by property and casualty insurance, which, pursuant to the Percentage Leases, must be paid by the Company, the rates for which may increase or decrease depending on claims experience, insurance market conditions and each hotel's replacement value. The increase in property taxes or property and casualty insurance premiums could adversely affect the Company's ability to make expected distributions to its shareholders.

     Uninsured and Underinsured Losses. Each Percentage Lease will require comprehensive insurance to be maintained on each of the Company's hotels, including liability, fire and extended coverage. Management believes such specific coverage is of the type and amount customarily obtained for or by an owner of hotels. However, there are certain types of losses, generally of a catastrophic nature, such as those caused by earthquakes and floods, that may be uninsurable or not economically insurable. The Company's Board of Trustees and management will use their discretion in determining amounts, coverage on the Company's investments at a reasonable cost and on suitable terms. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full current market value or current replacement cost of the Company's lost investment. Inflation, changes in building codes and ordinances, changes in zoning making a property a non-conforming use, environmental considerations and other factors also might make it infeasible to use insurance proceeds to replace the property after such property has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose both its capital invested in a property, as well as the anticipated future revenue from such property, and would continue to be obligated on any mortgagee indebtedness or other obligations related to the property. Any such loss would adversely affect the business of the Company and its financial condition and results of operations and, therefore, the Company's ability to make expected distributions to its shareholders.

     Illiquidity of Real Estate. Equity real estate investments are relatively illiquid. Such liquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. There can be no assurance that the Company will be able to dispose of an investment when it finds disposition advantageous or necessary or that the sale price realized in such disposition will recoup or exceed the amount of the Company's investment therein. In addition, the Code limits the ability of a REIT to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Shares.

     Investment in Single Industry. The Company's current strategy is to acquire interests only in hotels. As a result, the Company will be subject to risks inherent in investments in a single industry. The effects on the Company's ability to make distributions to its shareholders resulting from a downturn in the lodging industry may be more pronounced than if the Company had diversified its investments.

RISKS ASSOCIATED WITH ACQUISITIONS

     Although the Company expects that the construction and development of new mid-price extended stay hotels will be its primary means of expansion, the Company may, as part of its growth strategy, consider making selective acquisitions of existing extended stay hotels. The Company is not presently engaged in negotiations regarding any such acquisitions, and there can be no assurance that the Company can or will be able to acquire other extended stay hotels on favorable terms. If the Company does make any such acquisitions, it will encounter various risks associated with acquisitions, including failure of acquired hotels to perform in accordance with expectations, the risk that costs required to bring acquired hotels up to standards may prove inaccurate and exceed budgeted amounts, possible environmental and other regulatory costs, goodwill amortization, diversion of management's attention, and unanticipated problems and liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance and, therefore, on Cash Available for Distribution to its shareholders.

ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON SHARES

     Prior to the Offering, there has been no public market for the Common Shares and there can be no assurance that an active trading market will develop or be sustained or that Common Shares may be resold at or above the Offering Price. The Company intends to apply to list the Common Shares on The Nasdaq National Market. The Offering Price of the Common Shares will be determined by agreement among the Company and the Underwriters and may not be indicative of the market price for the Common Shares after the Offering. See "Underwriting." The market value of the Common Shares could be substantially affected by variations in the Company's operating results and by general market conditions, including changes in interest rates. Moreover, numerous other factors, such as regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Shares. There also can be no assurances that, upon listing, the Company will continue to meet the criteria for continued listing of the Common Shares on The Nasdaq National Market.

DISTRIBUTION OF SUBSTANTIALLY ALL OF ESTIMATED CASH AVAILABLE FOR DISTRIBUTION

     The Company currently intends to distribute to its shareholders the minimum amounts necessary to qualify as a REIT. See "Distribution Policy." Should actual Cash Available for Distribution be less than estimated Cash Available for Distribution, the Company may not be able to achieve and maintain its proposed initial distribution rate. Any such failure to make expected distributions could result in a decrease in the market price of the Common Shares. Further, in the event that the Company is required to distribute all or substantially all of its Cash Available for Distribution, it will have retained little or no cash from its rent payments under the Percentage Leases. In that event, expenditures for additional hotel development would have to be funded from borrowings or from proceeds of the sale of equity securities or assets.

EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON SHARES

     One of the factors that will influence the market price of the Common Shares in public markets will be the annual distribution rate on the Common Shares. An increase in market interest rates may lead prospective purchasers of the Common Shares to demand a higher annual distribution rate from future distributions. Such an increase in the required distribution rate may adversely affect the market price of the Common Shares.

ADVERSE EFFECT OF SHARES AVAILABLE FOR FUTURE SALE ON MARKET PRICE OF COMMON SHARES

     Upon consummation of the Offering, the Company will have 7,500,000 Common Shares outstanding, all of which will be freely tradeable under the Securities Act of 1933 (the "Securities Act") by persons other than Affiliates (as defined herein) of the Company. Sales of a substantial number of Common Shares, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Shares. A total of 650,000 Common Shares will be reserved for issuance pursuant to grants under the Company's 1996 Share Incentive Plan (the "1996 Plan") and the Company's 1996 Independent Trustees' Share Incentive Plan (the "Trustees' Plan"). See "Management -- Compensation of Trustees,"
"-- Executive Compensation" and "-- 1996 Share Incentive Plan." No prediction can be made about the effect that future sales of Common Shares will have on the market prices of the Common Shares. See "Shares Available for Future Sale" and "Underwriting."

                              CONCURRENT OFFERING

     Concurrently with the Common Shares offered hereby in the Offering, the Company will offer 2,500,000 and 300,000 Common Shares directly to the Advisor and Marriott, respectively, at the Offering Price. The Underwriters will not underwrite, and will receive no discounts or commissions on the Common Shares to be offered in the Concurrent Offering. Upon completion of the Concurrent Offering, Marriott will agree that it will not sell any Common Shares acquired in the Concurrent Offering for a period of two years following the closing of the Concurrent Offering. Likewise, upon completion of the Concurrent Offering, the Advisor will agree that it will not sell any Common Shares acquired in the Concurrent Offering during the term of the Advisory Agreement.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering and from the Concurrent Offering are estimated to be approximately $71.2 million (approximately $77.8 million if the Underwriters' over-allotment option of 705,000 Common Shares is exercised in full). The net proceeds of the Offering and the Concurrent Offering will be used by the Company as follows: approximately $5.1 million to fund the acquisition of the Initial Hotel (including land costs and the development fee); approximately $11 million to fund the acquisition of sites for, and the development of, the Development Hotels; $380,000 for payment of franchise fees for the Initial Franchise Markets; and approximately $54.7 million for the development of additional mid-price extended stay hotel properties and for working capital.

     Pending application of the net proceeds, the Company will invest the net proceeds in short-term, interest-bearing securities that will enable the Company to qualify as a REIT for federal income tax purposes.

                              DISTRIBUTION POLICY

     The Company currently intends to distribute, through regular quarterly distributions to its shareholders, the minimum amounts necessary to qualify as a REIT, in order to maximize the amount of cash available for its development plans. In order to qualify to be taxed as a REIT, the Company must distribute to its shareholders at least 95% of its annual REIT taxable income (determined by excluding any net capital gain). Based upon current interest rate levels and anticipated returns from such investments during the twelve month period following completion of the Offering, the Company expects its initial quarterly distribution will be approximately $0.06 per Common Share, or approximately $0.24 per Common Share on an annualized basis, representing approximately 2.4% of the Offering Price. The Company does not expect to change its estimated initial distribution per Common Share if the Underwriters' over-allotment option is exercised. The Company intends to maintain its initial annual distribution rate for at least twelve months following consummation of the Offering unless actual results of operations, economic conditions, interest rates or other factors differ from the assumptions used in establishing the initial annual distribution rate. See "Risk Factors -- Risks Associated with Use of Proceeds of the Offering."

     Future distributions by the Company will be at the discretion of the Board of Trustees and will depend on the actual Cash Available for Distribution of the Company, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Considerations -- Requirements for Qualification"), and such other factors as the Board of Trustees deems relevant. See "Risk Factors -- Changes in Policies Without Shareholder Approval; No Limitation on Debt."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of October 21, 1996 and as adjusted assuming the Offering, the Concurrent Offering and the application of the assumed net proceeds therefrom. See "Use of Proceeds." The information set forth in the table should be read in conjunction with the balance sheet of the Company and notes thereto included elsewhere in this Prospectus, the estimated and pro forma financial information and notes thereto included elsewhere in this Prospectus and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                             OCTOBER 21, 1996
                                                                         ------------------------
                                                                         HISTORICAL   AS ADJUSTED
                                                                         ----------   -----------
Long Term Debt.........................................................    $    0     $         0
                                                                         ----------   -----------
Shareholders' Equity:
  Preferred Shares, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding......................
  Common Shares, par value $0.01 per share, 100,000,000 shares authorized, 1,000 shares issued and outstanding and 7,500,000
     shares issued and outstanding as adjusted(1)......................        10          75,000
  Additional paid-in capital...........................................       990      71,135,000
                                                                         ----------   -----------
          Total shareholders' equity...................................     1,000      71,210,000
                                                                         ----------   -----------
          Total capitalization.........................................    $1,000     $71,210,000
                                                                          =======      ==========

---------------

(1) Excludes 650,000 Common Shares reserved for issuance pursuant to grants under the 1996 Plan and the Trustees' Plan. See "Management -- 1996 Share Incentive Plan" and "-- Trustees' Plan."

                                    DILUTION

     As of October 21, 1996, the net tangible book value of the Company, giving pro forma effect to the transactions (other than the Offering and the Concurrent Offering) described in the notes to the pro forma consolidated balance sheet contained elsewhere herein, was approximately $0, or $0.00 per Common Share. "Net tangible book value per share" is defined as the book value of tangible assets of the Company, less all liabilities, divided by the number of outstanding Common Shares. After giving effect to the Offering and Concurrent Offering at the Offering Price of $10.00 per Common Share, and after deducting estimated offering expenses and the underwriting discount, the pro forma net tangible book value of the Company at October 21, 1996 would have been approximately $71,210,000, or $9.49 per Common Share. This represents an immediate dilution of $0.51 per share to purchasers of Common Shares in the Offering. The following table illustrates the per share dilution:

    Assumed initial public offering price per share...............................   $10.00
      Pro forma net tangible book value per share as of October 21, 1996 before the Offering and the Concurrent Offering...................  $0.00
                                                                             -----
      Increase attributable to purchase by shareholders in the Offering....  $5.78
                                                                             -----
      Increase attributable to purchase by the Advisor and Marriott in the
         Concurrent Offering...............................................  $3.71
                                                                             -----
    Pro forma net tangible book value per share after the Offering and the
      Concurrent Offering.........................................................   $9.49
                                                                                     -----
    Dilution per share to new investors...........................................   $0.51
                                                                                     =====

     The following table summarizes, on a pro forma basis as of October 21, 1996 and after giving effect to the Offering and the Concurrent Offering, the differences between the investors in the Offering and the investors in the Concurrent Offering (i.e., the Advisor and Marriott) with respect to the number of shares purchased, the total consideration paid to the Company and the average price per Common Share.

                                                 SHARES ISSUED       TOTAL CONSIDERATION
                                              -------------------   ---------------------
                                               SHARES     PERCENT     AMOUNT      PERCENT   AVERAGE PRICE
                                              ---------   -------   -----------   -------   -------------
Common Shares offered to the Public in the
  Offering..................................  4,700,000     62.7%   $47,000,000     62.7%      $ 10.00
Common Shares offered to the Advisor and
  Marriott in the Concurrent Offering.......  2,800,000     37.3%   $28,000,000     37.3%        10.00
                                              ---------   -------   -----------   -------
          Total.............................  7,500,000    100.0%   $75,000,000    100.0%
                                               ========    =====     ==========    =====

     The foregoing table excludes 650,000 Common Shares reserved for issuance pursuant to grants under the 1996 Plan and the Trustees' Plan. See "Management -- 1996 Share Incentive Plan" and "-- The Trustees' Plan."

                            SELECTED FINANCIAL DATA

     The following tables set forth selected historical, estimated and pro forma consolidated financial data for the Company. The following tables set forth (i) selected (unaudited) estimated financial data for the twelve months ended September 30, 1996, (ii) selected historical balance sheet data as of October 21, 1996, and (iii) selected (unaudited) pro forma consolidated balance sheet data as of October 21, 1996.

     The estimated financial data is presented as if the acquisition of the Initial Hotel and the closing of the Offering and the Concurrent Offering had occurred on October 1, 1995 and, therefore, incorporates certain assumptions that are included in the notes to the estimated financial statements included elsewhere in this Prospectus. The selected historical balance sheet data for the Company as of October 21, 1996 has been derived from the historical balance sheet of the Company audited by Coopers & Lybrand L.L.P., independent accountants, whose report with respect thereto is included in this Prospectus. The pro forma consolidated balance sheet data of the Company is presented as if the acquisition of the Initial Hotel and the closing of the Offering and the Concurrent Offering had occurred on October 21, 1996. The estimated and pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been had such transactions, in fact, occurred on such dates, or to project the Company's financial position or results of operations at any future date or for any future period.

     The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and all of the financial statements and notes thereto included in this Prospectus.

                                                                                TWELVE MONTHS
                                                                                    ENDED
                                                                              SEPTEMBER 30, 1996
                                                                              ------------------
ESTIMATED FINANCIAL DATA(1):
  Percentage Lease revenue(2)...............................................      $  359,800
                                                                                      ------
  Depreciation..............................................................         246,625
  Real estate and personal property taxes and property insurance............          56,000
  General and administrative................................................         272,000
  Advisory fees.............................................................           1,590
                                                                                      ------
          Total expenses....................................................         576,215
                                                                                      ------
  Estimated revenues less expenses..........................................      $ (216,415)
                                                                                      ======
  Estimated revenues less expenses per Common Share.........................      $    (0.03)
                                                                                      ======
  Weighted average number of Common Shares outstanding......................       7,500,000
                                                                                      ======

                                                                            AS OF OCTOBER 21,
                                                                                  1996
                                                                          ---------------------
                                                                          ACTUAL   PRO FORMA(1)
                                                                          ------   ------------
BALANCE SHEET DATA:
  Investment in hotel properties........................................  $    0   $  5,140,000
  Cash and cash equivalents.............................................   1,000     65,690,000
  Total assets..........................................................   1,000     71,210,000
  Long-term debt........................................................       0              0
  Shareholders' equity..................................................   1,000     71,210,000

---------------

(1) The estimated and pro forma information does not purport to represent what the Company's financial position or results of operations actually would have been if the Company had in fact owned and leased to the Marriott Lessee the Initial Hotel at the beginning of the period indicated, or to project the Company's results of operations for any future period or the future financial position of the Company.
(2) For the Initial Hotel which had no operations for the period presented, the Percentage Lease payment is assumed to be equal to the Base Rent provided for in the Percentage Lease. See "Business -- The Percentage Leases."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company was organized as a Maryland REIT in October 1996 and has no operating history. The Company intends to develop and own hotel properties with particular emphasis on mid-price extended stay properties. The Company intends to utilize the net proceeds of the Offering and the Concurrent Offering to acquire the Initial Hotel, which is currently under construction and is expected to be completed in February 1997, to fund the development of the two Development Hotels, the sites for which are expected to be acquired in the second quarter of 1997, and to fund the development of additional hotel properties in the future. The Company also may acquire stabilized extended stay hotel properties, although as of the date of this Prospectus, the Company has no present plans to do so.

LIQUIDITY AND CAPITAL RESOURCES

     The Company currently intends to adhere to the Debt Limitation, which is a debt policy limiting the Company's total indebtedness to approximately 40% of the Company's total investment in hotel properties. Although the Board of Trustees has no present intention to do so, such policy may be amended or revised at any time and from time to time at the discretion of the Board of Trustees without a vote of the Company's shareholders. See "Policies with Respect to Certain Activities -- Financing Policies." Upon the closing of the Offering, the Company will have no outstanding indebtedness. The Company has initiated discussions regarding debt financing to fund the development and acquisition of hotel properties. The Company does not intend to draw on any such financing until it has utilized substantially all the net proceeds from the Offering and the Concurrent Offering.

     Following the closing of the Offering and the Concurrent Offering, the Company will have approximately $71.2 million (approximately $77.8 million if the Underwriters' over-allotment option is exercised in full) in cash and equivalents to fund the acquisition of the Initial Hotel, the acquisition of the sites for the two Development Hotels, the construction of the Development Hotels and the development of future hotels. The Company believes that its principal short-term liquidity needs initially will be to fund operating expenses and the minimum distributions required to enable the Company to qualify as a REIT under the Code. The Company anticipates that these needs will be fully funded from the Company's initial working capital and the cash flows provided by operating activities and, when necessary to fund shortfalls resulting from the timing of collections of rent, its future credit facilities. The Company expects that the net proceeds of the Offering and the Concurrent Offering, together with borrowings consistent with the Debt Limitation, will be sufficient to fund its development plan for approximately 20 hotels. There can be no assurance that additional financing will be available when needed or that such additional financing will be available on terms favorable to the Company. See "Risk
Factors -- Real Estate Financing Risks."

     The Company expects to meet its long-term liquidity requirements for the funding of activities such as development, property acquisitions, scheduled debt maturities, major renovations, expansions and other non-recurring capital improvements through internally generated cash, indebtedness and the issuance of additional equity securities by the Company. The Company also intends to use proceeds from any debt financing to fund property acquisitions, development, redevelopment, expansions and capital improvements on an interim basis.

     The Company's income will be derived initially from short-term investments and, following opening of the Initial Hotel, from lease revenues generated under the Percentage Lease for the Initial Hotel. The Company expects to enter into similar Percentage Leases with respect to hotels developed or acquired by the Company in the future.

INFLATION

     Operators of hotels, in general, possess the ability to adjust room rates quickly. Competitive pressures may, however, limit the ability of the Company's lessees to raise room rates in the face of inflation, and there can be no assurance that inflation will not affect future operating or construction costs. See "Risk Factors -- Development Risks."

SEASONALITY AND OTHER FACTORS AFFECTING QUARTERLY EARNINGS

     The lodging industry is seasonal in nature. Because many of the Company's expenses will likely not fluctuate with revenues, this seasonality in revenues may cause even greater quarterly fluctuations in the Company's earnings. Quarterly earnings may be adversely affected by risks beyond the Company's control, including poor weather conditions, economic factors and competition. In addition, quarterly earnings may be affected by the timing of development and the opening of new hotels.

                                    BUSINESS

OVERVIEW

     The Company is a newly-organized equity REIT formed to take advantage of significant opportunities to develop and own mid-price extended stay hotels. The Company believes that the extended stay segment of the lodging industry offers a number of attractive investment characteristics compared to traditional hotels, including (i) demand which compares favorably to supply, particularly in the mid-price segment, (ii) potentially favorable operating characteristics, including higher occupancy, longer guest stays and higher operating margins, and
(iii) a potentially more attractive return on investment. The Common Shares offered to the public in the Offering and to the Advisor and Marriott in the Concurrent Offering will represent all the Common Shares outstanding following completion of the Offering and the Concurrent Offering. As a result, the only dilution to purchasers of Common Shares will result from the expenses of the Offering and the Concurrent Offering, including the underwriting discount and other expenses of the Offering and the Concurrent Offering.

     The Company will focus its initial hotel development and ownership on TownePlace Suites hotels, a new brand of mid-price extended stay hotels which is being developed by Marriott. Mid-price extended stay hotels are designed to appeal to business and leisure travelers seeking extended stay accommodations, typically for five or more consecutive nights, by combining the convenience of a hotel with many of the comforts and amenities of an apartment and by providing well-appointed, high-quality lodging at moderate prices. Based upon industry sources, the Company believes the demand for mid-price ($40 to $70 ADR) extended stay rooms compares favorably to the supply of purpose-built, mid-price extended stay rooms in the market. The Company currently expects to have approximately 20 hotels open or under development by year-end 1998 to be funded by the net proceeds from the Offering and the Concurrent Offering and borrowings consistent with the Company's Debt Limitation. However, there can be no assurance that such hotels will be open or under development by such date. See "Risk Factors -- Real Estate Financing Risks" and "-- Development Risks." The Company plans to lease its hotels to multiple unaffiliated third-party lessees pursuant to Percentage Leases which provide for rent based primarily on the room revenues of the hotels and are which designed to allow the Company to participate in revenue growth at the Company's hotels.

BUSINESS AND GROWTH STRATEGIES

     The Company's objective is to enhance shareholder value primarily by developing and owning hotels in the mid-price extended stay segment of the lodging industry and by participating in increases in room revenues from its hotels through the Percentage Leases.

  Development

     While the Company will place particular emphasis on TownePlace Suites hotels, it also will consider development of other extended stay hotel brands in the mid-price market segment. The Company intends to pursue its development plan through existing and future relationships with: (1) the Advisor; (2) mid-price extended stay hotel franchisors (i.e., Brand Owners); and (3) hotel management companies.

     The Advisor. The Company expects that the Advisor will identify suitable potential development sites for the Company. The Advisor also will provide certain development services, including negotiation of site acquisition contracts, selecting and negotiating with franchisors, architects and contractors, and obtaining various government permits and approvals. The Advisor has initiated site selection activities on behalf of the Company. The Company will pay to the Advisor a fee of $200,000 for each hotel developed on sites identified and presented to the Company by the Advisor. As a part of its advisory services to the Company under the Advisory Agreement, the Advisor will provide oversight of developments originated for the Company by other entities. The Advisor will not be paid a development fee for hotels developed on sites originated and presented to the Company by third party developers. See "-- The Advisor."

     Brand Owners. The Company, through the Advisor, intends to pursue and maintain relationships with Brand Owners, including Marriott, that own mid-price extended stay brands. The Company believes that

Brand Owners may be a source of suitable development sites and that Brand Owners may have incentives to identify, and assist the Company in securing, such development sites for the following reasons: (i) the potential for the Brand Owner to receive a development fee from the Company; (ii) the potential that the Company may develop a hotel franchised by the Brand Owner; and (iii) the potential that the Brand Owner would lease from the Company the hotel developed on the site. The Advisor has initiated discussions with Brand Owners on behalf of the Company.

     Hotel Management Companies. The Company believes that hotel management companies, including large national companies and smaller local and regional companies, may have specialized knowledge regarding development sites in the markets in which they manage hotels. The Company, through the Advisor, intends to seek relationships with hotel management companies and to take advantage of such companies' knowledge of development sites and local markets. The Company will consider engaging these companies to provide development services for the Company and as potential lessees of hotels owned by the Company. The Company believes the incentives for hotel management companies to establish relationships with the Company include the potential to receive development fees and opportunities to lease hotels from the Company. The Advisor has initiated discussions with several hotel management companies on behalf of the Company.

     The development fees paid to Brand Owners and hotel management companies may be greater than or less than development fees to be paid to Marriott and the Advisor.

     In addition to the Initial Hotel, the Development Hotels and the Initial Franchise Markets, the Company intends to pursue sites in additional markets. The Company considers the following general criteria in selecting markets and sites in which to develop additional mid-price extended stay hotels:

     - Metropolitan Statistical Areas with populations of 500,000 or greater;

     - Concentrations of demand generators, including major office buildings and industrial parks, government offices, military bases, manufacturing areas and new residential and retail developments;

     - Occupancy levels and ADRs of surrounding hotels, particularly upscale extended stay hotels;

     - Competition from existing hotels and barriers to entry for future development of competitive hotels; and

     - Nearby guest support services such as restaurants, shopping centers, and grocery and drug stores.

  Internal Growth

     The Company expects that its hotels will offer opportunities for revenue and cash flow growth through effective sales and marketing and efficient operations by its lessees. The Percentage Leases are designed to allow the Company to participate in revenue growth at the Company's hotels. See "-- The Percentage Leases." Under the Percentage Leases for the Initial Hotel and the Development Hotels, once annual room revenues at the hotels reach certain specified levels, the Company will receive approximately 70% of incremental room revenues at such hotels. The Percentage Leases provide that the Base Rent and the thresholds for the payment of Percentage Rent will be adjusted annually (subject to an annual cap) based on changes in the U.S. Consumer Price Index. The Company's lessees will be responsible for marketing and managing the Company's hotels. See "-- Operations."

  Acquisitions

     The Company also intends to consider the acquisition of stabilized mid-price extended stay hotel properties if appropriate opportunities arise and will consider the acquisition of other existing properties for conversion to a mid-price extended stay property. However, the Company anticipates that its principal means of external growth will be through the development of new mid-price extended stay hotels. As of the date of this Prospectus, the Company has no present plans to acquire stabilized extended stay hotel properties.

  Financing Strategy

     The Company currently intends to adhere to the Debt Limitation which limits the Company's total indebtedness to approximately 40% of the Company's total investment in hotel properties. However, the Company's organizational documents do not limit the amount of indebtedness that the Company may incur, and the Board of Trustees may in the future change the Company's policy with respect to the Debt Limitation without shareholder approval. See "Policies With Respect to Certain Activities -- Financing Policies." At the closing of the Offering, the Company will have no outstanding indebtedness. The Company has initiated discussions regarding debt financing for development of additional hotels. The Company does not intend to draw on any such financing until it has utilized substantially all of the net proceeds from the Offering and the Concurrent Offering. See "Risk Factors -- Real Estate Financing Risks" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

ARRANGEMENTS WITH MARRIOTT

     The Company plans to (i) acquire from Marriott the Initial Hotel which is the first TownePlace Suites hotel currently under construction in Newport News, Virginia upon its completion, at cost (estimated at approximately $4.9 million, including land costs) plus a $200,000 development fee; (ii) obtain from Marriott the rights to acquire sites in Chantilly, Virginia (Washington, D.C.) and Richmond, Virginia on which the Company intends to construct the Development Hotels; (iii) lease the Initial Hotel and the Development Hotels to the Marriott Lessee under Percentage Leases; (iv) obtain exclusive franchise rights to develop, pursuant to the Development Agreement, up to ten additional TownePlace Suites hotels in the Initial Franchise Markets during the twelve-month period following the closing of the Offering; and (v) pursuant to the Concurrent Offering, offer to Marriott 300,000 Common Shares at the Offering Price which Marriott will agree not to sell for a period of two years following the Concurrent Offering. The Company expects that the Initial Hotel will be acquired by February 1997 and that the sites for the Development Hotels will be acquired during the second quarter of 1997. The Company is actively pursuing other development opportunities for TownePlace Suites hotels, although as of the date of this Prospectus, the Company has not entered into any arrangements with Marriott or any other party with respect to TownePlace Suites hotels other than with respect to the Initial Hotel, the Development Hotels and the Initial Franchise Markets. While the Company will place particular emphasis on TownePlace Suites hotels, it also will consider development of other extended stay hotel brands in the mid-price market segment.

  The TownePlace Suites Hotel Brand

     TownePlace Suites is a new brand of mid-price extended stay lodging concept which is being developed by Marriott to appeal to business and leisure travelers seeking extended stay accommodations by providing well-appointed, high-quality lodging at moderate prices. The Company believes that TownePlace Suites hotels will have targeted ADRs ranging from approximately $55 to $65, depending upon the local market. The current prototype TownePlace Suites hotel will consist of two interior corridor buildings containing a total of 95 units, comprised of 68 studio suites, 23 two-bedroom suites and four one-bedroom suites. Each suite will have a fully-equipped kitchen, separate living area, voice and data phone lines and a desk/work table. Each hotel is expected to provide twice weekly housekeeping service (one full service and one limited service) and is expected to have an on-site exercise facility, outdoor pool, 24 hour staffing and laundry facilities. The Company anticipates that the prototype TownePlace Suites will require approximately two to three acres of land for development and will cost approximately $50,000 to $55,000 per room to develop, excluding land costs. Each TownePlace Suites hotel is expected to have approximately eight full-time equivalent employees.

  The Marriott Lessee

     The Marriott Lessee, TPS I, Inc., is a newly-formed Delaware corporation and a wholly-owned subsidiary of Marriott. The Marriott Lessee will lease from the Partnership the Initial Hotel and the two Development Hotels under Percentage Leases, and will enter into management agreements with the Marriott Management Company (as defined herein) for the management of the hotels leased by the Marriott Lessee. Other than working capital and its rights under the Percentage Leases, the Marriott Lessee is expected to have only nominal assets.

  Agreements with Marriott

     In addition to the Percentage Leases for the Initial Hotel and the two Development Hotels, the Company intends to enter into several agreements with Marriott as described below.

     Development Agreement. The Company will enter into a Development Agreement with Marriott which will provide that upon payment by the Company of Marriott's current standard non-refundable franchise application fees totalling $380,000 (based on $38,000 for each TownePlace Suites franchise), Marriott will grant to the Company the exclusive right to develop up to ten TownePlace Suites hotels in the ten Initial Franchise Markets during the twelve month period following the closing of the Offering. To exercise its rights under the Development Agreement,
(i) the Company or a proposed lessee must submit to Marriott a standard franchise application together with a contract or similar agreement with respect to the Company's right to purchase a proposed site in an Initial Franchise Market and (ii) Marriott must approve the franchise application and a franchise agreement must be signed by the parties within the twelve month period following the closing of the Offering. Once a franchise agreement is signed, the Company generally will have approximately twelve months to complete construction and open the hotel. If the Company enters into a franchise agreement with Marriott for a TownePlace Suites hotel at a location not in an Initial Franchise Market, the Company and Marriott may agree to substitute such new location for one of the Initial Franchise Markets specified in the Development Agreement, and in such event the Company will not be required to pay to Marriott an additional franchise application fee for such location.

     Owner Agreements. The Company will enter into an Owner Agreement with Marriott with respect to each franchised TownePlace Suites hotel owned by the Company. In general, the Owner Agreement obligates the Company to guarantee certain of the obligations of its lessees (excluding the Marriott Lessee) under the franchise agreements with Marriott, including obligations with respect to the payment of franchise fees to Marriott. In the event of a termination of a franchise agreement due to a default by a lessee (excluding the Marriott Lessee) of the Company under a franchise agreement with Marriott or in the event that the Company terminates a Percentage Lease for a TownePlace Suites hotel due to a default by the lessee of the Company, the Company will be obligated to obtain a substitute a lessee/franchisee acceptable to Marriott.

     Technical Services Agreement. The Company will enter into a Technical Services Agreement with Marriott under which Marriott will provide certain services to the Company in connection with the Company's development of the two Development Hotels on the sites selected by Marriott. Pursuant to the Technical Services Agreement, Marriott will assist the Company in interior design, selection of consultants and design and consultant professionals and will conduct inspections during the construction period. Under the Technical Services Agreement the Company will agree to pay Marriott a fee of $200,000 for its services with respect to each Development Hotel payable as follows:

     - $50,000 payable upon closing of the Company's purchase of the site for each Development Hotel;

     - an aggregate of $100,000 payable in monthly installments over the course of construction based upon the percentage of completion of the hotel; and

     - $50,000 payable upon issuance of a certificate of occupancy for the hotel.

     Real Estate Agreements. The Company will enter into an agreement to acquire the Initial Hotel from Marriott upon completion of construction for a purchase price of approximately $4.9 million, which represents Marriott's development costs, plus a development fee of $200,000. In addition, Marriott will assign to the Company Marriott's contract rights to acquire two sites on which the Company intends to develop the Development Hotels and upon such assignment the Company will reimburse Marriott for the costs incurred by Marriott for the development of such sites up to the date the sites are assigned to the Company. The Company will not be obligated to purchase either site until it has completed its due diligence with respect to such site.

  Other Marriott Agreements

     Management Agreements. The Marriott Lessee intends to enter into management agreements with an affiliate of Marriott (the "Marriott Management Company") with respect to the Initial Hotel and the two Development Hotels, under which the Marriott Management Company will manage such hotels as the agent of the Marriott Lessee. The Marriott Management Company will provide complete management services, including (i) management of all activities necessary for the day-to-day operation of the hotels leased by the Marriott Lessee, such as establishment of room rates, processing reservations, procuring (as agent) inventories, supplies and services, and promotion and publicity; (ii) obtaining licenses and permits; (iii) repairing and maintaining the hotel; (iv) recruiting, employing, supervising, directing and (when appropriate) discharging all managerial and other employees of the hotel; (v) preparing reports, budgets and projections; and (vi) providing other administrative, financial, risk management, legal and accounting support services. It is expected that the Marriott Management Company will be paid a base management fee equal to three percent (3%) of gross revenues of the hotels it manages for the Marriott Lessee. Pursuant to the Percentage Leases for the Initial Hotel and the two Development Hotels, payment of management fees to the Marriott Management Company will be subordinated to payment of rent to the Company by the Marriott Lessee.

     Limited Guaranty by Marriott. Marriott has agreed to provide a limited guaranty of the Marriott Lessee's payment obligations under the Percentage Leases for the Initial Hotel and the Development Hotels during the first three years of each lease's term (the "Limited Guaranty"). The Limited Guaranty will be limited to $500,000 with respect to the Percentage Lease for the Initial Hotel and will increase by $500,000 upon commencement of the Percentage Lease for each of the Development Hotels. Upon the third anniversary of the commencement date of each Percentage Lease, the amount of the Limited Guaranty will be reduced by $500,000 less any amount paid by Marriott to the Company, up to $500,000, under the Limited Guaranty in respect of the Percentage Lease for which the Limited Guaranty has expired.

  Franchise Agreements

     The following summary of the TownePlace Suites franchise agreements for the Initial Hotel and the Development Hotels is qualified in its entirety by the form of franchise agreement which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     The Company anticipates that most of the additional hotel properties in which it invests will be operated under franchise licenses. The Company believes that the public's perception of quality associated with a franchisor is an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees which include national advertising and reservation system, publicity and other marketing programs designed to increase brand awareness, generally, training of personnel, continual review of quality standards and centralized reservation systems.

     The franchise licenses generally specify certain management, operational, record-keeping, accounting, reporting and marketing standards and procedures with which each lessee must comply. The franchise licenses will obligate the lessee to comply with the franchisors' standards and requirements with respect to training of operational personnel, safety, maintaining specified insurance, the types of services and products ancillary to guest room services that may be provided by the lessee, display of signage, and the type, quality and age of furniture, fixtures and equipment included in guest rooms, lobbies and other common areas.

     The Initial Hotel, the Development Hotels and any hotels developed under the Development Agreement will be licensed as a TownePlace Suites hotel by Marriott. TownePlace Suites(SM) is a service mark of Marriott. Each franchise license will give the Marriott Lessee the right to operate the particular hotel under a franchise license for a period of 20 years. The Marriott TownePlace Suites franchise agreements will provide for termination at Marriott's option upon the occurrence of certain events and the payment of liquidated damages by the Company as a result thereof. The Marriott franchise licenses for the Initial Hotel and the Development Hotels require the Marriott Lessee to pay certain fees including royalties to Marriott equal to 5% of room revenues plus a marketing fund fee of 1.5% of room revenues of each franchised hotel. The Marriott Lessee will be responsible for making all royalty payments under the franchise agreements to Marriott.

     With respect to TownePlace Suites franchise agreements that may be entered into between Marriott and third party lessees not affiliated with Marriott, the Company will guarantee all of the obligations of the lessees under such franchise agreements, including without limitation the payment of royalty, marketing and other fees. In the event of a default by the Marriott Lessee under a Percentage Lease which results in the Marriott Lessee ceasing to be the lessee of a hotel, Marriott has agreed that the hotel may continue to be operated as a TownePlace Suites by a substitute lessee. Any such lessee is subject to reasonable approval by Marriott, and there can be no assurance that an acceptable lessee will be found on a timely basis. Failure to find an approved lessee will result in termination of the franchise agreement.

     TOWNEPLACE SUITES BY MARRIOTT(SM) IS A REGISTERED SERVICE MARK AND MARRIOTT(R) IS A REGISTERED TRADEMARK OF MARRIOTT INTERNATIONAL, INC., WHICH HAS NOT ENDORSED OR APPROVED THE OFFERING. A GRANT OF A TOWNEPLACE SUITES FRANCHISE LICENSE TO THE COMPANY'S HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY MARRIOTT INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE COMPANY OR THE COMMON SHARES OFFERED HEREBY.

THE HOTEL INDUSTRY

  Traditional Lodging Industry

     The financial results of the lodging industry have improved in each year since 1991. The industry as a whole generated record earnings in 1995, with industry-wide pretax profits of approximately $7.6 billion, according to Coopers & Lybrand Hospitality Directions, January 1996 ("Hospitality Directions"). This figure was up 38% from approximately $5.5 billion in pretax profits in 1994, and represented the industry's third consecutive year of profitability.

     The industry's profitability has been driven by four consecutive years in which the growth in demand for hotel rooms has exceeded the growth in room supply. According to Smith Travel Research, industry-wide growth in room demand exceeded the growth in total room supply by 1.7%, 2.2%, 2.6% and 1.0% in 1992, 1993, 1994 and 1995, respectively. This trend has continued in the first eight months of 1996, with demand growth exceeding supply growth by 1.2%.

     The sustained, favorable relationship between demand growth and supply growth has enabled the industry to increase REVPAR every year since 1991. According to Smith Travel Research, REVPAR for the industry as a whole grew 3.2%, 5.6%, 6.5% and 5.8% in 1992, 1993, 1994 and 1995, respectively. This trend has continued in the first eight months of 1996, with REVPAR growing 7.8%. Hospitality Directions forecasts industry-wide REVPAR gains averaging approximately 5% annually in the period 1996 through 1998. However, there can be no assurance that the industry will experience such gains. See "Risk Factors -- Industry Risks."

  The Extended Stay Segment

     The number of purpose-built extended stay rooms represents a small portion of the total available guest rooms in the U.S. lodging industry. According to Smith Travel Research, of the approximately 3.3 million guest rooms available in the U.S. lodging industry at December 31, 1995, 42,718, or 1.3%, were purpose-built extended stay rooms at 362 properties. The Company believes that at September 30, 1996, there were approximately 53,000 purpose-built extended stay suites at approximately 460 hotels.

     The Company believes that the demand for extended stay lodging is driven in part by the economic and social changes resulting from the increased mobility of the workforce, the increased number of corporate reorganizations and trends toward corporate downsizing and outsourcing. These changes have created new accommodation needs for, among others, corporate executives and trainees, consultants, sales representatives, construction workers and people in between jobs or homes. The table below compares occupancy, ADR and

REVPAR for all U.S. hotels and extended stay hotels for each of the years ended December 31, 1991 through 1995 and for the eight months ended August 31, 1995 and 1996.

                                                                                       EIGHT MONTHS
                                                                                       ENDED AUGUST
                                                  YEAR ENDED DECEMBER 31,                   31,
                                         ------------------------------------------   ---------------
                                          1991     1992     1993     1994     1995     1995     1996
                                         ------   ------   ------   ------   ------   ------   ------
OCCUPANCY
U.S. Hotels............................    60.7%    61.7%    63.0%    64.6%    65.2%    66.9%    67.6%
Extended Stay Hotels(1)................    73.7     76.7     80.2     81.6     81.0     82.8     82.4
ADR
U.S. Hotels............................  $59.01   $59.90   $61.97   $64.34   $67.46   $67.14   $71.55
Extended Stay Hotels(1)................   72.62    73.68    73.69    74.29    76.81    76.78    79.80
REVPAR
U.S. Hotels............................  $35.82   $36.96   $39.04   $41.56   $43.98   $44.92   $48.37
Extended Stay Hotels(1)................   53.52    56.51    59.10    60.62    62.22    63.57    65.76

---------------

Source: Smith Travel Research.

(1) Extended stay hotels include Extended Stay America, Hawthorn Suites, Homewood Suites, Homestead Village, Residence Inn by Marriott, Studio Plus, Suburban Lodge, Summerfield Suites, Villager Lodge, Westar Suites (Homegate Hospitality) and Woodfin Suites.

     As shown in the table above, recent occupancy rates for existing purpose-built extended stay hotel companies indicate an average in excess of 80% after stabilization, or approximately 15 percentage points higher than occupancy for the U.S. lodging industry as a whole. In addition, operating costs for extended stay hotels are often lower than full service and limited services hotels due to the fewer number of employees, longer average length of stay of guests, which limits daily front desk transactions, and the elimination of many labor intensive amenities typically provided by full-service or traditional hotels, such as daily housekeeping and full-service restaurants.

  The Mid-Price Segment

     The Company believes that the mid-price extended stay segment of the lodging industry presently is characterized by a demand for multi-night accommodations which compares favorably to the supply of purpose-built, mid-price extended stay rooms.

     D. K. Shifflet & Associates estimates that in 1995 approximately 30% of total room nights at U.S. hotels, or approximately 259 million room nights, were occupied by non-convention business and leisure guests staying at one hotel for five or more consecutive nights. D. K. Shifflet & Associates estimates that approximately 21% of stays were in economy hotels with ADRs below $40, approximately 43% were in mid-price hotels with ADRs between $40 and $70 and approximately 36% were in upscale hotels with ADRs above $70. As depicted in the following table, according to D.K. Shifflet & Associates, the mid-price segment has the largest volume of such stays.

                                                                NUMBER OF           PERCENTAGE OF
                     LODGING SEGMENT:                       ANNUAL ROOM NIGHTS    ANNUAL ROOM NIGHTS
----------------------------------------------------------  ------------------   --------------------
  Upscale (ADRs greater than $70).........................       93,207,000                36%
  Mid-Price (ADRs of $40-$70).............................      110,208,000                43
  Economy (ADRs less than $40)............................       55,585,000                21
                                                            ------------------            ---
          Total...........................................      259,000,000               100%
                                                            ===============      ===============

---------------

Source: D.K. Shifflet & Associates.

     The mid-price segment of the extended stay market has fewer existing hotels than either the upscale or economy segments. According to Smith Travel Research, at December 31, 1995, approximately 4,135 guest rooms, or approximately one-tenth of one percent of total guest rooms in the U.S. lodging industry, were purpose-built mid-price extended stay rooms. As illustrated by the following table, the mid-price segment has the fewest number of hotels, rooms and annual room nights of the three segments of the total extended stay market.

                                                                  DECEMBER 31, 1995
                                              ----------------------------------------------------------
                                                                                             PERCENTAGE
                                                                               NUMBER OF         OF
                                                NUMBER OF       NUMBER OF     ANNUAL ROOM   ANNUAL ROOM
       EXTENDED STAY MARKET SEGMENT:             HOTELS           ROOMS         NIGHTS         NIGHTS
--------------------------------------------  -------------   -------------   -----------   ------------
  Upscale (ADRs of greater than $70)(1).....       268            32,160      13,041,000          73%
  Mid-Price (ADRs of $40-$70)(2)............        37             4,135       1,614,000           9
  Economy (ADRs of less than $40)(3)........        57             6,423       3,163,000          18
                                                   ---        -------------   -----------      -----
       Total................................       362            42,718      17,818,000         100%
                                              ==========      ==========      ==========    ==========

---------------

Source: Smith Travel Research.
(1) Includes Hawthorn Suites, Homewood Suites, Residence Inn by Marriott, Summerfield Suites and Woodfin Suites hotels.
(2) Includes Lexington Suites, Studio Plus and Westar Suites (Homegate Studios & Suites) hotels.
(3) Includes Extended Stay America, Homestead Village, Villager Lodge and Suburban Lodge hotels.

PROPERTIES

     The Company intends to acquire the Initial Hotel and acquire the sites for, and develop, the Development Hotels. The Initial Hotel is being developed in Newport News, Virginia on an approximately 2.6 acre site in Kiln Creek which area is located in close proximity to Oyster Point Corporate Center, Canon Corporation, Siemens Automotive, Ferguson and the Newport News Airport. The Development Hotels will be located in Chantilly, Virginia (Washington, D.C.
area) and Richmond, Virginia.

     Management expects that the Initial Hotel will be developed as a prototype TownePlace Suites hotel. This hotel will have two interior-corridor buildings with 95 units (68 studio suites, 23 two-bedroom suites and four one-bedroom suites). Each suite will have a fully-equipped kitchen, separate living area, voice and data phone lines and a desk/work table. The Initial Hotel also is expected to have an on-site exercise facility, outdoor pool, 24-hour staffing and laundry facilities. The Company also expects the Development Hotels to be developed as prototype TownePlace Suites hotels.

OPERATIONS

     Each of the Company's hotels will be operated by the Company's lessees pursuant to the Percentage Leases. The Marriott Lessee will lease from the Partnership the Initial Hotel and the Development Hotels under Percentage Leases and will enter into management agreements with the Marriott Management Company for the management of the Company's hotels to be leased by the Marriott Lessee. The Marriott Management Company and other managers of the Company's hotels will provide management services necessary for the day-to-day operation of the hotels, including establishment of room rates; processing of reservations; procuring (as agent) inventories, supplies and services; and promotion and publicity; repair and maintenance of the hotel; recruiting, employment, supervision, direction and (where appropriate) discharge of all managerial and other employees of the hotel; preparation of reports, budgets and projections; and provision of other administrative, financial, risk management, legal and accounting support services. See "-- Arrangements with Marriott -- Management Agreement."

     The Company anticipates that the lessees of its hotels will conduct their operations and hotel management functions in order to maximize REVPAR and ensure consistency and quality of service. However, the Company will be dependent on the ability of its lessees to operate and manage its hotels effectively and will be unable to require its lessees to change their methods of operation, even if the Company believes its lessees are operating hotels inefficiently or in a manner that does not maximize rental payments to the Company under the Percentage Leases. See "Risk Factors -- Risks Associated With Lack of Control Over Operations of the Company's Hotels."

THE ADVISOR

     RFS Partnership will serve as the Advisor pursuant to the Advisory Agreement. Neither the Company, its management nor the Advisor will own an interest in, or participate in the management of, any lessee, thus avoiding certain potential conflicts of interest generally associated with the structure of hospitality REITs. The Advisor will provide information, advice, assistance and facilities to the Company and its Board of Trustees, including development and site due diligence services and financial and administrative services. During the term of the Advisory Agreement, the Advisor has agreed not to acquire or develop mid-price extended stay hotels, including TownePlace Suites hotels. Two directors and officers of RFS which is the general partner of the Advisor, Robert M. Solmson and Minor W. Perkins, will serve as Chairman of the Board and the President and Chief Executive Officer, respectively, and as Trustees of the Company. The Company's Declaration of Trust provides that a majority of the Trustees will be Independent Trustees not affiliated with the Advisor. Additionally, during the term of the Advisory Agreement, the Company has agreed not to acquire or develop upscale extended stay hotels. Pursuant to the Concurrent Offering, the Company will offer to the Advisor 2,500,000 Common Shares at the Offering Price. The initial term of the Advisory Agreement ends on December 31, 1998 and thereafter will be submitted to the Independent Trustees annually for their approval to renew for additional one year terms. After December 31, 1998, the Advisory Agreement may be terminated at any time by the Advisor or by a majority of the Independent Trustees.

     Under the Advisory Agreement, the Company will pay the Advisor an annual advisory fee calculated as follows: (i) if Funds from Operations per share for the fiscal year is $1.20 (before the advisory fee) or less, the advisory fee for the year will be 5% of the product of (a) Funds from Operations per share (before the advisory fee), times (b) the weighted average number of Common Shares outstanding for the year; (ii) if Funds from Operations per share for the fiscal year is greater than $1.20 (before the advisory fee), the advisory fee for the year will be the amount determined as in (i) above, plus 7.5% of the product of (x) Funds from Operations per share for the year (before the advisory fee) less $1.20, times (y) the weighted average number of Common Shares outstanding for the year. The Company will pay the advisory fee quarterly in arrears within 30 days following the end of each calendar quarter based on Funds from Operations per share for the calendar quarter. If the Advisory Agreement is terminated by a majority of the Independent Trustees prior to January 1, 2002, in addition to any fees accruing prior to the date of termination, the Company will continue to pay the advisory fee on a quarterly basis through December 31, 2001.

     If requested by the Company, the Advisor will oversee development and construction of hotel properties on behalf of the Company. The Advisor also intends to locate development sites for the Company. In addition to the advisory fee described above, with respect to sites identified and presented to the Company by the Advisor, the Company will pay to the Advisor a development fee of $200,000 (subject to change by the Independent Trustees) as follows: $50,000 payable upon closing of the Company's purchase of a development site identified and presented to the Company by the Advisor; an aggregate of $100,000 payable in monthly installments over the course of construction based upon the percentage of completion of the hotel; and $50,000 payable upon issuance of a certificate of occupancy for the hotel. The Advisor will earn no development fees for any hotels developed on sites identified and presented to the Company by third party developers.

     The Advisor has agreed to hold all Common Shares acquired by the Advisor in the Concurrent Offering during the term of the Advisory Agreement. If the Advisory Agreement is terminated by the Independent Trustees prior to December 31, 2001, within 60 days following the effective date of termination, the Advisor will have the right to require the Company to purchase from the Advisor up to 2,500,000 Common Shares owned by the Advisor at a price per share equal to the average of the closing prices for the Common Shares for the ten trading days prior to the date of the Advisor's notice to the Company of its desire to sell such shares to the Company. In the event the Advisor elects to require the Company to purchase the Advisor's shares, Marriott will have the right to require the Company to purchase up to 300,000 shares acquired by Marriott in the Concurrent Offering upon the same terms applicable to the purchase of the Advisor's shares.

THE PERCENTAGE LEASES

     The Company plans to lease its hotels to multiple unaffiliated third parties pursuant to Percentage Leases. The Marriott Lessee is a newly-formed corporation and wholly-owned subsidiary of Marriott which will lease the Initial Hotel and the two Development Hotels. The Percentage Leases for the Initial Hotel and the Development Hotels will contain the provisions described below, and the Company intends that future leases with respect to its hotel property investments will contain substantially similar provisions, although the Company's Board of Trustees may, in its discretion, alter any of these provisions with respect to any particular lease, depending on the development or acquisition cost for the hotel, economic conditions and other factors deemed relevant at the time.

     The following summary of the Percentage Leases for the Initial Hotel and the Development Hotels is qualified in its entirety by the form of Percentage Lease which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Term. Each Percentage Lease will have an initial non-cancelable term of ten years, subject to earlier termination upon the occurrence of certain contingencies described in the Percentage Lease (including, particularly, the provisions described herein under "Damage to Hotels," "Condemnation of Hotels" and "Termination of Percentage Leases on Disposition of the Hotels"). The Marriott Lessee may extend the initial term for one five year renewal term.

     Amounts Payable Under the Percentage Leases: Net Provisions. During the term of the Percentage Leases for the Initial Hotel and the Development Hotels, the Marriott Lessee will be obligated to pay annually (i) the greater of Base Rent or Percentage Rent and (ii) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). Percentage Rent will be calculated by multiplying fixed percentages by gross room revenue and telephone revenue for each hotel. Base Rent is required to be paid monthly. Percentage Rent is due quarterly.

     Other than payment of real estate and personal property taxes, casualty insurance, maintenance and repair of structural elements and the replacement and refurbishment of furniture, fixtures and equipment ("FF&E") (which are obligations of the Company), the Percentage Leases will require the Marriott Lessee to pay rent, all costs and expenses and all utility and other charges incurred in the operation of the hotels. The Percentage Leases also provide for rent reductions and abatements in the event of damage or destruction or a partial taking of any hotel as described under "Damage to Hotels" and "Condemnation of Hotels."

     Maintenance and Modifications. Under the Percentage Leases, the Company will be obligated to maintain the underground utilities and the structural elements of the improvements, including, but not limited to, exterior walls (excluding plate glass) and the roof of each hotel and for the replacement and refurbishment of FF&E in the hotels. The Company will be required to place funds annually into an escrow account for the refurbishment or replacement of FF&E (4% of revenues in the first two years of the lease and 5% thereafter). In addition, the Company is responsible for funding any such refurbishments or replacements of FF&E which exceed the amounts deposited in such escrow account, provided that any such additional FF&E expenditures must be in accordance with the requirements set forth in the TownePlace Suites franchise agreement for furnishing and maintaining the hotels. Any unexpended amounts in the FF&E escrow account will remain the property of the Company upon termination of the Percentage Leases. Except as otherwise required to be paid by the Company, the Marriott Lessee will be obligated, at its expense, to maintain the hotel in good order and repair.

     The Marriott Lessee may, though it is not obligated to do so, make non-capital and capital additions, modifications or improvements to the hotel at its expense, provided that such action does not significantly alter the character or purposes of the hotel or significantly detract from the value or operating efficiencies of the hotel. All such alterations, replacements and improvements shall be subject to all the terms and provisions of the Percentage Leases and will become the property of the Company upon termination of the Percentage Leases. The Company will own substantially all personal property (other than inventory, linens, and other property of the lessee) not affixed to, or deemed a part of, the real estate or improvements thereon comprising the hotels, except to the extent that ownership of such personal property would cause the rents under the

Percentage Leases not to qualify as "rents from property" for REIT income test purposes. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests."

     Insurance and Property Taxes. The Company will be responsible for paying real estate taxes and personal property and casualty insurance premiums on the hotels. The Marriott Lessee will be required to pay or reimburse the Company for all other insurance on the hotels, with extended coverage, comprehensive general public liability, workers' compensation and other insurance appropriate and customary for properties similar to the hotel and naming the Company as an additional named insured.

     Indemnification. Under each of the Percentage Leases, the Marriott Lessee will indemnify, and will be obligated to hold harmless, the Company or its affiliates, from and against all liabilities, costs and expenses (including reasonable attorneys' fees and expenses) incurred by, imposed upon or asserted against the Company or its Affiliates, on account of, among other things (i) any accident or injury to person or property on or about the hotel premises; (ii) any misuse by the Marriott Lessee or any of its agents of the leased property;
(iii) any environmental liability resulting from any action or gross negligence of the Marriott Lessee; (iv) taxes and assessments in respect of the hotel (other than real estate and personal property taxes attributable to the hotel); or (v) any breach of the Percentage Leases by the Marriott Lessee.

     Assignment and Subleasing. The Marriott Lessee will not be permitted to sublet all or any part of the hotel or assign its interest under the Percentage Leases, other than to an affiliate of the Marriott Lessee, without the prior written consent of the Company.

     Damage to Hotels. In the event of damage to or destruction of any hotel covered by insurance, the Marriott Lessee will, to the extent of insurance proceeds paid to the Marriott Lessee and any other funds advanced by the Company to the Marriott Lessee, be obligated to repair, rebuild, or restore the hotel on the terms set forth in the applicable Percentage Lease. If the Marriott Lessee rebuilds the hotel, the Company is obligated to disburse to the Marriott Lessee, from time to time and upon satisfaction of certain conditions, any insurance proceeds actually received by the Company as a result of such damage or destruction. If insurance proceeds are insufficient to repair, rebuild or restore a hotel, either the Company or the Marriott Lessee may terminate such Percentage Lease; provided that if such termination is by the Marriott Lessee, the Company shall have the right to nullify the termination and keep the Percentage Lease in effect by providing an unconditional, legally binding obligation to pay all restoration costs in excess of the insurance proceeds. In the event of damage to or destruction of a hotel which is not covered by insurance, either the Company or the Marriott Lessee may terminate the Percentage Lease.

     Condemnation of Hotels. In the event of a total condemnation of a hotel, the relevant Percentage Lease will terminate with respect to such hotel as of the date of taking and the Company and the Marriott Lessee will be entitled to the condemnation award in accordance with the provisions of the Percentage Lease. In the event of a partial taking which does not render the hotel unsuitable for the Marriott Lessee's use, the Marriott Lessee shall, to the extent of any condemnation awards made available to the Marriott Lessee and any other sums advanced by the Company, restore the untaken portion of the hotel to a complete architectural unit.

     Event of Default. Events of Default under the Percentage Leases will include, among other things, the following:

          (i) the occurrence of an Event of Default under any of the Percentage Leases with respect to the Initial Hotel or the Development Hotels;

          (ii) the failure by the Marriott Lessee to pay Base Rent or Percentage Rent when due and the continuation of such failure for a period of 10 days after receipt by the Marriott Lessee of notice from the Company thereof;

          (iii) the failure by the Marriott Lessee to observe or perform any other term of a Percentage Lease and the continuation of such failure for a period of 30 days after receipt by the Marriott Lessee of notice from the Company thereof, unless such failure cannot be cured within such period and the Marriott Lessee commences appropriate action to cure such failure within said 30 days and thereafter acts, with diligence, to correct such failure within such time as is necessary;

          (iv) if the Marriott Lessee shall file a petition in bankruptcy or reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law, or shall be adjudicated a bankrupt or shall make an assignment for the benefit of creditors or shall admit in writing its inability to pay its debts generally as they become due, or if a petition or answer proposing the adjudication of the Marriott Lessee as a bankrupt or its reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law shall be filed in any court and the Marriott Lessee shall be adjudicated a bankrupt and such adjudication shall not be vacated or set aside or stayed within 90 days after the entry of an order in respect thereof, or if a receiver of the Marriott Lessee or of the whole or substantially all of the assets of the Marriott Lessee shall be appointed in any proceeding brought by the Marriott Lessee or if any such receiver, trustee or liquidator shall be appointed in any proceeding brought against the Marriott Lessee and shall not be vacated or set aside or stayed within 90 days after such appointment;

          (v) if the Marriott Lessee voluntarily discontinues operations of a hotel for more than 30 days, except as a result of damage, renovation, destruction, or condemnation; or

          (vi) if the franchise agreement with respect to a hotel is terminated by the franchisor as a result of any action or failure to act by the Marriott Lessee or its agents.

     To the extent that the payment of Base Rent or Percentage Rent under a Percentage Lease is paid with funds prior provided pursuant to the Limited Guaranty, the Marriott Lessee shall not be deemed to be in default of such Percentage Lease.

     If an Event of Default occurs with respect to the Percentage Leases for the Initial Hotel or the Development Hotels and continues beyond any curative period, the Company will have the option of terminating any and all of such Percentage Leases by giving the Marriott Lessee ten days' written notice of the date for termination and, unless such Event of Default is cured prior to the termination date set forth in said notice, the Percentage Leases specified in such notice shall terminate on the date specified in the Company's notice and the Marriott Lessee will be required to surrender possession of the affected hotels.

     Termination of Percentage Leases on Disposition of Hotels. In the event the Company enters into an agreement to sell or otherwise transfer a hotel, the Company will have the right to terminate the Percentage Lease with respect to such hotel upon either (i) paying the Marriott Lessee the fair market value of the Marriott Lessee's leasehold interest in the remaining term of the Percentage Lease to be terminated or (ii) subject to certain conditions, offering to lease to the Marriott Lessee a substitute Marriott brand hotel on terms that would create a leasehold interest in such hotel with a fair market value equal to or exceeding the fair market value of the Marriott Lessee's remaining leasehold interest under the Percentage Lease to be terminated.

     Franchise License. The Marriott Lessee will be the licensee under the franchise licenses on the hotels. Upon the occurrence of certain events of default by the Marriott Lessee under the Lease and termination of the Lease by the Company, Marriott has agreed to enter into a new franchise license for the hotel with a substitute lessee selected by the Company, provided that such lessee must be acceptable to Marriott. In exchange, the Company will guarantee all of the new lessee's franchise payments and certain other obligations under the franchise agreement. See "Business -- Arrangements with Marriott -- Franchise Agreements."

     Management Agreements. The Company will have the right to approve any manager of the hotel which is not an affiliate of the Marriott Lessee. Any management fees payable to any affiliate of the Marriott Lessee will be subordinated to the payment of rent to the Company under the Percentage Leases.

     Breach by Company. With the exception of the Percentage Lease for the Initial Hotel, if the Company fails to cure a breach by it under a Percentage Lease in addition to all other remedies available to the Marriott Lessee at law or in equity, the Marriott Lessee may purchase the relevant hotel from the Company for a purchase price equal to the hotel's then fair market value. Upon notice to the Marriott Lessee that the Company has breached the Percentage Lease, the Company has 30 days to cure the breach or proceed to cure the breach, which period may be extended in the event of certain specified, unavoidable delays.

     In the event that a franchise agreement with respect to the Initial Hotel and the Development Hotels is terminated due to a breach by the Company under an Owner Agreement, the Percentage Lease corresponding to such terminated franchise agreement shall also terminate and the Marriott Lessee shall be entitled to pursue its remedies in accordance with the terms of the respective Percentage Lease.

COMPETITION

     The lodging industry is highly competitive. Competitive factors within the industry include room rates, quality of accommodations, name brand recognition, supply and availability of alternative lodging, including short-term lease apartments, service levels, reputation, reservation systems and convenience of location. Each of the Company's hotels will be located in a developed area that includes competing lodging facilities, including other Marriott facilities. The number of competitive lodging facilities in a particular area could have a material adverse effect on occupancy, ADR and REVPAR of the Company's hotels. The Company's hotels will also compete with furnished apartments and other types of lodging which offer extended stay accommodations.

     The Company anticipates that competition within the mid-price extended stay lodging market will increase substantially in the foreseeable future. A number of other lodging chains and developers recently have announced their intent to develop or are attempting to implement rollouts of extended stay lodging hotels which may compete with the Company's hotels. In particular, some of these entities have announced their intent to target the mid-price segment of the extended stay market in which the Company competes. The Company may compete for guests and for development sites with certain of these established entities which have greater financial resources than the Company and better relationships with lenders and real estate sellers. These entities may be able to accept more risk than the Company can prudently manage. Further, there can be no assurance that new or existing competitors will not significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve facilities in markets in which the Company competes, thereby adversely affecting the Company's business and results of operations. See "Risk
Factors -- Industry Risks -- Competition in the Lodging Industry and Extended Stay Segment."

GOVERNMENT REGULATION

     The lodging industry in general, and the Company in particular, is subject to numerous federal, state and local governmental regulations. See "Risk Factors -- Real Estate Investment Risks -- Americans With Disabilities Act Compliance" and "-- Changes in Laws."

EMPLOYEES

     Until such time as the Board of Trustees deems it appropriate to cause the Company to terminate the Advisory Agreement and become self-managed, the Company will have no salaried employees. The Company's three executive officers will receive no cash compensation from the Company and will not have employment contracts. See "Management -- 1996 Share Incentive Plan."

INSURANCE

     The Company or its lessees will keep in force for each of hotel comprehensive insurance, including liability, fire, workers' compensation, extended coverage, rental loss and, when available on reasonable commercial terms, flood and earthquake insurance, with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however (generally of a catastrophic nature, such as acts of war or earthquakes for any properties to be located outside of California), are either uninsurable or are not economically insurable. Certain types of losses, such as those arising from subsidence activity, are insurable only to the extent that certain standard policy exceptions to insurability are waived by agreement with the insurer. See "Risk Factors -- Real Estate Investment Risks."

ENVIRONMENTAL MATTERS

     In connection with the ownership of its hotel properties, the Company may be potentially liable for costs associated with the removal or remediation of certain hazardous or toxic substances or the release of or exposure to hazardous substances, including ACMs, into the air. See "Risk Factors -- Real Estate Investment Risks -- Possible Environmental Liabilities."

     Phase I ESAs have been obtained on the Initial Hotel and the sites for the Development Hotels. The purpose of Phase I ESAs is to identify potential sources of contamination for which the Company may be responsible and to assess the status of environmental regulatory compliance. Phase I ESAs do not involve soil or water testing, core sampling or any subterranean invasive procedures.

     The ESAs have not revealed any environmental condition, liability or compliance concern that the Company believes would have a material adverse affect on the Company's business, assets or results of operations, nor is the Company aware of any such condition, liability or concern. It is possible that the ESAs relating to the sites for the Initial Hotel and the Development Hotels do not reveal all environmental conditions, liabilities or compliance concerns or that there are material environmental conditions, liabilities or compliance concerns that arose at the sites for the Initial Hotel and the Development Hotels after the related ESA report was completed of which the Company is otherwise unaware.

DEPRECIATION

     The Company plans to acquire the Initial Hotel in exchange for cash. To that extent, the Company's initial basis in the Initial Hotel for federal income tax purposes generally will be the price paid by the Company to acquire the Initial Hotel. The Company plans to depreciate such depreciable hotel property for federal income tax purposes under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Company plans to use MACRS for the furniture, fixtures and equipment in the Initial Hotel. Under MACRS, the Company generally will depreciate such furniture, fixtures and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Company places more than 40% of its furniture, fixtures and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furniture, fixtures and equipment placed in service during that year. The Company plans to use ADS for the buildings and improvements comprising the Initial Hotel. Under ADS, the Company generally will depreciate such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention.

LEGAL PROCEEDINGS

     The Company is recently formed, has no operating history and is not currently a party to any legal proceedings. The Marriott Lessee and the Advisor have advised the Company that neither are currently involved in any litigation affecting the Company, the Initial Hotel or the Development Hotels.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

     The following is a discussion of certain investment, financing and other policies of the Company. These policies have been determined by the Company's Board of Trustees and may be amended or revised from time to time without the approval of the Company's shareholders, except (i) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements, and (ii) the Company cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of a majority of the outstanding Common Shares.

INVESTMENT POLICIES

     The Company's investment objectives are to provide its shareholders with quarterly cash distributions and long-term capital appreciation. For a discussion of the Company's development, acquisition and other strategic objectives, see "Business."

     The Company may purchase additional hotels for long-term investment, expand and improve its hotels, or sell such hotels, in whole or in part, when circumstances warrant. The Company may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service with respect to such financing or indebtedness will have a priority over any distributions with respect to the Common Shares.

     While the Company's initial portfolio will consist of, and the Company's business objectives emphasize, equity investments in mid-price extended stay hotels, the Company may, at the discretion of the Board of Trustees, invest in other types of equity real estate investments, mortgages (including participation in convertible mortgages) and other real estate interests. Other than the limitations described in the following paragraph, future development or investment activities will not be limited to any geographic area or product type or to a specified percentage of the Company's assets. While the Company intends to diversify in terms of property location, size and market, the Company does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one market area.

     Subject to the limitations on ownership of certain types of assets and the gross income tests imposed by the Code, the Company also may invest in the securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities. See "Federal Income Tax Considerations -- Requirements for Qualification -- Income Tests" and "-- Asset Tests." The Company may enter into joint ventures or partnerships for the purpose of obtaining an equity interest in a particular property in accordance with the Company's investment policies. Such investments may permit the Company to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio. The Company will not enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies. Investments in such securities are also subject to the Company's policy not to be treated as an investment company under the Investment Company Act of 1940.

FINANCING POLICIES

     The financing policies of the Company, including the Debt Limitation, will be determined by the Board of Trustees. The Debt Limitation is a policy currently limiting the Company's total indebtedness to approximately 40% of the Company's total investment in hotel properties. Although the Board of Trustees has no present intention to do so, such policies may be amended or revised from time to time at the discretion of the Board of Trustees without a vote of the Company's shareholders.

     The Company intends to make additional investments in hotel properties and may incur indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code, to the extent that working capital and cash flow from the Company's investments is insufficient to fund such investments or distributions.

     To the extent that the Board of Trustees decides to obtain additional capital, the Company may raise such capital through additional equity offerings (including offerings of preferred shares), debt financings or retention of cash available for distribution (subject to provisions in the Code concerning taxability of undistributed REIT income), or a combination of these methods. Borrowings may be unsecured or may be secured by any or all of the assets of the Company and may have full or limited recourse to all or any portion of the assets of the Company. Indebtedness incurred by the Company may be in the form of bank borrowings, purchase money obligations to sellers of properties, publicly or privately placed debt instruments or financing from institutional investors or other lenders. The proceeds from any borrowings by the Company may be used for working capital, to refinance existing indebtedness or to finance acquisitions, expansions or the development of new properties, and for the payment of distributions. See "Federal Income Tax Considerations." Other than restrictions that may be imposed by lenders from time to time in connection with outstanding indebtedness, the Company has no established limit on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

CONFLICT OF INTEREST POLICIES

     The Company has adopted certain policies designed to minimize potential conflicts of interest. The Company's Board of Trustees is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

     Declaration of Trust and Bylaw Provisions. The Company's Declaration of Trust, with limited exceptions, requires that a majority of the Company's Board of Trustees be comprised of persons who are not officers or employees of the Company or any Affiliate, or Affiliates of any lessee of any property of the Company. The Declaration of Trust provides that such Independent Trustee requirement may not be amended, altered, changed or repealed without the vote of two-thirds of the outstanding shares of the Company entitled to vote. In addition, the Company's Bylaws provide that any transaction involving the Company, including the purchase, sale, lease or mortgage of any real estate asset or any other transaction, in which a trustee or officer of the Company, or any Affiliate of the foregoing, has any direct or indirect interest other than solely as a result of his status as a trustee, officer or shareholder of the Company, must be approved by a majority of the trustees, including a majority of the Independent Trustees, even if the Independent Trustees constitute less than a quorum.

     Provisions of Maryland Law. Pursuant to Maryland law (the jurisdiction under which the Company is organized), each Trustee is required to discharge his duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interest of the Company. In addition, under Maryland law, a transaction between the Company and any of its Trustees or between the Company and a corporation, firm or other entity in which a Trustee is a director or has a material financial interest is not void or voidable solely because of the Trustee's directorship or the Trustee's interest in the transaction if (i) the transaction is authorized, approved or ratified, after disclosure of the interest, by the affirmative vote of a majority of the disinterested Trustees, or by the affirmative vote of a majority of the votes cast by shareholders entitled to vote other than the votes of shares owned of record or beneficially by the interested Trustee or corporation, firm or other entity, or (ii) the transaction is fair and reasonable to the Company.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

     The Company has authority to offer shares of beneficial interest or other securities and to repurchase or otherwise reacquire its shares or any other securities and may engage in such activities in the future. The Company has not issued Common Shares, interests or any other securities to date, except in connection with the formation of the Company. The Company has no outstanding loans to other entities or persons, including its officers and Trustees. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers other than the General Partner and the Partnership for the purpose of exercising control and does not intend to do so in the future. The Company makes and intends to continue to make investments in such a way that it will not be treated as an investment company under the Investment Company Act of 1940. The Company's policies with respect to such activities may be reviewed and modified or amended from time to time by the Company's Board of Trustees without approval of shareholders.

     At all times, the Company intends to make investments in such a manner consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Board of Trustees, with the consent of the holders of a majority of the outstanding Common Shares, determines that it is no longer in the best interests of the Company to qualify as a REIT.

WORKING CAPITAL RESERVES

     The Company will maintain working capital reserves in amounts that the Board of Trustees determines to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

                                   MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the Trustees and executive officers of the Company:

          NAME             AGE                    POSITION                   TERM EXPIRES
-------------------------  ---   ------------------------------------------  ------------
Robert M. Solmson........  49    Chairman of the Board of Trustees           199
Minor W. Perkins.........  50    President and Chief Executive Officer       199
Michael J. Pascal........  37    Secretary, Treasurer and Chief Financial       --
                                 Officer

     The following are biographical summaries of the Trustees and the executive officers of the Company:

     Robert M. Solmson is Chairman of the Board of Trustees of the Company. He is also Chairman of the Board and Chief Executive Officer of RFS, which positions he has held since RFS' formation in 1993. Until 1996, Mr. Solmson served as Chief Executive Officer of RFS, Inc., a diversified real estate firm and the predecessor to RFS, which he joined in 1975. Mr. Solmson has also been a director of National Bank of Commerce and its parent company, National Commerce Bancorporation, since 1987. Mr. Solmson is a graduate of Washington & Lee University.

     Minor W. Perkins is President and Chief Executive Officer and a Trustee of the Company. He is also President and Chief Operating Officer of RFS, which positions he has held since April 1996. Prior to joining RFS, Mr. Perkins was Managing Director and co-director of the investment banking department of Morgan Keegan & Company, Inc., where he was employed for more than ten years. Mr. Perkins is a graduate of Memphis State University where he earned his undergraduate degree in economics.

     Michael J. Pascal is Secretary, Treasurer and Chief Financial Officer of the Company. He is also Secretary, Treasurer and Chief Financial Officer of RFS, which positions he has held since RFS' formation in 1993. From 1991 to 1993, Mr. Pascal was Secretary, Treasurer and Chief Financial Officer of RFS, Inc., a diversified real estate firm and the predecessor of RFS. From 1990 to 1991, he was Controller and General Counsel for Dominion Hospitality Management, Inc., a hotel management company. From 1985 to 1990, he was General Counsel and Chief Financial Officer for The McDowell Company, a real estate development firm in Memphis, Tennessee. Mr. Pascal is a graduate of the Business and Economics School of Memphis State University where he earned his undergraduate degree in accounting. He also received a J.D. degree from Memphis State University.

BOARD OF TRUSTEES

     The business and affairs of the Company will be managed by a Board of Trustees which will initially have five members, three of whom will be Independent Trustees.

     Pursuant to the terms of the Declaration of Trust, the Trustees are divided into three classes. One class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1997, a second class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998, and a third class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999. At each annual meeting of the shareholders of the Company, the successors to the class of Trustees whose terms expire at that meeting will be elected to hold office for a term continuing until the annual meeting of shareholders held in the third year following the year of their election and the election and qualification of their successors. See "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

COMMITTEES OF THE BOARD OF TRUSTEES

     Audit Committee. Within 30 days following consummation of the Offering, the Board of Trustees of the Company will establish an Audit Committee (the "Audit Committee") that will consist of two Independent Trustees. The Audit Committee will make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Board of Trustees will also establish a Compensation Committee (the "Compensation Committee") comprised of two or more of the Independent Trustees to determine Trustees' compensation and to administer the 1996 Plan.

COMPENSATION OF TRUSTEES

     The Company intends to pay its Independent Trustees fees for their services as Trustees. Each Independent Trustee will receive annual cash compensation of $12,000, payable $1,000 per month. Each Independent Trustee will also receive 1,200 Common Shares annually for each year such Trustee serves as a member of the Board of Trustees, commencing on July 1, 1997. In addition, each such Trustee will receive options under the Trustees' Plan to purchase 25,000 Common Shares, which options will vest in equal installments over a five-year period on the anniversary of the date of grant. Non-Independent Trustees will not be paid any trustee fees, Common Shares as described above or options pursuant to the Trustees' Plan.

EXECUTIVE COMPENSATION

     The Company is newly formed, has not previously compensated its executive officers, and does not plan to pay salaries to such officers while the Advisory Agreement is in effect. At such time when the Company begins to pay salaries to its officers and employees, the salaries paid to the officers and employees shall be commensurate with their position and determined with reference to salaries paid to similarly situated employees and executive officers of companies which are deemed by the Compensation Committee to be comparable to the Company.

1996 SHARE INCENTIVE PLAN

     Prior to the Offering, the Board of Trustees will adopt, and the sole shareholder of the Company will approve, the 1996 Plan. As used in this summary, "-- 1996 Share Incentive Plan," "-- Incentive Compensation" below, and "-- The Trustees' Plan" below, the term "Company" shall not include the Partnership or other corporate or noncorporate subsidiaries of the Company. The 1996 Plan will be administered by the Compensation Committee of the Board of Trustees, or its delegate. The Compensation Committee may not delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term "Administrator" means the Compensation Committee or its delegate, as appropriate.

     The 1996 Plan authorizes the grant of share options. A share option entitles the optionee to purchase Common Shares from the Company at the option price. Two types of options -- incentive stock options ("ISOs") and nonqualified stock options -- may be granted under the Plan.

     The 1996 Plan also authorizes the grant of share appreciation rights ("SARs"), either independently or in relation to an option. The exercise of an SAR entitles the holder to receive the excess of the fair market value of a Common Share on the date of exercise over its fair market value on the date of grant, or such other amount as may be determined by the Administrator on the date of grant.

     Officers and other employees of the Company and designated subsidiaries generally will be eligible to participate in the 1996 Plan. The Administrator selects the individuals who will participate in the 1996 Plan ("Participants"), but no person may participate in the 1996 Plan while he is a member of the Compensation Committee. No Participant may be granted, in any calendar year,
options that cover more than      Common

Shares or Share Appreciation Rights ("SARs") that cover more than      Common
Shares. Options granted with tandem SARs shall be treated as a single award for purposes of applying the limitation in the preceding sentence.

     The 1996 Plan authorizes the issuance of up to 495,000 Common Shares. To the extent that an option or SAR is forfeited or terminated without the issuance of Common Shares, the number of shares subject to such option or SAR may be reallocated to other options or SARs to be granted under the 1996 Plan. The number of Common Shares that may be issued under the 1996 Plan and the terms of outstanding options and SARs will be adjusted in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event.

     Subject to the terms of the 1996 Plan, the Administrator will determine the terms of each option and SAR. Such terms will include the exercisability of an option or SAR, the maximum period in which an option or SAR may be exercised and the manner in which the option price may be paid. The exercise price of options granted under the 1996 Plan may not be less than the fair market value of the Common Shares on the date of grant. Payment of the exercise price of an option granted under the 1996 Plan may be made in cash, cash equivalents acceptable to the Compensation Committee or, if permitted by the option agreement, by exchanging Common Shares having a fair market value equal to the option exercise price. An option may be exercised for any number of whole shares less than the full number for which the option could be exercised. A Participant will have no rights as a shareholder with respect to Common Shares subject to his or her option until the option is exercised.

     On the effective date of the Offering, options for 450,000 Common Shares will be granted to employees and officers, including the officers named in "-- Executive Compensation" above, at an exercise price equal to the Offering Price. Such options will have a ten year term and will become exercisable for one-fifth of the covered shares (disregarding fractional shares, if any) on the first, second, third and fourth anniversaries of the date of grant and for the balance of the shares on the fifth anniversary of the date of grant, subject to acceleration upon a change in control of the Company (as defined in the 1996
Plan). The options will be ISOs within the limits prescribed by the Code, with the balance granted as nonqualified stock options.

     No option or SAR may be granted under the 1996 Plan after               .
The Board may amend or terminate the 1996 Plan at any time, but an amendment will not become effective without shareholder approval if the amendment materially (i) increases the number of shares that may be issued under the 1996 Plan (other than an adjustment or automatic increase described above); (ii) changes the eligibility requirements; or (iii) increases the benefits that may be provided under the 1996 Plan. No amendment will affect a Participant's outstanding award without the Participant's consent.

THE TRUSTEES' PLAN

     Prior to the Offering, the Board of Trustees will also adopt, and the Company's sole shareholder will approve, the Trustees' Plan to provide incentives to attract and retain Independent Trustees.

     The Trustees' Plan provides for the grant of options and the award of Common Shares to each eligible Trustee of the Company. No Trustee who is an employee of the Company or designated subsidiaries is eligible to participate in the Trustees' Plan.

     The Trustees' Plan authorizes the issuance of up to 155,000 Common Shares pursuant thereto. The Trustees' Plan provides that each Independent Trustee who is a member of the Board of Trustees on the effective date of the Offering (a "Founding Trustee") will be granted an option for 25,000 Common Shares at an exercise price equal to the Offering Price. Each Independent Trustee who is not a Founding Trustee will receive an option for 25,000 Common Shares on the date of the first Board of Trustees meeting following the annual meeting of shareholders at which the Independent Trustee is first elected to the Board of Trustees; provided, however, that an Independent Trustee (other than a Founding Trustee) who is first elected or appointed to the Board of Trustees other than at an annual meeting of shareholders shall receive an option for 25,000 Common Shares on the date of such election or appointment. The exercise price of options granted in accordance with the preceding sentence shall be the fair market value of a Common Share on the date of grant. The exercise price of options granted under the Trustees' Plan may be paid in cash, acceptable cash equivalents, Common Shares or a combination thereof. Options issued under the Trustees' Plan are exercisable for eight years from the date of grant.

     An option granted under the Trustees' Plan shall become exercisable for 5,000 shares on each of the first through fifth anniversaries of the date of grant, provided that the Trustee is a member of the Board of Trustees on such anniversary date. To the extent an option has become exercisable under the Trustees' Plan, it may be exercised whether or not the Trustee is a member of the Board on the date or dates of exercise. An option may be exercised for any number of whole shares less than the full number for which the option could be exercised. A Trustee will have no rights as a shareholder with respect to Common Shares subject to his or her option until the option is exercised.

     Each Independent Trustee will also receive an annual award of Common Shares. Awards will be made on each July 1 (each date, an "Award Date") during the term of the Trustees' Plan, beginning in 1997. Each Independent Trustee will receive, on each Award Date on which he or she is a member of the Board of Trustees, 1,200 Common Shares. A Trustee will be immediately and fully vested in all such Common Shares awarded to him or her under the Trustees' Plan.

     The terms of outstanding options, the number of Common Shares for which options will thereafter be awarded, and the number of Common Shares to be awarded on an Award Date shall be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event.

     The Trustees' Plan provides that the Board of Trustees may amend or terminate the Trustees' Plan, but an amendment will not become effective without shareholder approval if the amendment increases the number of Common Shares that may be issued under the Trustees' Plan (other than an adjustment as described above), materially changes the eligibility requirements or increases the benefits that may be provided under the Trustees' Plan. No options for Common Shares may be granted and no Common Shares may be awarded under the Trustees'
Plan after               .

INDEMNIFICATION

     For a description of the limitation of liability and indemnification rights of the Company's officers and Trustees, see "Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws -- Limitation of Liability and Indemnification."

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The Company and the Partnership will enter, and propose to enter into, certain transactions with the Advisor and certain affiliates of the Advisor. Messrs. Solmson and Perkins, the Chairman of the Board and the President and Chief Executive Officer of the Company, respectively, and Trustees of the Company are the Chairman of the Board and Chief Executive Officer and President and Chief Operating Officer, respectively, and directors of RFS, the operating partnership of which will be the Advisor. Mr. Pascal, the Secretary, Treasurer and Chief Financial Officer of the Company is the Secretary, Treasurer and Chief Financial Officer of RFS.

THE ADVISORY AGREEMENT

     Under the Advisory Agreement, the Company will pay the Advisor an annual advisory fee calculated as follows: (i) if Funds from Operations per share for the fiscal year (before the advisory fee) is $1.20 or less, the advisory fee for the year will be 5% of the product of (a) Funds from Operations per share (before the advisory fee), times (b) the weighted average number of Common Shares outstanding for the year; (ii) if Funds from Operations per share (before the advisory fee) for the fiscal year is greater than $1.20, the advisory fee for the year will be the amount determined in (i) above, plus 7.5% of the product of (x) Funds from Operations per share for the year (before the advisory fee) less $1.20, times (y) the weighted average number of Common Shares outstanding for the year. The Company will pay the advisory fee quarterly in arrears within 30 days following the end of each calendar quarter based on Funds from Operations per share for the calendar quarter.

     In addition, if requested by the Company, the Advisor will oversee development and construction of hotel properties on behalf of the Company. In addition to the advisory fee described above, with respect to sites identified and presented to the Company by the Advisor, the Company will pay to the Advisor a development fee of $200,000 (subject to change by the Independent Trustees) as follows: $50,000 payable upon closing of the Company's purchase of a development site identified and presented to the Company by the Advisor; an aggregate of $100,000 payable in monthly installments over the course of construction based upon the percentage of completion of the hotel; and $50,000 payable upon issuance of a certificate of occupancy for the hotel.

     The initial term of the Advisory Agreement ends on December 31, 1998 and thereafter will be submitted to the Independent Trustees annually for their approval to renew for additional one year terms. After December 31, 1998, the Advisory Agreement may be terminated at any time by the Advisor or by a majority of the Independent Trustees. If terminated by a majority of the Independent Trustees prior to January 1, 2002, in addition to any fees accruing prior to the date of termination, the Company will pay to the Advisor the advisory fee on a quarterly basis for each fiscal year through December 31, 2001.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the expected beneficial ownership of Common Shares of (i) each person who is expected to own more than 5% of the beneficial interest in the Company, (ii) each person who is a Trustee or executive officer of the Company and (iii) the Trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power.

                                          NUMBER OF COMMON        NUMBER OF
                                            SHARES TO BE        COMMON SHARES              PERCENT OF
                                          PURCHASED IN THE      BENEFICIALLY              COMMON SHARES
                                            OFFERING AND         OWNED AFTER            OUTSTANDING AFTER
                                             CONCURRENT       THE OFFERING AND          THE OFFERING AND
        NAME OF BENEFICIAL OWNER              OFFERING       CONCURRENT OFFERING       CONCURRENT OFFERING
----------------------------------------  ----------------   -------------------       -------------------
RFS Hotel Investors, Inc.(1)............      2,500,000(2)        2,500,000(2)                 33.3%
Robert M. Solmson(1)....................             --           2,500,000(2)(3)              33.3
Minor W. Perkins(1).....................             --           2,500,000(2)(3)              33.3
Michael J. Pascal(1)....................             --           2,500,000(2)(3)              33.3

---------------

  * Less than 1%.
(1) The principal address of such person is 889 Ridge Lake Boulevard, Suite 100, Memphis, Tennessee 38120.
(2) Reflects Common Shares beneficially owned through RFS Partnership.
(3) Does not include Common Shares subject to options granted under the 1996 Plan and shares reserved for sale to such persons in the Offering.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

     The following summary of the terms of the shares of beneficial interest of the Company does not purport to be complete and is subject to and qualified in its entirety by reference to the Declaration of Trust and Bylaws of the Company, copies of which are exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

GENERAL

     The Declaration of Trust of the Company provides that the Company may issue up to 100,000,000 common shares of beneficial interest, $0.01 par value per share ("Common Shares"), and 50,000,000 preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares"). Upon completion of this Offering and the Concurrent Offering, 7,500,000 Common Shares will be issued and outstanding (8,205,000 shares if the Underwriters' over-allotment option is exercised in full) and no Preferred Shares will be issued and outstanding. As permitted by the Maryland statute governing REITs formed as trusts under the laws of that state (the "Maryland REIT Law"), the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Company, to amend the Declaration of Trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Company has authority to issue.

     Both the Maryland REIT Law and the Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or former shareholder and that the Company shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any claim or liability. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

COMMON SHARES

     All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of beneficial interest and to the provisions of the Company's Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, holders of Common Shares are entitled to receive dividends on shares if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Declaration of Trust regarding the restriction of the transfer of shares of beneficial interest, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares will not be able to elect any trustees.

     Holders of Common Shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, Common Shares have equal dividend, distribution, liquidation and other rights.

     Under the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the Maryland REIT's declaration of trust. The Company's Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) the election of trustees (which requires a plurality of all the votes cast at a meeting of shareholders of the Company at which a quorum is present); (b) the removal of Trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding voting shares of the Company); (c) the amendment or repeal of the Independent Trustee provision in the Declaration of Trust (which requires the affirmative vote of two-thirds of the outstanding shares entitled to vote on the matter); (d) the amendment of the Declaration of Trust by shareholders (which, under certain circumstances specified in the Declaration of Trust, requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and (e) the dissolution of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). As permitted by the Maryland REIT Law, the Declaration of Trust permits the Trustees by a two-thirds vote to amend the Declaration of Trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT Law, the Declaration of Trust contains a provision permitting the Board of Trustees, without any action by the shareholders of the Trust, to amend the Declaration of Trust to increase or decrease the aggregate number of and classify or reclassify shares of beneficial interest or the number of shares of any class of shares of beneficial interest that the Trust has authority to issue.

PREFERRED SHARES

     The Declaration of Trust authorizes the Board of Trustees to classify any unissued Preferred Shares and to reclassify any previously classified but unissued Preferred Shares of any series from time to time in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland REIT Law and the Company's Declaration of Trust to set for each such series, subject to the provisions of the Company's Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, the Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise might be in their best interest. As of the date hereof, no Preferred Shares are outstanding and the Company has no present plans to issue any shares of Preferred Shares.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

     The Company's Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Common Shares or Preferred Shares into one or more classes or series of shares of beneficial interest by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of such new class or series of shares of beneficial interest.

POWER TO ISSUE ADDITIONAL COMMON SHARES AND PREFERRED SHARES

     The Company believes that the power of the Board of Trustees to issue additional authorized but unissued Common Shares or Preferred Shares and to classify or reclassify unissued Common or Preferred Shares and thereafter to cause the Company to issue such classified or reclassified shares of beneficial interest will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Shares, will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Trustees has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares of beneficial interest. Specifically, not more than 50% in value of the Company's outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. These two ownership tests will not apply until after the first taxable year for which the Company elects to be taxed as a REIT. See "Federal Income Tax Considerations -- Requirements for Qualification."

     Because the Board of Trustees believes it is at present essential for the Company to qualify as a REIT, the Declaration of Trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of (i) the number of outstanding Common Shares, except for RFS Partnership, or (ii) the number of outstanding Preferred Shares of any series of Preferred Shares (the "Ownership Limitation"). Any transfer of Common or Preferred Shares that would
(i) result in any person (other than RFS Partnership with respect to Common Shares only) owning, directly or indirectly, Common or Preferred Shares in excess of the Ownership Limitation, (ii) result in the Common and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856 (d) (2) (B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such Common or Preferred Shares.

     Subject to certain exceptions described below, if any purported transfer of Common or Preferred Shares would (i) result in any person (other than RFS Partnership with respect to Common Shares only) owning, directly or indirectly, Common or Preferred Shares in excess of the Ownership Limitation, (ii) result in the Common and Preferred Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, the Common or Preferred Shares will be designated as "Shares-in-Trust" and transferred automatically to a trust (the "Share Trust") effective on the day before the purported transfer of such Common or Preferred Shares. The record holder of the Common or Preferred Shares that are designated as Shares-in-Trust (the "Prohibited Owner") will be required to submit such number of Common or Preferred Shares to the Company for registration in the name of the Share Trust, shall not benefit economically from any shares of beneficial interest held in trust, and shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the Shares-in-Trust. The Share Trustee will be designated by the Company, but will not be affiliated with the Company. The beneficiary of the Share Trust (the "Beneficiary") will be one or more charitable organizations that are named by the Company.

     Shares-in-Trust will remain issued and outstanding Common or Preferred Shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The Share Trust will receive all dividends and distributions on the Shares-in-Trust and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Share Trustee will vote all Shares-in-Trust. The Share Trustee will designate a permitted transferee of the Shares-in-Trust, provided that the permitted transferee (i) purchases such Shares-in-Trust for valuable consideration and (ii) acquires such Shares-in-Trust without such acquisition resulting in a transfer to another Share Trust and resulting in the redesignation of such Common or Preferred Shares as Shares-in-Trust.

     The Prohibited Owner with respect to Shares-in-Trust will be required to repay to the Share Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Shares-in-Trust and
(ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Prohibited Owner generally will receive from the Share Trustee the lesser of (i) the price per share such Prohibited Owner paid for the Common or Preferred Shares that were designated as Shares-in-Trust (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) and (ii) the price per share received by the Share Trustee from the sale of such Shares-in-Trust. Any amounts received by the Share Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

     The Shares-in-Trust will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported transfer which resulted in such Shares-in-Trust and (ii) the date the Company determines in good faith that a transfer resulting in such Shares-in-Trust occurred.

     "Market Price" on any date shall mean the average of the Closing Price (as defined below) for the five consecutive Trading Days (as defined below) ending on such date. The "Closing Price" on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the Common or Preferred Shares are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal automated quotations system that may then be in use or, if the Common or Preferred Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common or Preferred Shares selected by the Board of Trustees. "Trading Day" shall mean a day on which the principal national securities exchange on which the Common or Preferred Shares are listed or admitted to trading is open for the transaction of business or, if the Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     Any person who acquires or attempts to acquire Common or Preferred Shares in violation, of the foregoing restrictions, or any person who owned Common or Preferred Shares that were transferred to a Share Trust, will be required (i) to give immediately written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

     The Declaration of Trust requires all persons who own, directly or indirectly, more than 5% (or such lower percentages as required pursuant to regulations under the Code) of the outstanding Common and Preferred Shares, within 30 days after January 1 of each year, to provide to the Company a written statement or affidavit stating the name and address of such direct or indirect owner, the number of Common and Preferred Shares owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect shareholder shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such ownership on the Company's status as a REIT and to ensure compliance with the Ownership Limitation.

     The Ownership Limitation generally will not apply to the acquisition of Common or Preferred Shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees, upon receipt of a ruling from the Service or an opinion of counsel and upon such other conditions as the Board of Trustees may direct, may exempt a person from the Ownership Limitation under certain circumstances. The foregoing restrictions will continue to apply until (i) the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT and (ii) there is an affirmative vote of a majority of the votes entitled to be cast on such matter at a regular or special meeting of the shareholders of the Company.

     The Ownership Limitation could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Shares or otherwise be in the best interest of the shareholders of the Company. See "Risk Factors -- Potential Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Company's Declaration of Trust and Bylaws."

     All certificates representing Common Shares or Preferred Shares will bear a legend referring to the restrictions described above.

                       CERTAIN PROVISIONS OF MARYLAND LAW
                        AND OF THE COMPANY'S DECLARATION
                              OF TRUST AND BYLAWS

     The following summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws of the Company is subject to and qualified in its entirety by reference to Maryland law and to the Declaration of Trust and Bylaws of the Company.

CLASSIFICATION OF THE BOARD OF TRUSTEES

     The Bylaws provide that the number of Trustees of the Company may be established by the Board of Trustees but may not be fewer than three nor more than nine. At the closing of the Offering, there will be five Trustees. The Trustees may increase or decrease the number of Trustees by a vote of at least 80% of the members of the Board of Trustees, provided that the number of Trustees shall never be less than the number required by Maryland law and that the tenure of office of a Trustee shall not be affected by any decrease in the number of Trustees. Any vacancy, including a vacancy created by an increase in the number of Trustees, will be filled at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining Trustees.

     Pursuant to the Declaration of Trust, the Board of Trustees is divided into three classes of trustees. The initial terms of the first, second and third classes will expire in 1997, 1998 and 1999, respectively. Beginning in 1997, Trustees of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. The Company believes that classification of the Board of Trustees will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Trustees. Holders of Common Shares will have no right to cumulative voting in the election of Trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the Common Shares are able to elect all of the successors of the class of trustees whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Trustees. The staggered terms of Trustees may reduce the possibility of a tender offer or an attempt to change control of the Company or other transaction that might involve a premium price for holders of Common Shares, even though a tender offer, change of control or other transaction might be in the best interest of the shareholders. Accordingly, shareholders could be deprived of certain opportunities to sell their Common Shares or Preferred Shares at a higher price than might otherwise be the case.

REMOVAL OF TRUSTEES

     The Declaration of Trust provides that a Trustee may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent Trustees, except upon a substantial affirmative vote, and immediately filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

     Under the MGCL, as applicable to Maryland REITs, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland REIT and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the Maryland REIT (an "Interested Shareholder") or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder became an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are (i) with respect to specifically identified or unidentified existing or future Interested Shareholders, approval or exempted by the board of trustees of the REIT prior to the time that the Interested Shareholder becomes an Interested Shareholder, or (ii) if the original declaration of trust of the REIT contains a provision expressly electing not to be governed by Section 602 of the Maryland Business Combination Statute or the shareholders of the REIT adopt an amendment to the declaration of trust by a vote of at least 80% of the votes entitled to be cast by outstanding voting shares of the REIT, voting together in a single group, and two-thirds of the votes entitled to be cast by persons (if any) who are not Interested Shareholders.

CONTROL SHARE ACQUISITIONS

     The MGCL, as applicable to Maryland REITs, provides that Control Shares (as defined below) of a Maryland REIT acquired in a "Control Share Acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror, directly or indirectly, to exercise voting power in electing trustees within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

     A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the REIT to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders' meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the REIT may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share Acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share Acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a Control Share Acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the REIT is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

     The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's Common or Preferred Shares. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

AMENDMENT

     The Declaration of Trust may be amended with the approval of at least a majority of all of the votes entitled to be cast on the matter, provided, that certain provisions of the Declaration of Trust regarding (i) the Company's Board of Trustees, (ii) the restrictions on transfer of the Common Shares and the Preferred Shares, and (iii) amendments to the Declaration of Trust by the Trustees and the shareholders of the Company. In addition, the Declaration of Trust may be amended by the Board of Trustees, without shareholder approval, to qualify as a REIT under the Code or to conform the Declaration of Trust to the Maryland REIT Law. The Company's Bylaws may be amended or altered exclusively by the Board of Trustees.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Maryland REIT Law permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from
(a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

     The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former Trustee or officer or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer, partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, Trustee, or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former Trustee or officer who is made a party to the proceeding by reason of his service in that capacity, or (b) any individual who, while a Trustee of the Company and at the request of the Company, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made a party to the proceeding by reason of his service in that capacity against any claim or liability to which he may become subject by reason of such status. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify any Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the Trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

OPERATIONS

     As a matter of policy, the Company is generally prohibited from engaging in certain activities, including incurring consolidated indebtedness, in the aggregate, in excess of the Debt Limitation and acquiring or holding property or engaging in any activity that would cause the Company to fail to qualify as a REIT.

DISSOLUTION OF THE COMPANY

     Pursuant to the Company's Declaration of Trust, and subject to the provisions of any class or series of shares of beneficial interest of the Company then outstanding, the shareholders of the Company, at any meeting thereof, may dissolve the Company by the affirmative vote of two-thirds of all of the votes entitled to be cast on the matter.

ADVANCE NOTICE OF TRUSTEE NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of Shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (i) pursuant to the Company's notice of the meeting, (ii) by the Board of Trustees or, (iii) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE DECLARATION OF TRUST AND BYLAWS

     The business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on classification of the Board of Trustees, the removal of Trustees and the restrictions on the transfer of shares of beneficial interest and the advance notice provisions of the Bylaws could have the affect of delaying, deferring or preventing a transaction or a change in control of the Company that might involve a premium price for holders of Common Shares or otherwise be in their best interest.

MARYLAND ASSET REQUIREMENTS

     To maintain its qualification as a Maryland REIT, the Maryland REIT Law requires at least 75% of the value of the Company's assets to be held, directly or indirectly, in real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short term securities and receivables. The Maryland REIT Law also prohibits the Company from using or applying land for farming, agricultural, horticultural or similar purposes.

TRANSFER AGENT

     The transfer agent and registrar for the Common Shares is SunTrust Bank, Atlanta, Georgia.

                        SHARES AVAILABLE FOR FUTURE SALE

     Upon the closing of the Offering and the Concurrent Offering, the Company will have 7,500,000 shares of Common Shares issued and outstanding (8,205,000 Common Shares if the Underwriters' over-allotment option is exercised in full), and 650,000 Common Shares will be reserved for issuance under the 1996 Plan and the Trustees' Plan. The Common Shares issued in the Offering will be freely tradeable by persons other than "Affiliates" of the Company without restriction under the Securities Act, subject to certain limitations on ownership set forth in the Declaration of Trust. See "Description of Shares of Beneficial
Interest -- Restrictions on Transfer."

     In general, under Rule 144 as currently in effect, if two years have elapsed since the later of the date of acquisition of restricted shares from the Company or any "Affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then-outstanding Common Shares or (ii) the average weekly trading volume of the Common Shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 also are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If three years have elapsed since the date of acquisition of restricted shares from the Company or from any Affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an Affiliate of the Company at any time during the three months preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Prior to the Offering there has been no public market for the Common Shares. The Company intends to apply to list the Common Shares on The Nasdaq National Market.

     Upon closing of the Concurrent Offering, except under certain circumstances, Marriott will agree not to issue, sell or dispose of the Common Shares it acquires in the Concurrent Offering or any shares convertible or exchangeable into any Common Shares without the consent of the Company. Likewise, during the term of the Advisory Agreement, RFS Partnership will also agree not to issue, sell or dispose of the Common Shares it acquires in the Concurrent Offering or any shares convertible or exchangeable into any Common Shares without the Company's consent.

     No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the Common Shares prevailing from time to time. Sales of substantial amounts of Common Shares, or the perception that such sales could occur, may affect adversely prevailing market prices of the Common Shares. See "Risk Factors -- Adverse Effect of Shares Available for Future Sale on Price of Common Shares." The Company, its Trustees and executive officers will agree that, except under certain circumstances, for a period of 180 days after the date of this Prospectus, they will not, without the consent of the Representatives, issue, sell or dispose of any Common Shares or any shares convertible or exchangeable into any Common Shares. See "Underwriting."

     For a description of certain restrictions on transfers of Common Shares held by certain shareholders of the Company, see "Underwriting."

                             PARTNERSHIP AGREEMENT

     The following summary of the Partnership Agreement, and the descriptions of certain provisions thereof set forth elsewhere in this Prospectus, is qualified in its entirety by reference to the Partnership Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT

     The Partnership has been organized as a Tennessee limited partnership pursuant to the terms of the Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"). Pursuant to the

Partnership Agreement, the General Partner, as the sole general partner of the Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Partnership, and the Limited Partners have no authority in their capacity as Limited Partners to transact business for, or participate in the management activities or decisions of, the Partnership except as required by applicable law.

OPERATIONS

     The Partnership Agreement requires that the Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT for federal tax purposes, to avoid any federal income or excise tax liability imposed by the Code, and to ensure that the Partnership will not be classified as a "publicly traded partnership" for purposes of
Section 7704 of the Code.

TERM

     The Partnership shall continue until December 31, 2050, or until sooner dissolved upon (i) the bankruptcy, dissolution or withdrawal of the General Partner, (ii) the sale or other disposition of all or substantially all the assets of the Partnership, (iii) the redemption of all limited partnership interests in the Partnership (other than those held by the Company, if any), or
(iv) the election by the General Partner.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of Common Shares in the Company. Hunton & Williams has acted as counsel to the Company and has reviewed this summary and is of the opinion that it fairly summarizes the federal income tax considerations that will be material to a holder of the Common Shares. The discussion contained herein does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion and the opinion of Hunton & Williams are based on current provisions of the Code, existing, temporary, and currently proposed Treasury regulations promulgated under the Code ("Treasury Regulations"), the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company will make an election to be taxed as a REIT under Sections 856 through 860 of the Code. The Company believes that it is organized and operates in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     In the opinion of Hunton & Williams, commencing with the Company's taxable year ending December 31, 1996, and assuming that the elections and other procedural steps described in this discussion of "Federal Income Tax Considerations" are completed by the Company, the Company will be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Hunton & Williams' opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties, the Percentage Leases, and the future conduct of the Company's business. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code discussed below. Hunton & Williams will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "-- Failure to Qualify."

     As a REIT, the Company generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" of income (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more directors or trustees; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding capital stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to
(iv), inclusive, must be met during the entire taxable year and that condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company anticipates that it will issue sufficient Common Shares with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, the Company's Declaration of Trust provides for restrictions regarding transfer of the Common Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such transfer restrictions are described in "Description of Shares of Beneficial Interest -- Restrictions on Transfer."

     For purposes of determining share ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and the beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in the pension trust for purposes of the 5/50 Rule.

     The Company currently has one corporate subsidiary and may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. Thus, in applying the requirements described herein, the Company's "qualified REIT subsidiaries" will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of the Company. Both the Partnership and the Company's current corporate subsidiary are "qualified REIT subsidiaries." Thus, the Partnership and such subsidiary will not be subject to federal corporate income taxation, although they may be subject to state and local taxes.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share (based on the REIT's interest in partnership capital) of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests, described below.

  Income Tests

     In order for the Company to qualify as a REIT, there are three requirements relating to the Company's gross income that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any

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

combination of the foregoing. Third, not more that 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property and not otherwise eligible for a regulatory safe harbor, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The specific application of these tests to the Company is discussed below.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person; provided, however, that an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

     Pursuant to the Percentage Leases, the lessee will lease from the Partnership the land, buildings, improvements, furnishings, and equipment comprising the Hotels for a ten-year period. The Percentage Leases provide that the lessees will be obligated to pay to the Partnership (i) the greater of Base Rent or Percentage Rent (collectively, the "Rents") and (ii) Additional Charges or other expenses as defined in the Percentage Leases. Percentage Rent is calculated by multiplying fixed percentages by various revenue categories for each of the Hotels. Both Base Rent and the thresholds in the Percentage Rent formulas will be adjusted for inflation. Base Rent accrues and is required to be paid monthly. Percentage Rent is payable monthly, with monthly adjustments based on actual results.

     In order for Base Rent, Percentage Rent, and Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

     In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider

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

does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case. The Company believes, however, that the Percentage Leases will be properly treated as true leases for federal income tax purposes.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Percentage Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, there can be no complete assurance that the Service will not assert successfully a contrary position. If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership will receive from the lessee would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

     In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with the lease of the real property comprising a Hotel must not be greater than 15% of the Rents received under the Percentage Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in a Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). If a portion of the Rents from a particular hotel property do not qualify as "rents from real property" because the amount attributable to personal property exceeds 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income tests. Thus, if such Rents attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% income test, during a taxable year exceed 5% of the Company's gross income during the year, the Company would lose its REIT status. With respect to each Hotel (or interest therein) that the Partnership acquires for cash, the aggregate initial adjusted bases of the real and personal property comprising such Hotel generally will equal the cash consideration paid and such bases generally will be allocated among real and personal property based on relative fair market values. With respect to each Hotel, the Company believes that the Adjusted Basis Ratio for the Hotel is less than 15%. The Percentage Leases provide that the Adjusted Basis Ratio for each Hotel shall not exceed 15%. The Percentage Leases further provide that the lessees will cooperate in good faith and use their best efforts to prevent the Adjusted Basis Ratio for any Hotel from exceeding 15%, which cooperation may include the purchase by lessee at fair market value of enough personal property at such Hotel so that the Adjusted Basis Ratio for such Hotel is less than 15%. Finally, amounts in the Company's reserve for capital expenditures may not be expended to acquire additional personal property for a Hotel to the extent that such acquisition would cause the Adjusted Basis Ratio for that Hotel to exceed 15%. There can be no assurance, however, that the Service would not challenge the Company's calculation of an Adjusted Basis Ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Company could fail to satisfy the 95% or 75% gross income test and thus lose its REIT status.

     Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and
(iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross

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

revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

     A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, actually or constructively, 10% or more of the lessee. The constructive ownership rules generally provide that, if 10% or more in value of the stock of the Company is owned, directly or indirectly, by or for any person, the Company is considered as owning the stock owned, directly or indirectly, by or for such person. The Company initially will not own any stock of the Marriott Lessee. The Declaration of Trust prohibits a shareholder of the Company from owning Common Shares or Preferred Shares that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% of more of a lessee. Furthermore, the Company has represented that, with respect to other hotel properties that it acquires in the future, it will not rent any property to a Related Party Tenant. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of Common Shares, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of a lessee at some future date.

     A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement, because neither the Company nor the Partnership will perform any services other than customary ones for the lessees. Furthermore, the Company has represented that, with respect to other hotel properties that it develops or acquires in the future, it will not perform noncustomary services with respect to the tenant of the property.

     If the Rents from a particular hotel property do not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on income or profits of a lessee, (ii) the Company owns, actually or constructively, 10% or more of a lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels, other than through a qualifying independent contractor, none of the Rents from that hotel property would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income test.

     In addition to the Rents, the lessee is required to pay to the Partnership Additional Charges. To the extent that Additional Charges represent either (i) reimbursements of amounts that the lessor is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, Additional Charges should qualify as "rents from real property." To the extent that Additional Charges represent interest that is accrued on the late payment of the Rents or Additional Charges, such Additional Charges will not qualify as "rents from real property", but instead should be treated as interest that qualifies for the 95% gross income test.

     Based on the foregoing, Hunton & Williams is of the opinion that the Rents and the Additional Charges will qualify as "rents from real property" for purposes of the 75% and 95% gross income tests, except to the extent that Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges (which will be qualifying gross income for the 95% test but not the 75% test). As described above, the opinion of Hunton & Williams is based upon an analysis of all the facts and

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

circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous, as well as representations by the Company and assumptions that are described above and set out in the federal income tax opinion of Hunton & Williams, which is attached as an Exhibit to the Registration Statement of which this Prospectus is a part. Opinions of counsel are not binding upon the Service or a court. Accordingly, there can be no complete assurance that the Service will not assert successfully a contrary position and, therefore, prevent the Company from qualifying as a REIT.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly)if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition (whether by the Company or the Partnership) of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. All inventory required in the operation of the Hotels will be owned by the lessees under the terms of the Percentage Leases. Accordingly, the Company believes no asset owned by the Company or the Partnership will be held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company or the Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT on the date that is two years after the date such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent), or
(iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income). As a result of the rules with respect to foreclosure property, if a lessee defaults

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

on its obligations under a Percentage Lease for a Hotel, the Company terminates the lessee's leasehold interest, and the Company is unable to find a replacement lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

     It is possible that, from time to time, the Company or the Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company or the Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company or the Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions will be generally available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed with respect to the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. No such relief is available for violations of the 30% income test.

  Asset Tests

     The Company, at the close of each quarter of its taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets" including; in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the mortgage balance does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold in real property, and an option to acquire real property (or a leasehold in real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Partnership or the stock of any corporate subsidiary with respect to which it has held 100% of the stock at all times during the subsidiary's existence).

     For purposes of the asset tests, the Company will be deemed to own the assets of the Partnership, rather than its partnership interests in the Partnership. The Company believes that, as of the date of the Offering, (i) at least 75% of the value of its total assets will be represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it does not own any securities that do not satisfy the 75% asset requirement. In addition, the Company does not intend to acquire or dispose, or cause the Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset test.

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

     If the Company should fail inadvertently to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

  Distribution Requirements

     The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy all annual distribution requirements.

     It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. In addition, the Company may incur expenditures (such as repayment of loan principal) that do not give rise to a deduction. Therefore, the Company may have less cash available for distribution than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional shares of common or preferred stock.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

  Recordkeeping Requirements

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding capital stock. The Company intends to comply with such requirements.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Shares have been held for one year or less) assuming the Common Shares are a capital asset in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Shares (or distributions treated as such) will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON SHARES

     In general, any gain or loss realized upon a taxable disposition of the Common Shares by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Shares have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Shares by a shareholder who has held such stock for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Shares may be disallowed if other Common Shares are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%, and the tax rate on net capital gains applicable to individuals is 28%. Thus the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will report to its U.S. shareholders and the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Service issued proposed regulations in April 1996 regarding the backup withholding rules as applied to non-U.S. shareholders. These proposed regulations would alter the technical requirements relating to backup withholding compliance. See
"-- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of Common Shares with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9),
(17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's stock is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust, divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding stock of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's stock or (B) a group of pension trusts individually holding more than 10% of the value of the Company's stock collectively own more than 50% of the value of the Company's stock.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt has been made herein to provide more than a summary of such rules.

     PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service issued proposed regulations in April 1996 that would modify the manner in which the Company complies with the withholding requirements.

     Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such stock. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, a Non-U.S. Shareholder can file a claim for refund with the Service for the overwithheld amount to the extent it is determined subsequently that a distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

     In August 1996, the President signed into law the Small Business Job Protection Act of 1996, which requires the Company to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. The Company believes that it is a "domestically controlled REIT," and, therefore, sales of Common Shares should not be subject to taxation under FIRPTA. However, because the Common Shares are traded publicly, no complete assurance can be given that the Company is actually a "domestically controlled REIT" and no assurance can be given that the Company will continue to be a "domestically controlled REIT." Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

STATE AND LOCAL TAXES

     The Company, the General Partner, the Partnership or the Company's shareholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state tax treatment of the Company and the shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon and investment in the Common Shares.

                                  UNDERWRITING

     The Underwriters named below, represented by Morgan Keegan & Company, Inc., Montgomery Securities and Raymond James & Associates, Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of Common Shares indicated below opposite their respective names at the Offering Price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares, if they purchase any.

                                                                           NUMBER OF SHARES
                                UNDERWRITERS                               TO BE PURCHASED
    ---------------------------------------------------------------------  ----------------
    Morgan Keegan & Company, Inc.........................................
    Montgomery Securities................................................
    Raymond James & Associates, Inc......................................

                                                                               ---------
      Total..............................................................      4,700,000
                                                                               =========

     The Representatives propose initially to offer the Common Shares to the public at the Offering Price set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than
$          per share; and the Underwriters may allow, and such dealers may
reallow, a concession of not more than $          per share to certain other
dealers. The Common Shares are offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part. After the initial public offering, the public offering price, allowances, concessions and other selling terms may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 705,000 additional Common Shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.

     The Underwriting Agreement provides that the Company and the Partnership will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, its Trustees and executive officers will agree that, except under certain circumstances, for a period of 180 days after the date of this Prospectus, they will not, without the consent of the Representatives, issue, sell or dispose of any Common Shares or any shares convertible or exchangeable into any Common Shares. See "Shares Available for Future Sale."

     Prior to the Offering and the Concurrent Offering, there has been no public market for the Common Shares of the Company. Accordingly, the offering price of the Common Shares will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining such price will be the history of, and the prospects for, the industry in which the Company competes, an assessment of the Company's management, its financial condition, the prospects for future earnings of the Company, the general condition of the economy and the securities markets and the market prices for similar securities of generally comparable companies at the time of the Offering.

     The Representatives have informed the Company that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the number of Common Shares offered hereby.

     At the request of the Company, up to 50,000 Common Shares offered in the Offering have been reserved for sale to certain individuals, including to Messrs. Solmson and Perkins. The price of the shares offered to such persons will be at the Offering Price set forth on the cover page of this Prospectus. The number of shares available to the public will be reduced to the extent those persons purchase reserved shares. Any Common Shares not so purchased will be offered in the Offering at the Offering Price set forth on the cover page of this Prospectus.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Hunton & Williams. The validity of the Common Shares offered hereby will be passed upon for the Underwriters by King & Spalding, Atlanta, Georgia. The description of federal income tax consequences contained in the section of the Prospectus entitled "Federal Income Tax Considerations" is based upon the opinion of Hunton & Williams. Hunton & Williams and King & Spalding will rely on the opinion of Ballard Spahr Andrews & Ingersoll, Baltimore, Maryland, as to certain matters of Maryland law.

                                    EXPERTS

     The balance sheet of the Company as of October 21, 1996 included in this Prospectus has been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon included herein and in the Registration Statement. The balance sheet is included herein in reliance upon such report given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-11 under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Shares offered pursuant to this Prospectus. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and financial statement schedules thereto. For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement and such exhibits and financial statement schedules, copies of which may be examined without charge at or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. The Commission maintains a World Wide Web site at http:/www.sec.gov, and reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (including the Company) can be obtained from that site.

     Statements contained in this Prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of such contract or document.

     The Company will be required to file reports and other information with the Commission pursuant to the Securities Exchange Act of 1934, as amended. In addition to applicable legal or Nasdaq National Market requirements, if any, holders of Common Shares will receive annual reports containing audited financial statements with a report thereon by the Company's independent certified public accounts, and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                                    GLOSSARY

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus.

     "5/50 Rule" means not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer individuals during the last half of each taxable year.

     "ACMs" means asbestos-containing materials.

     "ADA" means the Americans with Disabilities Act of 1990.

     "ADR" means average daily room rate.

     "ADS" means the alternative depreciation system of depreciation.

     "Advisor" means RFS Partnership.

     "Advisory Agreement" means the advisory agreement between the Company and the Advisor.

     "Affiliate" means (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital stock, shares or equity interests of such person, or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, stock companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

     "Base Rent" means the fixed obligation of the Company's lessees to pay monthly a sum certain in rent under each of the Percentage Leases.

     "Beneficiary" means the beneficiary of the Share Trust.

     "Board of Trustees" means the Board of Trustees of the Company.

     "Bylaws" means the Company's Bylaws.

     "Cash Available for Distribution" means Funds From Operations less reserves for capital expenditures.

     "Closing Date" means the date of the closing of the Offering.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commission" means the Securities and Exchange Commission.

     "Common Shares" means common shares of beneficial interest, $0.01 par value per share, of the Company.

     "Company" means Lodging Trust USA, a Maryland REIT, and its subsidiaries on a consolidated basis.

     "Compensation Committee" means the committee comprised of two or more of the Independent Trustees established by the Board of Trustees to determine compensation for the Company's executive officers and to implement the Company's 1996 Share Incentive Plan.

     "Concurrent Offering" means the offering of 2,500,000 Common Shares and 300,000 Common Shares to RFS Partnership and Marriott, respectively, concurrently with the Offering.

     "Control Share Acquisition" means the acquisition of Control Shares, subject to certain exceptions.

     "Control Shares" means shares of beneficial interest that, if aggregated with all other such shares of beneficial interest of the Company previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power, but does not include shares which the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval.

     "Debt Limitation" means the Company's current policy limiting the Company's total indebtedness to approximately 40% of the Company's total investment in hotel properties.

     "Declaration of Trust" means the Company's declaration of trust filed with the Department of Assessments and Taxation of the State of Maryland.

     "Development Agreement" means the development agreement between Marriott and the Company.

     "Development Hotels" means the two TownePlace Suites hotels in Chantilly, Virginia (Washington, D.C. area) and Richmond, Virginia to be developed by the Company on sites approved by Marriott.

     "EPA" means the United States Environmental Protection Agency.

     "ESAs" means the Phase I environmental site assessments obtained by the Company on the sites for the Initial Hotel and the Development Hotels prior to the closing of the Offering.

     "Exempt Organizations" means tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts.

     "FF&E" means furniture, fixtures and equipment.

     "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980, as amended.

     "Funds from Operations" or "FFO" means, as defined by NAREIT, net income, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructurings and sales of property, plus depreciation of real property (including furniture and equipment) and after adjustments for unconsolidated partnerships and joint ventures.

     "General Partner" means Lodging Trust GP, Inc., a Tennessee corporation, which is the sole general partner of the Partnership.

     "Independent Trustees" means a trustee of the Company that is not an officer or employee of the Company, any affiliate of an officer or employee or any affiliate of (i) any advisor to the Company under an advisory agreement,
(ii) any lessee of any property of the Company, (iii) any subsidiary of the Company or (iv) any partnership that is an affiliate of the Company.

     "Initial Franchise Markets" means the ten cities and suburban markets for which the Company has exclusive franchise rights to develop up to ten TownePlace Suites hotels during the twelve-month period following the closing of the Offering.

     "Initial Hotel" means the TownePlace Suites hotel in Newport News, Virginia currently under development by Marriott and to be sold by Marriott to the Company upon completion.

     "Interested Shareholder" means a beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of a trust or an affiliate thereof.

     "ISO" means share options of the Company that qualify as incentive share options.

     "Limited Guaranty" means the limited guaranty provided by Marriott of the Marriott Lessee's payment obligations under the Percentage Leases for the Initial Hotel and the Development Hotels.

     "MACRS" means the modified accelerated cost recovery system of depreciation.

     "Market Price" means the average of the Closing Price for the five consecutive Trading Days.

     "Marriott" means Marriott International, Inc.

     "Marriott Lessee" means TPS I, Inc., a wholly-owned subsidiary of Marriott.

     "Marriott Management Company" means an affiliate of Marriott which will manage the Initial Hotel and the Development Hotels as the agent of the Marriott Lessee.

     "Maryland REIT" means a REIT formed under the Maryland REIT Law.

     "Maryland REIT Law" means Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

     "MGCL" means the Maryland General Corporation Law, as amended.

     "NAREIT" means the National Association of Real Estate Investment Trusts, Inc.

     "NQSO" means share options of the Company that do not qualify as incentive share options.

     "Offering" means the public offering of 4,700,000 Common Shares hereby.

     "Offering Price" means $10.00 per Common Share, the price to public in the Offering set forth on the cover of this Prospectus.

     "Ownership Limitation" means the ownership of more than 9.9% of shares of beneficial interest in the Company.

     "Partnership" means Lodging Trust USA Partnership, L.P., a Tennessee limited partnership.

     "Partnership Agreement" means the partnership agreement of the Partnership.

     "Percentage Leases" means the lease agreements between the Company and a lessee of its hotels.

     "Percentage Rent" means rent based on percentages of room revenues and other revenue payable by each of the Company's lessees pursuant to the Percentage Leases.

     "Preferred Shares" means the preferred shares of beneficial interest, $0.01 par value per share, of the Company.

     "Private Placement Exclusion" means the safe harbor from the definition of a publicly traded partnership as provided for in the PTP Regulations.

     "Prohibited Owner" means the record holder of the shares of Common or Preferred Shares that are designated as Shares-in-Trust.

     "REIT" means real estate investment trust, as defined in Section 856 of the Code.

     "Related Party Tenant" means the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of a tenant.

     "Rent" means rent received by the Company from its tenants.

     "Representatives" means Morgan Keegan & Company, Inc., Montgomery Securities and Raymond James & Associates, Inc.

     "Restricted Shares" means restricted Common Shares of the Company.

     "REVPAR" means revenue per available room.

     "RFS" means RFS Hotel Investors, Inc.

     "RFS Partnership" means RFS Partnership L.P., a subsidiary of RFS.

     "Rule 144" means Rule 144 promulgated under the Securities Act.

     "SARs" means share appreciation rights.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Service" means the U.S. Internal Revenue Service.

     "Share Trust" means a trust which holds Common or Preferred Shares of the Company which have been designated as Shares-in-Trust.

     "Shares-in-Trust" means shares of Common or Preferred Shares which are transferred automatically to the Share Trust.

     "Trading Day" means a day on which the principal national securities exchange on which the shares of Common or Preferred Shares are listed or admitted to trading is open for the transaction of business or, if the shares of Common or Preferred Shares are not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     "Trustees" means trustees of the Company.

     "UBTI" means unrelated business taxable income.

     "UBTI Percentage" means the percentage of dividends treated as UBTI in certain circumstances where a pension trust owns more than 10% of the Company's shares.

     "Underwriters" means the Underwriters named in this Prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
                                     LODGING TRUST USA
  Statements of Estimated Revenues and Expenses for the Twelve Months Ended September
     30, 1996 (Unaudited).............................................................   F-2
  Notes to Statements of Estimated Revenues and Expenses..............................   F-3
  Pro Forma Consolidated Balance Sheet as of October 21, 1996 (unaudited).............   F-4
  Notes to Pro Forma Consolidated Balance Sheet.......................................   F-5
  Report of Independent Accountants...................................................   F-6
  Balance Sheet as of October 21, 1996 (date of inception)............................   F-7
  Notes to Balance Sheet..............................................................   F-8

                               LODGING TRUST USA

                  STATEMENT OF ESTIMATED REVENUES AND EXPENSES
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

     The following unaudited Statement of Estimated Revenues and Expenses of the Company for the twelve months ended September 30, 1996 are presented as if the acquisition of the Initial Hotel and the application of the net proceeds of the Offering and the Concurrent Offering as set forth under the caption "Use of Proceeds" had occurred on October 1, 1995 and the Initial Hotel had been leased pursuant to the Percentage Lease. Such information should be read in conjunction with the balance sheet included in this Prospectus. In management's opinion, all adjustments necessary to reflect the effects of the acquisition of the Initial Hotel and the Offering and the Concurrent Offering have been made.

     The following unaudited Statement of Estimated Revenues and Expenses is not necessarily indicative of what the results of operations of the Company would have been assuming such transactions had been completed on October 1, 1995, nor does it purport to represent of operations for future periods.

                                                                                TWELVE MONTHS
                                                                                    ENDED
                                                                              SEPTEMBER 30, 1996
                                                                              ------------------
Estimated Revenues and Expenses Data:
  Percentage Lease revenue (A)..............................................      $  359,800
                                                                              ------------------
  Depreciation (B)..........................................................         246,625
  Amortization (C)..........................................................               0
  Real estate and personal property taxes and property
     insurance (D)..........................................................          56,000
  General and administrative (E)............................................         272,000
  Advisory fees (F).........................................................           1,590
                                                                              ------------------
          Total expenses....................................................         576,215
                                                                              ------------------
  Estimated revenues less expenses..........................................      $ (216,415)
                                                                              ==============
  Estimated revenues less expenses per Common Share.........................      $    (0.03)
                                                                              ==============
  Weighted average number of Common Shares outstanding......................       7,500,000
                                                                              ==============

          See Notes to Statements of Estimated Revenues and Expenses.

                               LODGING TRUST USA

             NOTES TO STATEMENTS OF ESTIMATED REVENUES AND EXPENSES

     (A) For the Initial Hotel which had no operations for the period presented, the Percentage Lease payment is assumed to be equal to the Base Rent provided for in the Percentage Lease.

     (B) Represents depreciation on the Initial Hotel. Estimated depreciation is computed based upon estimated useful lives of 40 years for buildings and improvements and 5 years for furniture, fixtures and equipment. These estimated useful lives are based on management's knowledge of the Initial Hotel and the hotel industry in general.

     (C) The Initial Hotel's franchise agreement is for a period of 20 years, however, there was no franchise application fee. Amortization of the remaining capitalized franchise application fees for the Initial Franchise Markets will begin when the related hotel begins operations.

     (D) Represents estimated real estate and personal property taxes and property insurance on the Initial Hotel. Such amounts were based on the cost to construct the Initial Hotel and the Advisors' knowledge of the hotel industry in general.

     (E) Represents expenses to be paid by the Partnership, consisting primarily of legal and accounting fees ($96,000), cost of preparing periodic reports ($54,000), insurance ($50,000) and other costs ($72,000), which are based on the Advisor's experience in operating a hotel real estate investment trust and probable expenses to be incurred.

     (F) Represents fees to be paid to the Advisor pursuant to the Advisory Agreement. The fees are 5% of the Company's Funds From Operations per share multiplied by the weighted average number of Common Shares Outstanding when such per share amount is less than $1.20.

                               LODGING TRUST USA

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                OCTOBER 21, 1996
                                  (UNAUDITED)

     The following Pro Forma Consolidated Balance Sheet is presented as if the acquisition of the Initial Hotel and the application of the net proceeds of the Offering and the Concurrent Offering as set forth under the caption "Use of Proceeds" had occurred on October 21, 1996. Such pro forma information is based in part upon the balance sheet of Lodging Trust USA included elsewhere in this Prospectus and should be read in conjunction with that statement and the notes thereto. In management's opinion, all adjustments necessary to reflect the effects of the acquisition of the Initial Hotel, the Offering and the Concurrent Offering have been made.

     The following Pro Forma Consolidated Balance Sheet is not necessarily indicative of what the financial position of the Company would have been assuming such transactions had been completed on October 21, 1996, nor does it purport to represent the future financial position of the Company.

                                                        LODGING
                                                         TRUST       PRO FORMA
                                                         USA(A)     ADJUSTMENTS        PRO FORMA
                                                       ----------   -----------       -----------
                                             ASSETS
Investment in hotel properties.......................               $ 5,140,000(B)    $ 5,140,000
Cash and cash equivalents............................  $    1,000    65,589,000(C)     65,690,000
Deferred expenses, net...............................                   380,000(D)        380,000
                                                       ----------   -----------       -----------
          Total assets...............................  $    1,000   $71,209,000       $71,210,000
                                                        =========    ==========        ==========
                                      SHAREHOLDERS' EQUITY
Shareholders' equity:
  Common stock.......................................  $       10   $    74,990(E)    $    75,000
  Additional paid-in capital.........................         990    71,134,010(F)     71,135,000
                                                       ----------   -----------       -----------
          Total shareholders' equity.................  $    1,000   $71,209,000       $71,210,000
                                                        =========    ==========        ==========

               See Notes to Pro Forma Consolidated Balance Sheet.

                               LODGING TRUST USA

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

(A) Reflects Lodging Trust USA's balance sheet at inception.

(B) Represents the acquisition of the Initial Hotel at a cost of $5,140,000, including a development fee of $200,000 which is anticipated to be allocated as follows:

    Land....................................................................  $   560,000
    Building and improvements...............................................    3,825,000
    Furniture, fixtures and equipment.......................................      755,000
                                                                              -----------
                                                                              $ 5,140,000
                                                                               ==========

(C) Represents the following:

    Gross proceeds of the Offering..........................................  $47,000,000
    Gross proceeds of the Concurrent Offering...............................   28,000,000
    Expenses of the Offering and the Concurrent Offering....................   (3,790,000)
    Purchase of the Initial Hotel...........................................   (5,140,000)
    Payment of franchise application fees for the Initial Franchise
      Markets...............................................................     (380,000)
    Repurchase of Common Shares.............................................       (1,000)
                                                                              -----------
                                                                              $65,689,000
                                                                               ==========

(D) Represents the franchise application fees for the Initial Franchise Markets.

(E) Represents the par value of the Common Shares issued in the Offering ($47,000) and the Concurrent Offering ($28,000) and less the par value of Common Shares repurchased ($10).

(F) Represents the gross proceeds of the Offering ($47,000,000) and the Concurrent Offering ($28,000,000), less the estimated underwriting and other expenses of the Offering and Concurrent Offering ($3,790,000), less the par value of the Common Shares issued in the Offering and the Concurrent Offering ($75,000) and less the repurchase of Common Shares ($990).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Lodging Trust USA

     We have audited the accompanying balance sheet of Lodging Trust USA as of October 21, 1996 (date of inception). This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Lodging Trust USA as of October 21, 1996 in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Memphis, Tennessee
October 22, 1996

                               LODGING TRUST USA

                                 BALANCE SHEET
                                OCTOBER 21, 1996

                                           ASSETS
Cash and cash equivalents...........................................................  $1,000
                                                                                      ------
                                                                                      $1,000
                                                                                      ======
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Commitments and contingencies
Common Shares, $0.01 par value per share, 100,000,000 shares authorized, 1,000
  shares issued and outstanding.....................................................  $   10
Additional paid-in capital..........................................................     990
                                                                                      ------
                                                                                      $1,000
                                                                                      ======

       The accompanying notes are an integral part of this balance sheet.

                               LODGING TRUST USA

                             NOTES TO BALANCE SHEET

1.  ORGANIZATION AND PROPOSED INITIAL PUBLIC OFFERING

     Organization -- Lodging Trust USA (the "Company") was formed on October 21, 1996 as a Maryland corporation which intends to qualify as a real estate investment trust ("REIT"). The Company has been formed to acquire equity interests in mid-priced extended stay hotels. The Company plans to acquire from Marriott International, Inc. ("Marriott") the First TownPlace Suites hotel currently under construction in Newport News, Virginia (the "Initial Hotel").

     Upon completion of the proposed initial public offering described below, the Company will acquire an approximate 99% limited partnership interest in Lodging Trust USA Partnership, L.P. (the "Partnership"). A wholly owned subsidiary of the Company will be the sole general partner of the Partnership. The Partnership will own the Initial Hotel and will lease it to TPS I, Inc. a newly formed wholly owned subsidiary of Marriott ("Marriott Lessee"), under an operating lease ("Percentage Lease") which provides for rent based primarily on the room revenues of the Initial Hotel.

     Proposed Initial Public Offering -- The Company has filed a registration statement with the Securities and Exchange Commission pursuant to which the Company expects to offer 4,700,000 common shares to the public (the "Offering"), 2,500,000 common shares to RFS Partnership, L.P., ("RFS Partnership") and 300,000 common shares to Marriott in a concurrent offering (the "Concurrent Offering"). The Company expects to qualify as a REIT under sections 856-860 of the Internal Revenue Code. Upon consummation of the Offering and the Concurrent Offering, the Company will contribute approximately $0.7 million of the net proceeds of the Offering and the Concurrent Offering to Lodging Trust GP, Inc. ("General Partner"), which, in turn will contribute such proceeds to the Partnership in exchange for an approximate 1% general partnership interest in the Partnership. The General Partner will be a wholly owned subsidiary of the Company. The Company will contribute approximately $70.5 million of the net proceeds of the Offering and the Concurrent Offering directly to the Partnership and will initially own an approximately 99% limited partnership interest in the Partnership.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     Investment in Hotel Properties -- Hotel properties will be recorded at cost, which costs will include capitalized interest and related costs for site selection, and will be depreciated using the straight-line method over the estimated useful lives of the assets of 40 years for buildings and improvements and 5 years for furniture and equipment. Major renewals, betterments and improvements will be capitalized. At each reporting period, the Company will review the carrying value of each hotel property to determine if facts and circumstances exist which would suggest that the investment in the hotel property may be impaired or that the depreciation period should be modified. If facts or circumstances exist which indicate impairment is possible, the Company will prepare a projection of the undiscounted future cash flows, without interest charges, of the specific hotel property and determine if the investment in hotel property is recoverable based on the undiscounted future cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel property based on the discounted future cash flows.

     Expenditures for routine maintenance and repairs are generally the responsibility of the Marriott Lessee. Upon disposition, both the asset and accumulated depreciation accounts will be relieved and the related gain or loss will be credited or charged to the income statement.

                               LODGING TRUST USA

     Cash and Cash Equivalents -- Cash and cash equivalents consist of cash on hand and on deposit and highly liquid debt instruments with maturities of three months or less when purchased. The carrying amount of cash and cash equivalents approximates their estimated fair value at October 21, 1996.

     Preacquisition Costs -- The Company will incur costs related to the acquisition of property sites. These costs will be capitalized when it is probable that a site will be acquired. These costs will be reclassified to the investment in hotel properties upon acquisition of the related site. In the event the acquisition is not consummated, the costs will be charged to site selection costs. All other site selection costs will be expensed as incurred.

     Preopening Costs -- The Company will capitalize compensation and other training-related costs incurred prior to the opening of a hotel property which will be amortized over a period not to exceed twelve months.

     Deferred Expenses -- The Company will capitalize franchise application fees related to obtaining franchise license agreements. Amortization of these fees will be computed using the straight-line method over the life of the franchise license agreement and will begin when the related hotel begins operations.

     Income Taxes -- The Company intends to qualify as a real estate investment trust under the Internal Revenue Code. Accordingly, no provision for federal income taxes has been reflected in the balance sheet. Earnings and profits, which will determine the taxability of distributions to shareholders, will differ from net income reported for financial reporting purposes primarily due to the differences for federal tax purposes in the estimated useful lives used to compute depreciation.

     Distributions -- The Company intends to make regular quarterly distributions to shareholders which are dependent upon receipt of distributions from the Partnership.

3.  DESCRIPTION OF CAPITAL STOCK

     The Company's Declaration of Trust provides that the Company may issue up to 100,000,000 common shares of beneficial interest, $0.01 par value per share ("Common Shares").

     Common Shares -- The holders of Common Shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees. The holders of Common Shares are entitled to such dividends as may be declared from time to time by the Board of Trustees from funds available therefrom, and upon liquidation are entitled to receive a pro rata share of all assets of the Company available for distribution to such holders.

     Prior to the closing of the Offering, the Company expects to amend its Declaration of Trust to authorize the issuance of up to 50,000,000 preferred shares of beneficial interest, $0.01 par value per share ("Preferred Shares"). The Board of Trustees may classify and authorize the issuance of Preferred Shares in one or more series and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series.

     Upon closing of the Offering and the Concurrent Offering, the Company will redeem and retire the 1,000 Common Shares outstanding at October 21, 1996 for $1,000.

4.  EMPLOYEE BENEFITS

     The Board of Trustees will adopt, subject to shareholder approval prior to the Offering, the Lodging Trust USA 1996 Share Incentive Plan (the "1996 Plan") and the Lodging Trust USA 1996 Independent Trustees' Share Incentive Plan (the "Trustees' Plan").

     The 1996 Plan -- Each officer and employee of the Company, the Partnership and designated subsidiaries generally will be eligible to participate in the 1996 Plan. The Compensation Committee of the Board of Trustees may make awards to participants under the 1996 Plan. Under the 1996 Plan the total number of

                               LODGING TRUST USA
shares available for grant is 495,000 Common Shares. Following consummation of the Offering, the Company intends to grant to the Company's officers options to acquire an aggregate 450,000 Common Shares at the Offering Price.

     The Trustees' Plan -- A maximum of 155,000 Common Shares may be issued under the Trustees' Plan. The Trustees' Plan provides that each independent trustee will be awarded nonqualified options to purchase 25,000 Common Shares at the fair market value at the date of grant and will receive annually awards of 1,200 Common Shares beginning July 1, 1997.

5.  ADVISORY AGREEMENT

     RFS Partnership will serve as advisor to the Company pursuant to an advisory agreement (the "Advisory Agreement") which will provide for advisory fees based on the Company's Funds from Operations per share. Two directors and officers of RFS Hotel Investors, Inc., the majority partner in RFS Partnership, will serve as Trustees of the Company. The Advisory Agreement contains certain non-compete provisions.

     In addition to the advisory fee, the Company will pay the Advisor $200,000 for each site identified and presented to the Company by the Advisor payable as follows: $50,000 payable upon closing of the Company's purchase of the site; $100,000 payable monthly during construction of the hotel; and $50,000 payable upon issuance of a certificate of occupancy for the hotel.

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON SHARES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                             ---------------------

                                           PAGE
                                           ----
Prospectus Summary......................     1
Risk Factors............................     9
Concurrent Offering.....................    21
Use of Proceeds.........................    21
Distribution Policy.....................    21
Capitalization..........................    22
Dilution................................    23
Selected Financial Data.................    24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    25
Business................................    27
Policies with Respect to Certain
  Activities............................    41
Management..............................    44
Certain Relationships and
  Transactions..........................    47
Principal Shareholders..................    48
Description of Shares of Beneficial
  Interest..............................    49
Certain Provisions of Maryland Law and
  of the Company's Declaration of Trust
  and Bylaws............................    54
Shares Available for Future Sale........    58
Partnership Agreement...................    58
Federal Income Tax Considerations.......    59
Underwriting............................    72
Legal Matters...........................    73
Experts.................................    73
Additional Information..................    73
Glossary................................    74
Index to Financial Statements...........   F-1

  UNTIL               , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS OR WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                7,500,000 SHARES

                               LODGING TRUST USA
                                     [LOGO]
                                 COMMON SHARES
                               ------------------

                                   PROSPECTUS
                               ------------------

                                 MORGAN KEEGAN
                                & COMPANY, INC.

                                   MONTGOMERY
                                   SECURITIES

                                 RAYMOND JAMES
                               & ASSOCIATES, INC.
                                              , 1996
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 30.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of the fees and expenses (other than underwriting commissions and discounts) payable by the Registrant in connection with the issuance and distribution of the Shares.

Securities and Exchange Commission registration fee...............................  $ 24,864
NASD filing fee...................................................................     8,705
Nasdaq National Market System listing and fees....................................    45,000
Printing and mailing..............................................................   100,000
Accountant's fees and expenses....................................................    50,000
Blue Sky fees and expenses........................................................    10,000
Counsel fees and expenses.........................................................   200,000
Miscellaneous.....................................................................    61,431
                                                                                     -------
          Total...................................................................  $500,000
                                                                                     =======

ITEM 31.  SALES TO SPECIAL PARTIES

     See Item 32.

ITEM 32.  RECENT SALES OF UNREGISTERED SECURITIES

     In October 1996, the Company issued 1,000 Common Shares to its initial shareholder for a $1,000 contribution to the capital of the Company. Such securities were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) thereto.

ITEM 33.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland law.

     The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

     The Company intends to purchase director and officer liability insurance for the purpose of providing a source of funds to pay any indemnification described above.

     The Underwriting Agreement will contain certain provisions pursuant to which certain officers, directors and controlling persons may be entitled to be indemnified by the underwriters named therein.

ITEM 34.  TREATMENT OF PROCEEDS FROM SHARES BEING REGISTERED

     None.

ITEM 35.  FINANCIAL STATEMENTS AND EXHIBITS

     Index to Financial Statements

                                                                                        PAGE
                                                                                        ----
Lodging Trust USA
  Statements of Estimated Revenues and Expenses for the Twelve Months Ended September
     30, 1996 (Unaudited).............................................................   F-2
  Notes to Statement of Estimated Revenues and Expenses...............................   F-3
  Pro Forma Consolidated Balance Sheet as of October 21, 1996 (unaudited).............   F-4
  Notes to Pro Forma Consolidated Balance Sheet.......................................   F-5
  Report of Independent Accountants...................................................   F-6
  Balance Sheet as of October 21, 1996 (date of inception)............................   F-7
  Notes to Balance Sheet..............................................................   F-8

ITEM 34.  EXHIBITS

EXHIBITS
--------
1.1*       --  Underwriting Agreement
3.1*       --  Form of Amended and Restated Declaration of Trust of the Registrant
3.2*       --  Bylaws of the Registrant
4.1*       --  Specimen of Common Share certificate
5.1*       --  Opinion of Hunton & Williams
8.1*       --  Form of Opinion of Hunton & Williams as to Tax Matters
10.1*      --  Form of Amended and Restated Agreement of Limited Partnership of Lodging Trust USA
               Partnership, L.P.
10.2*      --  Form of Percentage Lease between the Registrant and TPS I, Inc.
10.3*      --  Purchase and Sale Agreement for Marriott TownePlace Suites hotel -- Newport News,
               Virginia
10.4*      --  1996 Share Incentive Plan
10.5*      --  1996 Independent Trustees' Share Incentive Plan
10.6*      --  Technical Services Agreement between the Registrant and Marriott International,
               Inc.
10.7*      --  Advisory Agreement between the Registrant and RFS Partnership, L.P.
10.8*      --  Development Agreement between the Registrant and Marriott International, Inc.
10.9*      --  Form of Limited Guaranty Agreement between the Registrant and Marriott
               International, Inc.
10.16*     --  Assignment of Rights Agreement regarding the Development Hotels
10.17*     --  Form of Owner Agreement between the Registrant and Marriott International, Inc.
21.1*      --  List of Subsidiaries of Registrant
23.1*      --  Consent of Hunton & Williams (included in Exhibits 5.1 and 8.1)
23.2       --  Consent of Coopers & Lybrand L.L.P.
24.1       --  Powers of Attorney (included on signature page of this Registration Statement on
               Form S-11)
27.1       --  Financial Data Schedule (for SEC use only)

---------------

* To be filed by amendment.

ITEM 36.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 33 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such trustee, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or

     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 24th day of October 1996.

                                          LODGING TRUST USA,
                                            a Maryland real estate investment
                                          trust
                                                    (Registrant)

                                          By:   /s/  MINOR W. PERKINS
                                            ------------------------------------
                                            Minor W. Perkins
                                            President, Chief Executive Officer
                                              and Trustee

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints Minor W. Perkins and Michael J. Pascal, or either of them, his true and lawful attorney-in-fact, for him and in his name, place and stead, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any additional Registration Statement filed pursuant to Rule 462 and to cause the same to be filed with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite or desirable to be done in and about the premises as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact may do or cause to be done by virtue of these presents.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 24th day of October, 1996 by the following persons in the capacities indicated.

                  SIGNATURE                                         TITLE
---------------------------------------------   ----------------------------------------------
             /s/    ROBERT M. SOLMSON           Chairman of the Board of Trustees
---------------------------------------------
              Robert M. Solmson

             /s/     MINOR W. PERKINS           President, Chief Executive Officer and Trustee
---------------------------------------------     (principal executive officer)
              Minor W. Perkins

            /s/     MICHAEL J. PASCAL           Secretary, Treasurer and Chief Financial
---------------------------------------------     Officer (principal accounting and financial
              Michael J. Pascal                   officer)

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